PRELIMINARY COPY -- SUBJECT TO COMPLETION


   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2003


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



                               (Amendment No. 2)



                                ----------------
Filed by the Registrant   [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[x ] Preliminary Proxy Statement            [  ]  Confidential, For Use of the
[  ] Definitive Proxy Statement                   Commission Only (as permitted
[  ] Definitive Additional Materials              by Rule 14a-6(e)(2))
[  ] Soliciting Material Under Rule 14a-12

                               HEXCEL CORPORATION

                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x ]       No fee required.

[  ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.

           (1) Title of each class of securities to which transaction applies:

           ------------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies

           ------------------------------------------------------------------
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ------------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:

           ------------------------------------------------------------------
           (5)  Total fee paid:

           ------------------------------------------------------------------

[  ]       Fee paid previously with preliminary materials:

           ------------------------------------------------------------------
[  ]       Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1) Amount previously paid:

           ------------------------------------------------------------------
           (2) Form, Schedule or Registration Statement No.:

           ------------------------------------------------------------------
           (3) Filing Party:

           ------------------------------------------------------------------
           (4) Date Filed:

           ------------------------------------------------------------------

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                                    [LOGO]

                              HEXCEL CORPORATION

                              Two Stamford Plaza

                             281 Tresser Boulevard

                          Stamford, Connecticut 06901



                                                          February 14, 2003



Dear Stockholder:



                  You are cordially invited to attend a special meeting of stockholders of Hexcel Corporation to be held at 10:30 a.m., local time, on Tuesday, March 18, 2003, at the Stamford Marriott Hotel located at Two Stamford Forum, Stamford, Connecticut.



                  As explained in greater detail in the accompanying proxy statement, Hexcel has entered into definitive agreements providing for $125 million of new equity financing through the issuance for cash of a total of 125,000 shares of series A convertible preferred stock and 125,000 shares of series B convertible preferred stock. Upon the closing of the transactions, the total number of outstanding shares of Hexcel common stock, including shares issuable upon conversion of the new convertible preferred stocks, is expected to increase from approximately 38.5 million shares to approximately 88.2 million shares.

                  Under these agreements, Hexcel has agreed to issue 77,875 shares of series A convertible preferred stock and 77,875 shares of series B convertible preferred stock to affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC for approximately $77.9 million in cash (before giving effect to certain transaction costs). After giving effect to the transactions, these investors will own approximately 35.2% of Hexcel's outstanding voting securities.

                  Hexcel has separately agreed to issue 47,125 shares of series A convertible preferred stock and 47,125 shares of series B convertible preferred stock to investment partnerships affiliated with The Goldman Sachs Group, Inc., which currently own approximately 37.8% of Hexcel's outstanding common stock, for approximately $47.1 million in cash (before giving effect to certain transaction costs). This issuance will enable Goldman Sachs and its affiliates to maintain their current percentage ownership interest in Hexcel's voting securities after giving effect to the transactions, consistent with their rights under the governance agreement that Hexcel entered into with affiliates of Goldman Sachs in 2000.

                  At the closing of the transactions, Hexcel will enter into a stockholders agreement with the Berkshire and Greenbriar investors, which will give them the right to nominate up to two directors (of a total of ten) to Hexcel's board of directors and certain other rights. Affiliates of Goldman Sachs will continue to have the right to nominate up to three directors pursuant to the governance agreement entered into at the time of their investment in Hexcel in 2000, which will be amended in connection with these transactions. The stockholders agreement and the amended Goldman Sachs governance agreement will require that the approval of at least six directors, including at least two directors not nominated by the Berkshire and Greenbriar investors or the Goldman Sachs investors, be obtained for board actions generally. The stockholders agreement and the amended governance agreement will also contain certain standstill and transfer restriction provisions. These agreements are described in the accompanying proxy statement.

                  The transactions are conditioned upon the refinancing of Hexcel's existing senior credit facility through a new senior credit facility and potentially a private placement of senior secured notes or other form of debt. The transactions are also subject to customary closing conditions, including the approval by Hexcel's stockholders of both the issuances of the series A and series B convertible preferred stock and an amendment to Hexcel's restated certificate of incorporation increasing the number of shares of common stock that Hexcel is authorized to issue from 100,000,000 to 200,000,000. You will be asked to approve these transactions at the special meeting. Affiliates of Goldman Sachs have committed, subject to certain conditions, to vote all of their shares of Hexcel common stock in favor of the transactions.

                  OUR BOARD OF DIRECTORS (WITH THE DIRECTORS NOMINATED BY AFFILIATES OF GOLDMAN SACHS ABSTAINING FROM THE VOTE) HAS UNANIMOUSLY APPROVED THE PROPOSED FINANCING TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCES AND SALES OF THE SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK AND FOR THE AMENDMENT TO HEXCEL'S RESTATED CERTIFICATE OF INCORPORATION.

                  At the special meeting, you will also be asked to consider and vote on proposals to adopt (a) the Hexcel Corporation 2003 Incentive Stock Plan, (b) an amendment to the Hexcel Corporation Management Stock Purchase Plan increasing the number of shares reserved for grant of restricted units under such plan and (c) an amendment to the Hexcel Corporation Employee Stock Purchase Plan increasing the number of shares available for sale under such plan. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS.

                  Details of the transactions, including the terms of the series A and series B convertible preferred stock, and the other items of business scheduled for the special meeting, are provided in the accompanying proxy statement. Please give this material your careful attention.

                  Your vote is important regardless of the number of shares you own. We urge you to read the enclosed proxy statement carefully and then to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope, whether or not you plan to attend the meeting. Your prompt cooperation and continued support of Hexcel are greatly appreciated.

                                       Sincerely,

                                       /s/ David E. Berges
                                       --------------------------------------
                                       David E. Berges
                                       Chairman of the Board,
                                       Chief Executive Officer and President



This proxy statement is dated February 14, 2003 and was first mailed to Hexcel's stockholders on or about February 14, 2003.

                                     [LOGO]

                            -----------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



                         TO BE HELD ON MARCH 18, 2003


                            -----------------------



                  A special meeting of the stockholders of Hexcel Corporation will be held at 10:30 a.m., local time, on Tuesday, March 18, 2003, at the Stamford Marriott Hotel located at Two Stamford Forum, Stamford, Connecticut for the following purposes:



1. To consider and vote upon a proposal to approve:

            [ ] the issuance and sale of 77,875 shares of Hexcel's series A convertible preferred stock and 77,875 shares of Hexcel's series B convertible preferred stock (and the issuance of shares of Hexcel common stock issuable upon conversion of such shares of series A and series B convertible preferred stock) to affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC for approximately $77.9 million in cash (before giving effect to certain transaction costs); and

            [ ] the issuance and sale of 47,125 shares of Hexcel's series A convertible preferred stock and 47,125 shares of Hexcel's series B convertible preferred stock (and the issuance of shares of Hexcel common stock issuable upon conversion of such shares of series A and series B convertible preferred stock) to affiliates of The Goldman Sachs Group, Inc. for approximately $47.1 million in cash (before giving effect to certain transaction costs);

2. To consider and vote upon a proposal to approve an amendment to Hexcel's restated certificate of incorporation to increase the number of shares of common stock that Hexcel is authorized to issue from 100,000,000 to 200,000,000;

3. To consider and vote upon proposals to adopt (a) the Hexcel Corporation 2003 Incentive Stock Plan, (b) an amendment to the Hexcel Corporation Management Stock Purchase Plan to increase by 200,000 the number of shares reserved for the grant of restricted stock units under such plan and (c) an amendment to the Hexcel Corporation Employee Stock Purchase Plan to increase by 150,000 the number of shares available for sale under such plan; and

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

            A more detailed description of the proposals to be acted upon at the special meeting and the recommendations of Hexcel's board of directors with respect to such proposals is included in the accompanying proxy statement.

THE ISSUANCES AND SALES OF SHARES REFERRED TO IN PROPOSAL #1 ABOVE ARE CONDITIONED ON THE APPROVAL OF BOTH PROPOSAL #1 AND PROPOSAL #2 ABOVE.

                  Stockholders of record at the close of business on February 12, 2003 will be entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. A list of these stockholders will be available for inspection at Hexcel's executive office, located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, during ordinary business hours, from March 8, 2003 until the date of the special meeting, and will also be available for inspection at the special meeting.


                                        By Order of the Board of Directors

                                        /s/ Ira J. Krakower
                                        --------------------------------------
                                        Ira J. Krakower
                                        Senior Vice President, General Counsel
                                        and Secretary

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE
         SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
               PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                 PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.





Dated:  February 14, 2003


                               TABLE OF CONTENTS

                                                                                                                          PAGE



SUMMARY....................................................................................................................1
    The Special Meeting....................................................................................................1
    The Financing Transactions Proposal....................................................................................2
    The Charter Amendment Proposal.........................................................................................7
    The Equity Incentive Plans Proposals...................................................................................8
    No Appraisal Rights....................................................................................................8


THE SPECIAL MEETING........................................................................................................9
    General................................................................................................................9
    Matters to be Considered...............................................................................................9
    Record Date; Voting Rights.............................................................................................9
    Quorum; Required Vote.................................................................................................10
    Solicitation and Voting Procedure.....................................................................................10
    No Appraisal Rights...................................................................................................11
    Other Matters.........................................................................................................11

THE FINANCING TRANSACTIONS PROPOSAL.......................................................................................12
    Background of the Financing Transactions..............................................................................12
    Recommendation of the Board of Directors; Reasons for the Financing Transactions......................................15
    Opinion of Financial Advisor to the Independent Directors.............................................................17
    Use of Proceeds.......................................................................................................27
    Interests of Certain Persons..........................................................................................28
    Certain Accounting Matters............................................................................................28

TERMS OF THE FINANCING TRANSACTIONS.......................................................................................30
    General...............................................................................................................30
    The Stock Purchase Agreements.........................................................................................30
    The Stockholders Agreement and the Amended and Restated Governance Agreement..........................................40
    The Registration Rights Agreements....................................................................................48
    Terms of Preferred Stock..............................................................................................49
    Senior Debt Refinancing...............................................................................................56

THE CHARTER AMENDMENT PROPOSAL............................................................................................57

THE EQUITY INCENTIVE PLANS PROPOSALS......................................................................................59
    The 2003 Incentive Stock Plan.........................................................................................59
    The Management Stock Purchase Plan....................................................................................62
    The Employee Stock Purchase Plan......................................................................................65
    Recommendations of the Board of Directors.............................................................................67
    Equity Compensation Plan Information..................................................................................67

EXECUTIVE COMPENSATION....................................................................................................69
    Summary Compensation Table............................................................................................69
    Stock Options.........................................................................................................71
    Deferred Compensation.................................................................................................71
    Employment and Other Agreements.......................................................................................72
    Compensation Committee Interlocks and Insider Participation...........................................................76
    Compensation of Directors.............................................................................................76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................................................78
    Stock Beneficially Owned By Principal Stockholders....................................................................78
    Stock Beneficially Owned by Directors and Officers....................................................................79

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................................................................80



OTHER INFORMATION.........................................................................................................81
    2003 Annual Meeting of Stockholders...................................................................................81
    Where You Can Find More Information...................................................................................81


FORM OF CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF HEXCEL CORPORATION......................A-1

OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.........................................................B-1

FORM OF HEXCEL CORPORATION 2003 INCENTIVE STOCK PLAN.....................................................................C-1

FORM OF HEXCEL CORPORATION MANAGEMENT STOCK PURCHASE PLAN................................................................D-1

FORM OF HEXCEL CORPORATION EMPLOYEE STOCK PURCHASE PLAN..................................................................E-1

                                    SUMMARY

                  This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the special meeting and the proposals to be acted upon, you should read this entire proxy statement, including the appendices and the other documents incorporated by reference into this proxy statement. In this proxy statement, we sometimes refer to Hexcel Corporation as "Hexcel," "we," "us" or "our." Unless otherwise noted, all references in this proxy statement to a number or percentage of shares outstanding are based on 38,539,926 shares of our common stock outstanding as of January 21, 2003.

THE SPECIAL MEETING


Date, Time & Place (page __). The special meeting of Hexcel's stockholders will be held at 10:30 a.m., local time, on Tuesday, March 18, 2003, at the Stamford Marriott Hotel located at Two Stamford Forum, Stamford, Connecticut.


Matters to be Considered (page __). At the special meeting, you will be asked to approve:

        [ ] a proposal for the issuances and sales of our series A and series B convertible preferred stock to affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC (which we refer to in this proxy statement as the "Berkshire and Greenbriar investors") and to investment partnerships affiliated with The Goldman Sachs Group, Inc. (which we refer to in this proxy statement as the "Goldman Sachs investors") pursuant to the financing transactions (we refer to this proposal as the "financing transactions proposal");

        [ ] a proposal for an amendment to our restated certificate of incorporation increasing the number of shares of our common stock that we are authorized to issue from 100,000,000 to 200,000,000 (we refer to this proposal as the "charter amendment proposal");

        [ ] proposals for the adoption of (a) the Hexcel Corporation 2003
            Incentive Stock Plan, (b) an amendment to our Management Stock Purchase Plan to increase by 200,000 the number of shares reserved for the grant of restricted stock units under the Management Stock Purchase Plan and (c) an amendment to our Employee Stock Purchase Plan to increase by 150,000 the number of shares available for sale under the Employee Stock Purchase Plan (we collectively refer to these proposals as the "equity incentive plans proposals"); and

        [ ] such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


Record Date; Voting Rights (page __). Our board of directors has fixed the close of business on February 12, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were ____ shares of our common stock outstanding held by ___ stockholders of record. Each outstanding share of our common stock on the record date will be entitled to one vote on each matter to be acted upon at the special meeting.


Required Vote (page __). If a quorum is present, approval of the financing transactions proposal and each of the equity incentive plans proposals requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the special meeting, provided that the total number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal (as required by the rules of the New York Stock Exchange). The approval of the charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of our common stock.

Affiliates of Goldman Sachs, which beneficially own approximately 37.8% of the outstanding shares of our common stock, have agreed, subject to specified conditions, to vote their shares of our common stock in favor of each of the proposals described in this proxy statement.

THE FINANCING TRANSACTIONS PROPOSAL

Terms of the Financing Transactions (page __). Under the agreements that we have entered into with the Berkshire and Greenbriar investors, we have agreed to issue 77,875 shares of our series A convertible preferred stock and 77,875 shares of our series B convertible preferred stock to the Berkshire and Greenbriar investors for approximately $77.9 million in cash (before giving effect to certain transaction costs). At the closing of these financing transactions, the Berkshire and Greenbriar investors will own approximately 35.2% of our outstanding voting securities.

Under separate agreements that we have entered into with the Goldman Sachs investors, we have agreed to issue 47,125 shares of our series A convertible preferred stock and 47,125 shares of our series B convertible preferred stock to affiliates of Goldman Sachs, which currently own approximately 37.8% of our outstanding common stock, for approximately $47.1 million in cash (before giving effect to certain transaction costs). This issuance of preferred stock will enable affiliates of Goldman Sachs to maintain their current percentage ownership interest in our voting securities, consistent with their rights under the governance agreement entered into in 2000.


The aggregate purchase price of $125 million (before giving effect to certain transaction costs) for the preferred stock to be issued in the financing transactions represents a discount from the $149.5 million aggregate "stated value" of such preferred stock. The aggregate number of shares of common stock issuable upon conversion of the preferred stock will be determined based on the aggregate stated value of the preferred stock and not the aggregate purchase price of the preferred stock. The stated value of the preferred stock was arrived at as a result of separate arm's-length negotiations with each of the equity investors. As part of these negotiations, each of the equity investors separately agreed with us that the preferred stock would have a fixed conversion rate based on stated value (rather than have the conversion rate increase over time as preferred dividends accrue), and further agreed that our series A convertible preferred stock would not pay or accrue preferred dividends for the first three years following issuance and that our series B convertible preferred stock would not pay or accrue preferred dividends at any time.

Upon the closing of the financing transactions, the total number of outstanding shares of our common stock, including shares issuable upon conversion of the new convertible preferred stock, is expected to increase from approximately
38.5 million shares to approximately 88.2 million shares.


Conditions to the Financing Transactions (page __). Each party's obligation to complete the financing transactions is subject to a number of conditions, including:

        [ ] the approval by our stockholders of the financing transactions proposal and the charter amendment proposal; and

        [ ] the completion of the senior debt refinancing as described under the heading "Terms of the Financing Transactions - Senior Debt Refinancing."

The obligations of the Berkshire and Greenbriar investors and the Goldman Sachs investors to complete the financing transactions are subject to a number of additional conditions, including (1) the accuracy of our representations and warranties as of the date of the applicable stock purchase agreement and as of the closing date, (2) the performance by us in all material respects of the obligations required to be performed by us under the applicable stock purchase agreement at or prior to the closing and (3) the absence of any change, event or development which has had or would reasonably be expected to have a material adverse effect on Hexcel since June 30, 2002.

Our obligation to complete the financing transactions is also subject to a number of additional conditions, including (1) the accuracy in all material respects of the representations and warranties of the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, as of the date of the applicable stock purchase agreement and as of the closing date and (2) the performance by each of them in all material respects of the obligations required to be performed by each of them under the applicable stock purchase agreement at or prior to the closing.

No Solicitation (page __). The stock purchase agreements contain non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding an alternate proposal to the financing transactions.

However, if we receive an unsolicited proposal for a transaction from a third party, the terms of the stock purchase agreements permit us to consider and accept such proposal prior to consummating the financing transactions if our board of directors determines in good faith, after consultation with its financial advisors, that such proposal is more favorable to our stockholders, from a financial point of view, than the financing transactions, and, after consultation with its legal advisors, that accepting such proposal may be required to satisfy its fiduciary duties.

Termination (page __). Each stock purchase agreement may be terminated by mutual consent of the parties to such agreement. In addition, the stock purchase agreements may be terminated by either us or the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, if:

        [ ] the closing of the financing transactions has not occurred on or before May 30, 2003 (provided that this right to terminate will not be available to any party whose failure to fulfill any obligation under the applicable stock purchase agreement was the cause of, or resulted in, the failure of the closing to occur on or before such date);

        [ ] any governmental entity issues an injunction permanently restraining the financing transactions that has become final and non-appealable (provided that this right to terminate will not be available to any party whose breach resulted in the issuance of the injunction); or

        [ ] the approval of the financing transactions proposal and the charter amendment proposal by our stockholders is not obtained at the special meeting (provided that this right to terminate will not be available to any party whose breach resulted in the failure to obtain the approval).

In addition, we may terminate either stock purchase agreement if:

        [ ] we receive a superior proposal and our board of directors has complied with the provisions of the agreement described under "Terms of the Financing Transactions - The Stock Purchase Agreement
            - No Solicitation"; or

        [ ] the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, breach any of their representations, warranties or covenants under the applicable stock purchase agreement, and such breach is incapable of being cured prior to May 30, 2003.

In addition, the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, may terminate the applicable stock purchase agreement if:

        [ ] our board of directors (or any committee of our board of directors) withdraws or adversely modifies its approval or recommendation of the financing transactions;

        [ ] we breach any of our representations, warranties or covenants under the applicable stock purchase agreement, and such breach is incapable of being cured prior to May 30, 2003; or

        [ ] we experience a material adverse effect subsequent to the date of the applicable stock purchase agreement which is incapable of being cured prior to May 30, 2003.

We will pay Berkshire Partners LLC and Greenbriar Equity Group LLC a termination payment equal to $3,115,000, less (1) any transaction fee paid or payable by us and (2) 50% of the amount of expenses of the Berkshire and Greenbriar investors paid or payable by us if:

            the Berkshire and Greenbriar investors terminate the stock purchase agreement because our board of directors (or any committee of our board of directors) withdraws or adversely modifies its approval or recommendation of the financing transactions;

            we terminate the stock purchase agreement because we receive a superior proposal and our board of directors has complied with the provisions of the agreement described under "Terms of the Financing Transactions - The Stock Purchase Agreement - No Solicitation"; or

            the Berkshire and Greenbriar investors terminate the stock purchase agreement as a result of the failure to satisfy the condition relating to our receipt of not less than $47,125,000 in proceeds from the sale of our preferred stock to investors other than the Berkshire and Greenbriar investors;

and, in any such case, we complete a transaction that constitutes an alternate proposal within nine months after the date the agreement is terminated.

No termination fee is payable to the Goldman Sachs investors under the Goldman Sachs stock purchase agreement.

Terms of the Preferred Stock (page __). Our series A convertible preferred stock and our series B convertible preferred stock will have the following terms, among others:

        [ ] commencing on the third anniversary of the original issuance date, dividends will be payable on our series A convertible preferred stock quarterly, on a cumulative basis, at a rate of 6.00% per year, either entirely in cash or, at our option, allowing them to accrue, compound and become payable upon liquidation, redemption or conversion; our series B convertible preferred stock will not be entitled to any scheduled dividends;

        [ ] if any dividends are paid on our common stock (other than dividends paid in shares of our common stock or securities convertible into our common stock), dividends will be payable to the holders of our series A convertible preferred stock and our series B convertible preferred stock in the form and amount that would have been paid on the shares of our common stock into which such convertible preferred stock is then convertible;

        [ ] we must redeem all outstanding shares of our series A and series B convertible preferred stock on January 22, 2010 for cash or, under specified circumstances, for shares of our common stock;

        [ ] the shares of our series A convertible preferred stock and series B convertible preferred stock will be convertible, at the holder's option, into a number of shares of our common stock equal to the "stated value" of such preferred stock ($1,000.00 in the case of our series A convertible preferred stock or $195.618 in the case of our series B convertible preferred stock) divided by the conversion price, which will initially be equal to $3.00 per share but will be subject to customary anti-dilution adjustments and the conversion limitations described under "Terms of the Financing Transactions - Terms of Preferred Stock - Conversion of Preferred Stock into Common Stock";

        [ ] subject to the conversion limitations referred to above, shares of our series A convertible preferred stock and series B convertible preferred stock will automatically convert into our common stock (on the conversion terms described above) if the closing trading price of our common stock for any period of 60 consecutive trading days ending after the third anniversary of the original issuance date of such convertible preferred stock is equal to or greater than $9.00;

        [ ] holders will be entitled to vote, on an as-converted basis, on all matters put to a vote or consent of our stockholders, voting together with the holders of our common stock as a single class;

        [ ] in the event a change of control (as defined in the indenture governing our 9-3/4% senior subordinated notes due 2009) occurs, we must offer to redeem all outstanding shares of our convertible preferred stock for cash or, under specified circumstances, our common stock, at a redemption price equal to the "liquidation preference" (in the case of our series A convertible preferred stock) or the "redemption amount" (in the case of our series B convertible preferred stock), as the case may be; and

        [ ] in the event of our liquidation, winding up or dissolution, or the occurrence of specified bankruptcy events, before any payment or distribution may be made to holders of our common stock, the holder of each share of our convertible preferred stock is entitled to the "liquidation preference" of that share.

Other Agreements (page __). At the closing of the financing transactions, we and the Berkshire and Greenbriar investors will enter into a stockholders agreement, which will give these investors the right to nominate up to two directors (of a total of ten) to our board of directors and certain other rights. Affiliates of Goldman Sachs will continue to have the right to nominate up to three directors under the governance agreement entered into at the time of their investment in Hexcel in 2000, which will be amended and restated in connection with the financing transactions. The stockholders agreement and the amended and restated Goldman Sachs governance agreement will require that the approval of at least six directors, including at least two directors not nominated by the Berkshire and Greenbriar investors or the Goldman Sachs investors, be obtained for board actions generally.

In addition, the stockholders agreement and the amended and restated governance agreement will provide that, for so long as the Berkshire and Greenbriar investors (in the case of the stockholders agreement) or the Goldman Sachs investors (in the case of the amended and restated governance agreement) beneficially own at least 15% of the total voting power of our voting securities, our board of directors may not approve certain extraordinary transactions, such as mergers or business combinations (other than a "buyout transaction," as such term is defined under "Terms of the Financing Transactions - The Stockholders Agreement and the Amended and Restated Governance Agreement - Buyout Transactions," to which other terms apply) involving consideration above specified thresholds without the approval of a majority of the directors nominated by the Berkshire and Greenbriar investors and a majority of the directors nominated by the Goldman Sachs investors.

The stockholders agreement will also prohibit the Berkshire and Greenbriar investors from acquiring more than 39.5% of our outstanding voting securities unless approved by our board. The amended and restated governance agreement will prohibit the Goldman Sachs investors from acquiring additional shares of our voting securities, subject to specified limits and exceptions. The Berkshire and Greenbriar investors and the affiliates of Goldman Sachs have also each agreed to an 18-month lock-up of the securities being issued, except for certain registered offerings.

The stockholders agreement and the amended and restated governance agreement will require the Berkshire and Greenbriar investors (in the case of the stockholders agreement) and the Goldman Sachs investors (in the case of the amended and restated governance agreement) to vote their shares of our voting securities in the manner provided in the stockholders agreement or the amended and restated governance agreement, as the case may be, in the event of a buyout transaction proposal that is not approved by a majority of our board of directors and a majority of directors which are not interested directors (within the meaning of the Delaware General Corporation Law, and it being understood that no directors nominated by the Berkshire and Greenbriar investors or the Goldman Sachs investors will be deemed to be not interested with respect to such buyout transaction) with respect to such buyout transaction.

At the closing of the financing transactions, we will enter into a registration rights agreement with the Berkshire and Greenbriar investors and an amended and restated registration rights agreement with the Goldman Sachs investors in which we will grant the Berkshire and Greenbriar investors and the Goldman Sachs investors demand and piggyback registration rights with respect to the shares of our common stock (and, after the third anniversary of the closing date, the shares of our series A convertible preferred stock) held by them.

Recommendation of the Board of Directors (page _). Our board of directors (with our three directors nominated by affiliates of Goldman Sachs abstaining from the vote) has unanimously approved the financing transactions and unanimously recommends that you vote FOR approval of the financing transactions proposal.

Background of the Financing Transactions; Reasons for the Financing Transactions (page _). For a description of the events leading to the approval and recommendation of the financing transactions by our board of directors, you should refer to "The Financing Transactions Proposal - Background of the Financing Transactions" and " - Recommendations of the Board of Directors; Reasons for the Financing Transactions."

Opinion of the Financial Advisor to our Independent Directors (page __). Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to our independent directors in connection with the financing transactions, has rendered its written opinion, addressed at the request of our independent directors to our full board of directors, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the financing transactions were fair, from a financial point of view, to us and our public stockholders, other than the Berkshire and Greenbriar investors and the Goldman Sachs investors. The full text of the Houlihan Lokey opinion dated December 18, 2002 is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully and in its entirety.

Use of Proceeds from the Financing Transactions (page _). We anticipate that we will use the proceeds from the financing transactions to repay indebtedness (including all of our 7% convertible subordinated notes due 2003 and a portion of our senior credit facility indebtedness) and to pay certain transaction costs. For a more detailed summary of the estimated sources and uses of the proceeds of the financing transactions, you should refer to "The Financing Transactions Proposal - Use of Proceeds."

Interests of Certain Persons (page __). In considering the recommendations of our board of directors that you vote in favor of the financing transactions proposal, you should be aware that the Goldman Sachs investors and the three directors nominated by affiliates of Goldman Sachs (Messrs. Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote) have interests in the financing transactions that may be in addition to, or different from, your interests as a stockholder. Unlike our other stockholders, the Goldman Sachs investors will maintain their ownership percentage in our common stock (assuming the conversion of all shares of our convertible preferred stock) at the closing of the financing transactions consistent with their rights under the existing governance agreement entered into in 2000, and will continue to be entitled to certain board representation, approval and other rights, as more fully described under the heading "Terms of the Financing Transactions - The Stockholders Agreement and the Amended and Restated Governance Agreement." In addition, upon the closing of the financing transactions, David E. Berges, our CEO, will receive an option to purchase 200,000 shares of our common stock.

THE CHARTER AMENDMENT PROPOSAL (PAGE __)

In connection with the financing transactions, we are also seeking your approval of an amendment to our restated certificate of incorporation to increase the total number of shares of our common stock that we are authorized to issue from 100,000,000 to 200,000,000.

The purpose of the charter amendment is to create a sufficient reserve of shares of our common stock for issuance (1) upon conversion (or, under certain circumstances, redemption) of our series A and series B convertible preferred stock, (2) in connection with equity-based incentive awards pursuant to our compensation programs, (3) upon conversion of our outstanding convertible debt securities and (4) for our future needs in connection with future financing transactions, acquisitions or otherwise.

The approval of the amendment to our restated certificate of incorporation is a condition to the closing of the financing transactions. Our board of directors recommends that you vote FOR approval of the charter amendment proposal.

THE EQUITY INCENTIVE PLANS PROPOSALS (PAGE __)

The Hexcel Corporation 2003 Incentive Stock Plan amends, restates and combines our current Incentive Stock Plan and Broad Based Plan, under which there were an aggregate of 1,954,869 shares available for grant as of December 31, 2002. If the 2003 Incentive Stock Plan is adopted by our stockholders, all outstanding awards under the combined plans as of the date of stockholder approval of the 2003 Incentive Stock Plan will be deemed granted under the 2003 Incentive Stock Plan, and the number of shares available for future grant under the 2003 Incentive Stock Plan will be 5,000,000 shares greater than were available under the combined plans as of the date of stockholder approval of the 2003 Incentive Stock Plan.

Under our Management Stock Purchase Plan, there are currently 127,712 shares available for the grant of restricted stock units. If the proposed amendment to our Management Stock Purchase plan is adopted by our stockholders, the number of shares reserved for the grant of restricted stock units under the plan will be increased by 200,000 shares.

Under our Employee Stock Purchase Plan, there are currently 145,566 shares available for sale. If the proposed amendment to our Employee Stock Purchase Plan is adopted by our stockholders, the number of shares available for sale under the plan will be increased by 150,000 shares.

Our board of directors recommends that you vote FOR approval of each of the equity incentive plans proposals.

NO APPRAISAL RIGHTS (PAGE __)

Under the Delaware General Corporation Law, stockholders will have no rights of appraisal in connection with the financing transactions or the amendment of our restated certificate of incorporation.

                              THE SPECIAL MEETING

GENERAL


                  We are providing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held at 10:30 a.m., local time, on Tuesday, March 18, 2003, at the Stamford Marriott Hotel, located at Two Stamford Forum, Stamford, Connecticut, and at any adjournments or postponements of the special meeting. Each copy of this proxy statement is accompanied by a proxy card for use in connection with the special meeting.


MATTERS TO BE CONSIDERED

                  At the special meeting, you will be asked:

1.      to consider and vote upon a proposal to approve:

        [ ] the issuance and sale of 77,875 shares of our series A convertible preferred stock and 77,875 shares of our series B convertible preferred stock (and the issuance of the shares of our common stock issuable upon conversion of such shares of series A and series B convertible preferred stock) to the Berkshire and Greenbriar investors, for approximately $77.9 million in cash (before giving effect to certain transaction costs); and

        [ ] the issuance and sale of 47,125 shares of our series A convertible preferred stock and 47,125 shares of our series B convertible preferred stock (and the issuance of the shares of our common stock issuable upon conversion of such shares of series A and series B convertible preferred stock) to the Goldman Sachs investors, for approximately $47.1 million in cash (before giving effect to certain transaction costs);

2. to consider and vote upon a proposal to approve an amendment to our restated certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000;

3. to consider and vote upon proposals to adopt (a) the Hexcel Corporation 2003 Incentive Stock Plan, (b) an amendment to the Hexcel Corporation Management Stock Purchase Plan to increase by 200,000 the number of shares reserved for the grant of restricted stock units under such plan and (c) an amendment to the Hexcel Corporation Employee Stock Purchase Plan to increase by 150,000 the number of shares available for sale under such plan; and

4. to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE; VOTING RIGHTS


                  Our board of directors has fixed the close of business on February 12, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. This proxy statement and the enclosed proxy card are being mailed on or about February 14, 2003 to holders of record of our common stock on the record date. On the record date, there were shares of our common stock outstanding held by stockholders of record. Each outstanding share of our common stock is entitled to one vote on each matter to be acted upon at the special meeting.


QUORUM; REQUIRED VOTE

                  The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. If a quorum is present, approval of each of the financing transactions proposal and each of the equity incentive plans proposals requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the special meeting, provided that the total number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal (as required by the rules of the New York Stock Exchange). The approval of the charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of our common stock.

                  The Goldman Sachs investors beneficially own approximately 37.8% of the shares of our outstanding common stock, which excludes options granted to certain directors of Hexcel designated by the Goldman Sachs investors and held for the benefit of The Goldman Sachs Group, Inc. For a more detailed summary of the Hexcel common stock beneficially owned by the Goldman Sachs investors, you should refer to "Security Ownership of Certain Beneficial Owners and Management." The Goldman Sachs investors have agreed, subject to specified conditions, to vote their shares of our outstanding common stock in favor of each of the proposals described in this proxy statement. See "Terms of the Financing Transactions - The Stock Purchase Agreements - Commitment to Vote in Favor of Proposals."

SOLICITATION AND VOTING PROCEDURE

                  If no direction is indicated on a validly executed proxy card which we receive pursuant to this solicitation (and not revoked prior to exercise), all shares represented by such proxy card will be voted FOR the approval of the financing transactions proposal, FOR the approval of the charter amendment proposal and FOR the approval of each of the equity incentive plans proposals.

                  If any other matters are properly presented for consideration at the special meeting, the persons named on the enclosed proxy card, or their duly constituted substitutes acting at the special meeting, may vote on the other matters at their discretion.

                  If you give a proxy in response to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke a proxy by signing another proxy and delivering it to the Secretary of Hexcel before or at the special meeting, or by attending the special meeting and voting in person. You can also revoke your proxy by filing a written notice of revocation with the Secretary of Hexcel before or at the special meeting. You should send any subsequent proxy or notice of revocation to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention:
Secretary, or you may deliver it to the Secretary of Hexcel at the special meeting.

                  We will pay the cost of solicitation of the proxies. In addition to solicitation by use of the mail, our directors, officers and employees may solicit proxies in person or by telephone or other means of communication. We will not pay additional compensation for this solicitation, although we may reimburse reasonable out-of-pocket expenses. We will request that brokers and nominees who hold shares of our common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

                  Brokers may not vote shares held for a customer without specific instructions from the customer. If you are the beneficial owner of shares held through a broker and you do not sign and return your proxy card, the stockholder of record will not be permitted to vote your shares in the absence of instructions from you and the votes represented by such shares will be considered "broker non-votes." In the case of the financing transactions proposal and the equity incentive plans proposals, these broker non-votes will have no effect on the outcome of the vote on the financing transactions proposal or any of the equity incentive plans proposals (except that broker non-votes will not count towards the 50% in interest of all securities entitled to vote on the proposal that must be cast for the proposal to be approved in accordance with the rules of the New York Stock Exchange). Because the charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of our common stock, broker non-votes will have the same effect as votes against the charter amendment proposal.

NO APPRAISAL RIGHTS

                  Under the Delaware General Corporation Law, stockholders will have no rights of appraisal in connection with the financing transactions or the amendment of our restated certificate of incorporation.

OTHER MATTERS

                  Except for the vote on the financing transactions proposal, the charter amendment proposal, the equity incentive plans proposals and, upon appropriate motion, an adjournment of the special meeting, no other matters are expected to come before the special meeting. If, however, other matters are presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

                  YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED AT THE MEETING, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

                      THE FINANCING TRANSACTIONS PROPOSAL

BACKGROUND OF THE FINANCING TRANSACTIONS

                  In 2001, we started to experience a significant deterioration in the demand for our products from the commercial aerospace and electronics markets. Our total revenues declined by 3% in 2001 and by an additional 16% in 2002. The commercial aerospace industry, which historically has accounted for over 50% of our revenues, was severely negatively impacted by the events of September 11, 2001. These events caused a reduction in the commercial aircraft build rates of our principal customers, which has, in turn, caused our commercial aircraft revenues to decline by $148 million, or 27%, in 2002 as compared to 2001. At the same time, the severe industry downturn in the global electronics market has had a prolonged negative impact on the demand for our fiberglass fabric substrates used in the fabrication of printed wiring boards. In 2000, our net revenues in the electronics industry were $181 million. As a result of the severe global recession in this industry, our net revenues in this industry were $77 million in 2001 (a decrease of approximately 51% as compared to 2000) and further declined to $58 million in 2002 (a decrease of approximately 17% as compared to 2001).

                  In response to these adverse business conditions, we announced a program in 2001 to restructure our business operations. This program reduced our annual cash fixed costs by 23% and enabled us to reduce our debt by over $61 million in the twelve-month period ended December 31, 2002. We also reduced our workforce during this period by more than 25%, to 4,245 employees.


                  Despite our restructuring actions, we continued to have a highly leveraged capital structure and were required to amend our senior bank facilities to relax our financial covenants to accommodate our projected financial performance in 2002. The January 2002 amendment we obtained modified our financial covenants through the fourth quarter of 2002. We are currently in compliance with these financial covenants. However, absent a refinancing, we would need another amendment to avoid a breach of the financial covenants as of March 31, 2003 (the next date for measuring our compliance with such covenants), and therefore a default, under our senior credit facility. In addition, we face the upcoming maturity in August 2003 of our 7% convertible subordinated notes (aggregate principal amount of approximately $46.9 million) and the scheduled maturity of most of our senior credit facility (aggregate principal amount of approximately $179.7 million) in 2004.


                  In light of these considerations, and given the uncertain timing and extent of anticipated recoveries in our core markets, we began, in the spring of 2002, to explore a number of potential financing alternatives to enable us to reduce our leverage and to improve our financial and operating flexibility. The alternatives considered included (1) raising capital through a public offering or private placement of debt or equity securities for cash, (2) offering to exchange new debt or equity securities for our outstanding 7% convertible subordinated notes due 2003, (3) conducting a rights offering with a "backstop" purchase commitment by one or more investors, (4) accessing the commercial bank loan markets to extend or refinance our senior credit facility and (5) selling for cash one or more non-core assets.

                  In May 2002, we approached a number of potential private equity investors, who had previously approached us, to inquire as to their interest in making an equity investment in Hexcel, through a private placement or backstop purchase commitment in a rights offering. In connection with these discussions, we were informed by the Goldman Sachs investors that, as part of any issuance of our equity securities, subject to the terms and conditions of any such issuance, they would be interested in maintaining their equity ownership percentage in Hexcel, consistent with their rights under the governance agreement entered into in 2000.

                  Following these initial inquiries, we entered into confidentiality agreements with five potential investors who then conducted limited due diligence investigations of Hexcel. In early July 2002, four of the five potential investors submitted proposals for an equity investment in Hexcel.

                  On July 15, 2002, our finance committee met to discuss the proposals received from the potential equity investors and to develop a recommendation to the board of directors. They reviewed the terms and conditions of the proposals. Management and the committee then reviewed the proposals with the board of directors on July 17, 2002. Following consideration of the proposals, the board determined to authorize management to engage in preliminary discussions with respect to two of the proposals received, including the proposal made by the Berkshire and Greenbriar investors.

                  Starting during the week of July 22, 2002, the Berkshire and Greenbriar investors conducted a comprehensive due diligence review of Hexcel and began to engage in negotiations with us of draft agreements relating to a proposed investment by the Berkshire and Greenbriar investors. The transactions ultimately proposed by the Berkshire and Greenbriar investors contemplated the issuance to them of convertible preferred stock at a price to be negotiated based on the closing trading prices of our common stock, subject to a maximum price per share. The Berkshire and Greenbriar investors indicated that their consideration of an investment in us was conditioned upon the Goldman Sachs investors making a concurrent investment in Hexcel in order to maintain their percentage ownership interest in Hexcel consistent with the terms of their existing governance agreement entered into in 2000. As a result, we began to separately negotiate draft agreements with the Goldman Sachs investors relating to their proposed investment in Hexcel.

                  On November 8, 2002, we entered into a limited exclusivity agreement with the Berkshire and Greenbriar investors pursuant to which we agreed to negotiate exclusively with the Berkshire and Greenbriar investors for a period of 10 days with respect to their proposed investment, subject to an exception allowing us to negotiate with the Goldman Sachs investors.

                  On November 17, 2002, the finance committee met to review the proposed purchases of convertible preferred stock by the Berkshire and Greenbriar investors and the Goldman Sachs investors, as well as continued interest by one other potential investor in a possible equity investment. The finance committee and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, our legal advisors, reviewed and discussed the structure, terms and conditions of the various proposals and agreements. The finance committee also reviewed and discussed, with the assistance of Skadden Arps, the proposed terms of the convertible preferred stock to be issued under the proposals. The finance committee determined that, although the proposal from the other potential investor was generally comparable, from a financial point of view, when compared to the Berkshire and Greenbriar proposal, the governance and other contractual provisions contemplated by the proposal from the other potential investor would be more onerous to us and our stockholders than the governance and other contractual provisions that the Berkshire and Greenbriar investors had indicated that they would be prepared to accept.

                  On November 25, 2002, our board of directors met to review the series of meetings of the finance committee, including the meeting on November 17th, regarding the proposed financing transactions and each of the financing alternatives explored over the prior several months. The board reviewed in detail the terms of the proposed issuances of convertible preferred stock to the Berkshire and Greenbriar investors and to the Goldman Sachs investors, including the governance and other provisions of the stockholders agreement with the Berkshire and Greenbriar investors and the amended and restated governance agreement with the Goldman Sachs investors. Representatives of Skadden Arps also reviewed with the board of directors its fiduciary duties in connection with the proposed financing transactions.

                  During the meeting on November 25th, our independent directors discussed retaining an independent financial advisor to assist them in reviewing and analyzing the proposed financing alternatives (including the financing transactions with the Berkshire and Greenbriar investors and the Goldman Sachs investors). At this meeting, the independent directors determined to retain an independent financial advisor, and on November 26, 2002, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. was retained to, among other things, undertake a financial analysis of the financing alternatives and, if appropriate, to deliver the fairness opinions described below.

                  The independent directors met on three separate occasions following the meeting of the full board of directors on November 25th. At these meetings, the independent directors received presentations from Houlihan Lokey and from our management and considered the financing alternatives available to Hexcel. During this period, the parties continued to negotiate the terms of the agreements relating to the proposed investments.

                  On December 12, 2002, the full board of directors met to further consider the financing alternatives. At this meeting, the board of directors received a presentation from Houlihan Lokey further addressing the financing alternatives available to Hexcel. During this meeting, Houlihan Lokey provided its oral opinion to the effect that, as of that date, the financing transactions with the Berkshire and Greenbriar investors and the Goldman Sachs investors were fair, from a financial point of view, to us and our public stockholders (other than the Berkshire and Greenbriar investors and the Goldman Sachs investors). In addition, Houlihan Lokey provided its oral opinion to the effect that, as of that date, the financing transactions were fair, from a financial point of view, to us, our "restricted subsidiaries" (as defined in the indenture governing our 9-3/4% senior subordinated notes due 2009) and our public stockholders (other than the Berkshire and Greenbriar investors and the Goldman Sachs investors), as required under the indenture governing our 9-3/4% senior subordinated notes due 2009. Following receipt of these oral opinions, the board of directors authorized management to finalize the agreements relating to the proposed investments by the Berkshire and Greenbriar investors and the Goldman Sachs investors.

                  Following the December 12th meeting, the parties proceeded to finalize the agreements relating to the proposed investments. As a result of certain changes to the terms of the proposed investments during this period, the board of directors was reconvened on December 17, 2002 to give its final approval to the amended terms of the financing transactions and the related agreements, as so modified. At this meeting, Houlihan Lokey delivered updated versions of its oral opinions and the board of directors approved the financing transactions and the related agreements (with the directors nominated by the Goldman Sachs investors abstaining from the vote). On December 18, 2002, Houlihan Lokey confirmed its oral opinion in a written opinion, addressed at the request of the independent directors to the full board of directors, that as of that date and based upon and subject to the matters set forth in the opinion, the financing transactions were fair, from a financial point of view, to us and to our public stockholders, other than the Berkshire and Greenbriar investors and the Goldman Sachs investors. In addition, as required by the indenture governing Hexcel's 9-3/4% senior subordinated notes due 2009, Houlihan Lokey delivered to the board of directors a separate written opinion, dated December 18, 2002, that as of that date and based upon and subject to the matters set forth in the opinion, the financing transactions were fair, from a financial point of view, to us, our "restricted subsidiaries" (as defined in the indenture) and our public stockholders, other than the Berkshire and Greenbriar investors and the Goldman Sachs investors.

                  The agreements were then finalized and signed by each of the parties and the transactions were publicly announced on December 18th.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE FINANCING TRANSACTIONS

Recommendations of the Board of Directors

                  Our board of directors (with the three directors nominated by affiliates of Goldman Sachs abstaining from the vote) has unanimously determined that the financing transactions are fair to and in the best interests of us and our stockholders and has unanimously approved the financing transactions. Accordingly, our board of directors recommends that our stockholders vote FOR approval of the financing transactions.

Reasons for the Financing Transactions

                  In approving the financing transactions, our board of directors considered, among other things, each of the following favorable factors:

        [ ] the fact that the financing transactions will enable us (1) to reduce our high leverage through the application of the proceeds to the repayment at maturity of our 7% convertible subordinated notes due 2003 and the repayment of a portion of our senior bank debt and
            (2) to refinance our senior bank debt and our 7% convertible subordinated notes due 2003 and extend the maturity of our senior bank debt to a date by which we anticipate the commercial aerospace industry to have recovered, thereby improving our financial and operating flexibility;

        [ ] the oral opinions of Houlihan Lokey, subsequently confirmed in writing, to the effect that, as of the date of such opinions and based upon and subject to the matters set forth in the opinions,
            (1) the financing transactions were fair, from a financial point of view, to us and our public stockholders (other than the Berkshire and Greenbriar investors and the Goldman Sachs investors) and (2) the financing transactions were fair, from a financial point of view, to us, our "restricted subsidiaries" (as defined in the indenture governing our 9-3/4% senior subordinated notes due 2009) and our public stockholders (other than the Berkshire and Greenbriar investors and the Goldman Sachs investors);

        [ ] the risks of not proceeding with the financing transactions; in this regard, our board of directors considered the risk that continued weakness in the commercial aerospace and electronics industries, and in the economy in general, would continue to adversely affect our operating income and cash flows and the risk that we would not be able to comply with the covenants in our senior credit facility or fund our upcoming debt maturities in the absence of the financing transactions, in which case we would be in default under our senior credit facility and other debt instruments as a result of cross-default terms contained in such other debt instruments;

        [ ] the range of alternative transactions we considered as possible sources of financing and our board of directors' belief, after considering such alternatives and advice from outside financial and legal advisors, that the financing transactions were the best alternative reasonably available to us;

        [ ] the terms of the stock purchase agreements which, among other things, permit us to consider unsolicited acquisition proposals and accept a superior proposal prior to consummating the financing transactions if our board of directors determines in good faith, after consultation with its financial advisors, that such proposal is more favorable to our stockholders, from a financial point of view, than the financing transactions, and, after consultation with its legal advisors, that accepting the superior proposal may be required to satisfy its fiduciary duties, as more fully described under the heading entitled "Terms of the Financing Transactions - The Stock Purchase Agreements - No Solicitation";

        [ ] the fact that the financing transactions will give us access to the expertise and strategic relationships of the Berkshire and Greenbriar investors, which, due to their substantial investment in Hexcel, will have a strong incentive to help us build stockholder value; and

        [ ] the improved confidence that we anticipate our suppliers, customers and employees will have in our long-term potential as we address our financial leverage issues through the financing transactions.

                  Our board of directors also considered certain adverse factors in their deliberations concerning the financing transactions, including:

        [ ] the dilutive effect of the increase in our outstanding voting securities from approximately 38.5 million shares to approximately
            88.2 million shares that will result from the financing transactions;

        [ ] the risk that the financing transactions will not close due to a failure to satisfy one or more of the conditions to the closing of the financing transactions, including the completion of the contemplated senior debt refinancing, as more fully described under the headings "Terms of the Financing Transactions - The Stock Purchase Agreements - Conditions to Financing Transactions" and "Terms of the Financing Transactions - Senior Debt Refinancing";

        [ ] the provisions in the Berkshire and Greenbriar stock purchase agreement requiring us to pay up to $3,115,000 in termination fees if the Berkshire and Greenbriar stock purchase agreement is terminated under certain circumstances, as more fully described under the heading entitled "Terms of the Financing Transactions - The Stock Purchase Agreements - Termination"; and

        [ ] the provisions in the stock purchase agreement requiring us to indemnify the Berkshire and Greenbriar investors and the Goldman Sachs investors, subject to limitations, for certain losses they may incur, as more fully described under the heading "Terms of the Financing Transactions - The Stock Purchase Agreements - Survival of Representations and Warranties; Indemnification."

                  In addition, our independent directors and our full board of directors considered the interests of the Goldman Sachs investors (and our directors appointed by them) that may be different from, or in addition to, the interests of our other stockholders described under the heading " - Interests of Certain Persons."

                  The foregoing discussion concerning the information and factors considered by our independent directors and our full board of directors is not intended to be exhaustive, but includes all of the material factors considered by our board of directors in making its determination. In view of the variety of factors considered in connection with its evaluation of the financing transactions, our board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. In addition, individual directors may have given different weight to different factors.

OPINION OF FINANCIAL ADVISOR TO THE INDEPENDENT DIRECTORS

                  At a meeting of Hexcel's independent directors on December 10, 2002 and at the meeting of the full board of directors of Hexcel on December 12, 2002, Houlihan Lokey presented orally its financial analysis of the financing transactions. On December 18, 2002, Houlihan Lokey confirmed its oral presentation in a written opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, (1) the issuance and sale of 77,875 shares of Hexcel's series A convertible preferred stock and of 77,875 shares of Hexcel's series B convertible preferred stock to the Berkshire and Greenbriar investors for an aggregate price of $77,875,000 (before giving effect to certain transaction costs), (2) the issuance and sale of 47,125 shares of Hexcel's series A convertible preferred stock and of 47,125 shares of Hexcel's series B convertible preferred stock to the Goldman Sachs investors for an aggregate price of $47,125,000 (before giving effect to certain transaction costs) and (3) the other transactions contemplated by the stock purchase agreements, including the refinancing of Hexcel's existing senior credit facility, and the transactions contemplated by the stockholders agreement, the amended and restated governance agreement and the registration rights agreements to be entered into at the closing ((1), (2) and (3) collectively being referred to for purposes of this section as the "Transaction"), were fair, from a financial point of view, to Hexcel and its public stockholders other than the Berkshire and Greenbriar investors and the Goldman Sachs investors. At the request of Hexcel's independent directors, Houlihan Lokey's written opinion was addressed to the full board of directors of Hexcel.

                  THE COMPLETE TEXT OF THE HOULIHAN LOKEY OPINION DESCRIBED ABOVE, DATED DECEMBER 18, 2002, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. THE ADVISORY SERVICES AND OPINION OF HOULIHAN LOKEY WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF HEXCEL'S INDEPENDENT DIRECTORS AND HEXCEL'S BOARD OF DIRECTORS IN CONNECTION WITH THEIR CONSIDERATION OF THE TRANSACTION AND DO NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

                  In connection with its opinion, Houlihan Lokey has made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

        1. reviewed Hexcel's annual reports on Form 10-K for the three fiscal years ended December 31, 2001 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2002;

        2.  reviewed copies of the following agreements:

        [ ] Berkshire and Greenbriar stock purchase agreement dated December
            18, 2002;

        [ ] form of stockholders agreement to be entered into by Hexcel and the Berkshire and Greenbriar investors;

        [ ] form of registration rights agreement to be entered into by Hexcel and the Berkshire and Greenbriar investors;

        [ ] Goldman Sachs stock purchase agreement dated December 18, 2002;

        [ ] form of amended and restated governance agreement to be entered into by Hexcel and the Goldman Sachs investors;

        [ ] form of amended and restated registration rights agreement to be entered into by Hexcel and the Goldman Sachs investors;

        [ ] form of Certificate of Designations of Hexcel's series A convertible preferred stock;

        [ ] form of Certificate of Designations of Hexcel's series B convertible preferred stock;

        [ ] letter with respect to registration rights dated December 18, 2002 from Hexcel to Greenbriar Equity Group LLC and Berkshire Partners LLC;

        [ ] letter with respect to registration rights dated December 18, 2002 from Hexcel to LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P.;

        [ ] letter dated December 18, 2002 with respect to rights to purchase
            Hexcel securities pursuant to Section 3.02 of the governance agreement from Hexcel to LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P.;

        [ ] form of the proposed charter amendment; and

        [ ] form of Hexcel's amended and restated bylaws;

        3.  reviewed the terms of Hexcel's existing outstanding debt;

        4. reviewed a series of memoranda prepared by Hexcel's management regarding capital structure alternatives, process and timing;

        5. met with certain members of Hexcel's senior management to discuss Hexcel's operations, financial condition, future prospects, projected operations and performance and strategic alternatives;

        6.  visited Hexcel's headquarters in Stamford, Connecticut;

        7. reviewed forecasts and projections prepared by Hexcel's management with respect to Hexcel for the years ended December 31, 2002 through December 31, 2007;

        8. reviewed the historical market prices and trading volume for Hexcel's publicly traded securities; and

        9. conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

                  In preparing its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of Hexcel's future financial results and condition, and that there has been no material change in Hexcel's assets, financial condition, business or prospects since the date of the most recent financial statements made available to it.

                  Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Hexcel or any of its subsidiaries and did not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of Hexcel's properties or assets and has not been furnished with any such appraisal or evaluation. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of its opinion.

                  THE SUMMARY OF THE FINANCIAL ANALYSES THAT FOLLOWS INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

                  In its assessment of the financial fairness of the Transaction, Houlihan Lokey (1) reviewed the historical trading prices for Hexcel's publicly traded securities, (2) used widely accepted valuation methodologies to perform an independent analysis of the equity value of Hexcel,
(3) analyzed the terms of the Transaction and the terms of the securities to be issued in the Transaction; (4) examined the post-Transaction value to public equity holders; and (5) considered certain alternatives to the Transaction. In performing its analyses, Houlihan Lokey considered the per share implied value of Hexcel common stock resulting from (1) on a converted basis, the conversion of all shares of Hexcel's convertible preferred stock into shares of Hexcel common stock due to the convertibility feature of Hexcel's convertible preferred stock and (2) on a non-converted basis, the issuance of Hexcel's convertible preferred stock, which has a seniority position with respect to other securities of Hexcel.

Historical Trading Prices

                  Using publicly available market data, Houlihan Lokey reviewed and compared the daily historical per share prices of Hexcel's publicly traded common stock, the amount of active equity analyst coverage Hexcel received and the average daily trading volumes of Hexcel common stock as compared to other companies the securities of which are publicly traded over a 90-day period ending December 4, 2002. Houlihan Lokey concluded that Hexcel's publicly traded common stock had less equity analyst coverage than most of the similar publicly traded companies and had less trading volume than most of the similar publicly traded companies.

Valuation

                  As a result of its conclusions that Hexcel's publicly traded common stock had less equity analyst coverage than most of the similar publicly traded companies and had less trading volume than most of the similar publicly traded companies, Houlihan Lokey conducted an independent valuation of Hexcel, utilizing three standard valuation methodologies: the market multiple approach, the comparable transaction approach and the discounted cash flow approach. Using each of these valuation methodologies, Houlihan Lokey calculated the enterprise value of Hexcel, which is the equity value of Hexcel plus debt minus cash, on a pre-Transaction and post-Transaction basis. In examining the pre-Transaction and post-Transaction scenarios, Houlihan Lokey took into effect, among other factors, the refinancing of Hexcel's senior credit facility, the leverage ratio of Hexcel's capital structure, the use of the proceeds from the sale of Hexcel's convertible preferred stock to reduce Hexcel's existing debt obligations and certain transaction costs incurred as a result of the Transaction. Houlihan Lokey used the various enterprise values of Hexcel it derived under the three different methodologies in order to calculate an implied per share value of the common stock into which Hexcel's convertible preferred stock is convertible. Such per share implied value of Hexcel common stock in the post-Transaction scenario was calculated both assuming a conversion of all of the shares of Hexcel's convertible preferred stock and assuming no conversion of the shares of Hexcel's convertible preferred stock (subtracting, in the latter case, the $149.5 million face value of Hexcel's series A and series B convertible preferred stock and the number of fully diluted shares of Hexcel common stock outstanding without conversions).

Market Multiple Methodology

                  Houlihan Lokey reviewed and compared selected financial information relating to Hexcel to corresponding financial information, ratios and public market multiples for comparable companies, whose securities were publicly traded and which were selected on the basis of operational and economic similarity with the principal business operations and the revenue model of Hexcel, taking into account the risks specific to Hexcel. In estimating the risks specific to Hexcel, Houlihan Lokey took into consideration both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which Hexcel and the other comparative companies are engaged, the relative size of each company, and the profitability and growth rates of each company. Houlihan Lokey reviewed the following five selected companies in the aerospace industry:

        [ ] Cobham plc;

        [ ] Cytec Industries Inc.;

        [ ] Ladish Co., Inc.;

        [ ] Precision Castparts Corp; and

        [ ] Sequa Corporation.

                  Where applicable, the financial multiples and ratios for the selected companies were calculated using (1) the selected companies' per share common stock prices on December 4, 2002 and (2) the selected companies' equity market capitalizations. Houlihan Lokey's analyses of the selected companies compared, among other things, the following to the results of Hexcel:

        [ ] enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA for (1) the latest twelve months, or LTM, ended September 30, 2002, using publicly available information, (2) estimated fiscal year ended December 31, 2002 and (3) estimated fiscal year 2003, using in the case of (2) and (3) estimates contained in equity analysts' reports;

        [ ] enterprise value as a multiple of earnings before interest and taxes, or EBIT for (1) LTM ended September 30, 2002, using publicly available information, (2) estimated fiscal year ended December 31, 2002 and (3) estimated fiscal year 2003, using in the case of (2) and (3) estimates contained in equity analysts' reports;

        [ ] enterprise value as a multiple of revenues (as reported under generally accepted accounting principles) for (1) LTM ended September 30, 2002, using publicly available information, (2) estimated fiscal year ended December 31, 2002 and (3) estimated fiscal year 2003, using in the case of (2) and (3) estimates contained in equity analysts' reports.

                  The results of these analyses are summarized as follows:

                                                                                          SELECTED COMPANIES
                                                                           RANGE                MEDIAN                  MEAN
Enterprise Value/EBITDA LTM as of September 30, 2002(1)                  4.7x-8.9x               5.8x                   6.5x
Enterprise Value/EBITDA 2002E(2)                                         5.4x-8.3x               6.6x                   6.7x
Enterprise Value/EBITDA 2003E(2)                                         5.3x-7.6x               6.6x                   6.5x
Enterprise Value/EBIT LTM as of September 30, 2002(1)                   6.6x-12.6x               11.2x                 10.4x
Enterprise Value/EBIT 2002E(2)                                          7.2x-18.6x               9.7x                  11.3x
Enterprise Value/EBIT 2003E(2)                                          7.9x-16.1x               9.1x                  10.6x
Enterprise Value/Revenue LTM as of September 30, 2002(1)                0.57x-1.74x              0.90x                 0.95x
Enterprise Value/Revenue 2002E(2)                                       0.65x-1.68x              0.96x                 1.06x
Enterprise Value/Revenue 2003E(2)                                       0.64x-1.51x              0.97x                 1.03x
-------------------
(1) LTM data is based on publicly available information.
(2) Estimated financial data is based on equity analysts reports.

                  Houlihan Lokey applied the multiples derived from the selected companies analysis to Hexcel's actual EBITDA, EBIT and revenues for
(1) LTM ended September 30, 2002, using information available from public filings, (2) estimated fiscal year ended December 31, 2002 and (3) estimated fiscal year 2003, using in the case of (2) and (3) Hexcel's management projections dated December 4, 2002. Based on this analysis, Houlihan Lokey calculated enterprise values of Hexcel ranging from $650.0 million to $710.0 million both on a pre-Transaction and post-Transaction basis.

Comparable Transaction Methodology

                  Houlihan Lokey reviewed the following twenty-three selected transactions in the aerospace industry announced between January 1998 and October 2002:

        [ ] DRS Technologies, Inc. (acquiror)/ Paravant Inc. (target);

        [ ] Northrop Grumman Corporation (acquiror)/ TRW Inc. (target);

        [ ] EDO Corporation (acquiror)/ Condor Systems, Inc. (target);

        [ ] General Dynamic Corporation (acquiror)/ Advanced Technical
            Products, Inc. (target);

        [ ] L-3 Communications Corporation (acquiror)/ Raytheon Aircraft
            Integration Systems (Division of Raytheon Company) (target);

        [ ] L-3 Communications Corporation (acquiror)/ Spar Aerospace Limited
            (target);

        [ ] Northrop Grumman Corporation (acquiror)/ Newport News
            Shipbuilding Inc. (target);

        [ ] The Titan Corporation (acquiror)/ Datron Systems Incorporated
            (target);

        [ ] DRS Technologies, Inc. (acquiror)/ Boeing - Sensors & Electronic
            Systems (Division of The Boeing Company) (target);

        [ ] L-3 Communications Corporation (acquiror)/ EER Systems, Inc.
            (target);

        [ ] Ducommun Incorporated (acquiror)/ Composite Structures, LLC
            (target);

        [ ] Northrop Grumman Corporation (acquiror)/ Litton Industries, Inc.
            (target);

        [ ] Oncap L.P. (acquiror)/ BAE Systems Canada, Inc. (target);

        [ ] Rosemount Aerospace Inc. (acquiror)/ Humphrey, Inc. (Division of
            Remec, Inc.) (target);

        [ ] Veritas Capital Fund, L.P. (acquiror)/ Tech-Sym Corporation
            (target);

        [ ] Northrop Grumman Corporation (acquiror)/ Comptek Research, Inc.
            (target);

        [ ] L-3 Communications Corporation (acquiror)/ Honeywell Traffic
            Alert & Collision Avoidance System (Division of Honeywell International Inc.) (target);

        [ ] L-3 Communications Corporation (acquiror)/ Raytheon Training
            Devices & Services (Division of Raytheon Company) (target);

        [ ] Engineered Support Systems, Inc. (acquiror)/ Systems &
            Electronics, Inc. (target);

        [ ] Comptek Research, Inc. (acquiror)/ Amherst Systems, Inc.
            (target);

        [ ] DRS Technologies, Inc. (acquiror)/ NAI Technologies, Inc.
            (target);

        [ ] Jacobs Engineering Group Inc. (acquiror)/ Sverdrup Corporation
            (target); and

        [ ] The Titan Corporation (acquiror)/ DBA Systems, Inc. (target).

                  The multiples used in this approach involved the sale of controlling blocks of stock for companies in the aerospace industry, in which Hexcel also operates. Because these transactions involved the sale of a controlling interest and the Transaction involves the sale of a non-controlling interest, Houlihan Lokey reduced the enterprise values for these transactions to reflect an average estimated control premium of 30.0%, which Houlihan Lokey considered to be representative for such transactions in the aerospace industry, using information provided by Mergerstat.

                  For each transaction, Houlihan Lokey calculated the multiple of the enterprise value, paid in each transaction, as a multiple of the target's (1) LTM revenue and (2) LTM EBITDA. Houlihan Lokey derived the following selected reference range of multiples from its review of the comparable transactions:

        [ ] enterprise value to LTM revenue of 0.21x to 2.32x; and

        [ ] enterprise value to LTM EBITDA of 4.8x to 14.3x.

                  Houlihan Lokey then applied these selected ranges of multiples to Hexcel's actual revenue and EBITDA for LTM ended September 30, 2002, using information available from public filings. Based on this analysis, Houlihan calculated an enterprise value of Hexcel ranging from $702.0 million to $779.0 million on a pre-Transaction basis and from $705.0 million to $782.0 million on a post-Transaction basis.

Discounted Cash Flow Methodology

                  Houlihan Lokey performed a discounted cash flow, or DCF, analysis of Hexcel based on projections provided to Houlihan Lokey by Hexcel's management for a five-year period from 2003 through 2007 and on various assumptions and valuation parameters that it deemed appropriate.

                  In performing the DCF analysis, Houlihan Lokey discounted Hexcel's unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, less changes in working capital and capital expenditures) that Hexcel expects to generate over the specified forecast period using a range of risk adjusted discount rates between 14.0% and 18.0%. Houlihan Lokey calculated Hexcel's unlevered free cash flows based on Hexcel's estimated growth from Hexcel's management projections and selected these discount rates based on the risk it estimated in achieving these projections. The sum of the respective present values of such free cash flows of Hexcel were then added to the present value of the terminal values of Hexcel's EBITDA estimated for the fiscal year 2007 times a range of EBITDA multiples of 5.5x to 7.5x. Based on this analysis, Houlihan Lokey selected a discount rate of 16.0%, reflecting a weighted average risk of capital of Hexcel, as adjusted at a rate of 5.33% to reflect the size of Hexcel compared to the five companies used in the "Market Multiple Methodology" above and a mean terminal exit multiple of 6.5x. Such discount rate of 16.0% and terminal exit multiple of 6.5x yielded an enterprise value of Hexcel in the range of $645.0 million to $771.0 million, both on a pre-Transaction and post-Transaction basis.

Summary

                  Houlihan Lokey calculated an implied mean per share value of Hexcel common stock on a pre-Transaction and post-Transaction basis, using an average of the enterprise values of Hexcel derived under the three valuation methodologies described above, subtracting Hexcel's debt and adding Hexcel's cash, and dividing the resulting average equity value by the number of shares of Hexcel common stock, using the then-most recent publicly available information with respect to the number of shares of Hexcel common stock and Hexcel's management projections dated December 4, 2002 for the fiscal year ended December 31, 2002 with respect to Hexcel's nonoperating assets and liabilities. With respect to the post-Transaction scenario, Houlihan Lokey used the conversion price of $3.00 per share of Hexcel's convertible preferred stock into shares of Hexcel common stock in order to calculate the implied average per share value of Hexcel common stock, assuming both a conversion of all shares of Hexcel's convertible preferred stock and no conversion of the shares of Hexcel's convertible preferred stock (subtracting, in the latter case, the $149.5 million face value of Hexcel's series A and series B convertible preferred stock and the number of fully diluted shares of Hexcel common stock outstanding without conversions).

                  The results of these calculations are summarized in the table below:

      Pre-Transaction Valuation of the Enterprise Value of Hexcel                                  Range
                                                                                               --------------
             Market Multiple Approach                                              $650,000,000    -         $710,000,000
             Comparable Transaction Approach                                       $702,000,000    -         $779,000,000
             Discounted Cash Flow Approach                                         $645,000,000    -         $771,000,000
      Pre-Transaction Enterprise Value Range                                       $670,000,000    -         $750,000,000
             Average Per Share Value of the Common Stock of Hexcel(1)(2)   $2.36

      Post-Transaction Valuation of the Enterprise Value of Hexcel                                 Range
                                                                                               --------------
             Market Multiple Approach                                              $650,000,000    -         $710,000,000
             Comparable Transaction Approach                                       $705,000,000    -         $782,000,000
             Discounted Cash Flow Approach                                         $645,000,000    -         $771,000,000
      Post-Transaction Enterprise Value Range                                      $670,000,000    -         $750,000,000

             Average Per Share Value of the Common Stock of Hexcel(1)(2)
             (Assuming No Conversion)                                      $2.05
             Average Per Share Value of the Common Stock of Hexcel (1)(3)
             (Assuming Conversion)                                         $2.31
            -------------------
            (1) All per share amounts are rounded up to the nearest ten millionth.
            (2) Based on 38,419,559 shares of Hexcel common stock outstanding as of November 8, 2002, as reported by Hexcel's public filings.
            (3) Based on 88,236,983 shares of Hexcel common stock outstanding, using the 38,419,559 outstanding shares of Hexcel common stock as of November 8, 2002, derived from Hexcel's public filings, and assuming a conversion of all shares of Hexcel's convertible preferred stock.

Analysis of the Terms of the Transaction

                  In determining the fairness of the Transaction, Houlihan Lokey compared the terms of the Transaction to terms of transactions involving the issuance of publicly traded convertible preferred securities, with a value greater than $50.0 million, announced during 2002. Houlihan Lokey considered the following ten companies:

        [ ] EchoStar Communications Corporation;

        [ ] The Williams Companies, Inc.;

        [ ] America Online Latin America, Inc.;

        [ ] Proxim Corporation;

        [ ] Sovran Self Storage, Inc.;

        [ ] The Meridian Resource Corporation;

        [ ] divine, inc.;

        [ ] Crescent Real Estate Equities Company;

        [ ] Penton Media, Inc.; and

        [ ] Aspect Communications Corporation.

                  Houlihan Lokey calculated a mean and a median premium of the conversion price of the publicly traded convertible preferred securities to the underlying companies' common stock price, using an average trading price of the companies' common stock over a five-day period ending on the date of issuance of the publicly traded convertible preferred securities. Houlihan Lokey calculated a mean and a median premium for such companies of 23.2% and 15.8%, respectively, compared to the 21.9% premium implied in the Transaction, based on the 10-day average per share closing price of $2.46 of Hexcel common stock as of December 9, 2002 and assuming the conversion of all shares of Hexcel's convertible preferred stock into 49.8 million shares of Hexcel common stock at the conversion price of $3.00 per share.

Alternatives to the Transaction

                  In determining the fairness, from a financial point of view, of the Transaction, Houlihan Lokey considered certain alternatives available to Hexcel. Specifically, Houlihan Lokey considered and compared the positive and negative sides of various characteristics of each of the current position of Hexcel (which would require a refinancing of Hexcel's 7% convertible subordinated notes due 2003) and the following possible transactions: a rights offering or other equity investment in Hexcel, a sale of certain non-core assets, a sale of the entire company and the Transaction. Among the characteristics examined by Houlihan Lokey were the following: the need to refinance Hexcel's 7% convertible subordinated notes due 2003, the value available to public stockholders after satisfying Hexcel's outstanding debt obligations, the terms of any securities to be issued in any proposed transaction, Hexcel's prospects for obtaining alternative debt or equity financing, liquidity of Hexcel's publicly traded securities, the leverage ratio of Hexcel's capital structure, the availability of certain strategic opportunities and buyers for Hexcel and transaction costs.

Opinion of Houlihan Lokey

                  Based upon the foregoing, and in reliance thereon, it is Houlihan Lokey's opinion that, as of the date of the written opinion of Houlihan Lokey, the Transaction was fair, from a financial point of view, to Hexcel and its public stockholders other than the Berkshire and Greenbriar investors and the Goldman Sachs investors.

                  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. This summary summarizes the material methodologies utilized by Houlihan Lokey in rendering its fairness opinion. This summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised Hexcel's independent directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. Houlihan Lokey did not attempt to assign specific weights to particular analyses. Rather, Houlihan Lokey made its determination as to fairness on the basis of experience and professional judgment after considering the results of all of the analyses. No company used in the analyses above as a comparison is directly comparable to Hexcel and no transaction used is directly comparable to the Transaction. In its analysis, Houlihan Lokey made numerous assumptions with respect to Hexcel, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Hexcel's control. The quantitative information presented in the tables above is not necessarily indicative of current market conditions, or of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analysis. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties and their respective financial advisors, neither Hexcel nor Houlihan Lokey assumes responsibility if future results are materially different from those forecast. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

                  Houlihan Lokey's opinion and analyses were only one of many factors considered by Hexcel's independent directors and the full board of directors of Hexcel in their evaluation of the Transaction and in the full board's determination to approve the Transaction and should not be viewed as determinative of the views of Hexcel's independent directors, the full board of directors of Hexcel or of Hexcel's management with respect to the Transaction.

                  Houlihan Lokey's opinion does not address the underlying business decision of Hexcel to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Hexcel. The terms of the Transaction were arrived at by separate negotiations between Hexcel and the Berkshire and Greenbriar investors on the one hand, and between Hexcel and the Goldman Sachs investors on the other hand. Houlihan Lokey was not asked to and did not participate in those negotiations.

                  Houlihan Lokey is a nationally recognized investment-banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Hexcel's independent directors selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Hexcel. Furthermore, except for its agreement with Hexcel to perform a valuation of the convertible preferred stock for financial reporting purposes, Houlihan Lokey has no agreement or understanding to provide additional services to Hexcel beyond the scope of this fairness opinion.

                  Houlihan Lokey does not make a market in Hexcel's publicly traded securities. Houlihan Lokey is engaged, from time to time, to provide financial advice to a variety of public and private entities and persons. Houlihan Lokey may have rendered certain services to other participants in this transaction in the form of an opinion or advice. The services, however, rendered in the past or to be rendered by Houlihan Lokey hereunder do not represent any actual or potential conflict of interest on the part of Houlihan Lokey.

                  Hexcel has agreed to pay Houlihan Lokey a fee of $300,000 plus its reasonable out-of-pocket expenses, including Houlihan Lokey's expenses of legal counsel, incurred in connection with the rendering of Houlihan Lokey's fairness opinion described above to Hexcel and the rendering of its fairness opinion required by the indenture. No portion of the fee was contingent upon the completion of the transactions discussed in this proxy statement or the conclusions reached in the two fairness opinions. Hexcel has further agreed to indemnify Houlihan Lokey (and its employees, agents, officers, directors, attorneys, stockholders or any other person who controls Houlihan Lokey) against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

USE OF PROCEEDS

                  We will use the proceeds of the financing transactions to repay existing debt (including all of our outstanding 7% convertible subordinated notes due 2003 and a portion of our senior bank debt) and to pay related transaction costs. In the table below, we have summarized the estimated sources and uses of proceeds from the financing transactions and the senior debt refinancing (in the form it is currently contemplated). The senior debt refinancing will be some combination of revolving credit and overdraft facilities, term loans and/or senior notes. The table below assumes that the gross proceeds from the senior debt refinancing will be $142.1 million. However, we cannot assure you that we will be able to obtain such proceeds from the senior debt refinancing on acceptable terms, if at all, or that the senior debt refinancing will be composed of the borrowings in the amounts set forth below.

                                                                                                   AMOUNT (1)

                                                                                             -----------------------
                                                                                                 (IN THOUSANDS)
SOURCES OF FUNDS:
Gross proceeds from the financing transactions (sales of convertible preferred stock)......             $   125,000
Gross proceeds from the senior debt refinancing (2)........................................                 114,200
                                                                                             -----------------------
                                                Total sources of funds.....................  $              239,200
                                                                                             -----------------------

USES OF FUNDS:
Repayment of the outstanding 7% convertible subordinated notes due 2003 (3)................  $               46,900
Repayment of the existing senior credit facility (2) (4)...................................                 179,700
Payment of estimated transaction costs.....................................................                  12,600
                                                                                             -----------------------
                                                Total uses of funds........................  $              239,200
                                                                                             -----------------------
--------------
(1)      Assumes a closing date of the financing transactions and senior debt refinancing of December 31, 2002.

(2)      The actual amount outstanding under the existing senior credit facility at the closing of the financing transactions, and the actual amount of gross proceeds from the senior debt refinancing at the closing of the financing transactions, may be larger due to our cash flow requirements during the period January 1, 2003 through the date of the closing.

(3)      Represents the estimated aggregate principal amount (plus accrued but unpaid interest) of our 7%
         convertible subordinated notes due 2003 expected to be outstanding immediately prior to the closing of the financing transactions.

(4)      Represents the estimated aggregate principal amount (plus accrued but unpaid interest) under our existing senior credit facility expected to be outstanding immediately prior to the closing of the financing transactions.

INTERESTS OF CERTAIN PERSONS

                  In considering the recommendation of our board of directors with respect to the financing transactions, our stockholders should be aware that the Goldman Sachs investors and Messrs. Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote, our directors nominated by affiliates of Goldman Sachs, have interests that may be different from, or in addition to, the interests of our stockholders generally and that, as indicated above, the directors nominated by affiliates of Goldman Sachs abstained from the vote by our board of directors approving the financing transactions.

                  The Goldman Sachs investors, unlike our other stockholders, will maintain their ownership percentage in our common stock (assuming the conversion of all shares of our convertible preferred stock) at the closing of the financing transactions consistent with their rights under the existing governance agreement entered into in 2000, and will continue to be entitled to certain board representation, approval and other rights, as more fully described under the heading "Terms of the Financing Transactions - The Stockholders Agreement and the Amended and Restated Governance Agreement."


                  Upon the closing of the financing transactions, David E. Berges, our CEO, will receive an option to purchase 200,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the date of grant. This grant was part of the aggregate annual long-term compensation award for 2003 granted to Mr. Berges by the compensation committee of our board of directors. The portion of the award represented by the 200,000 option shares was deferred to the closing of the financing transactions to incentivize Mr. Berges to devote the time and effort necessary to close the financing transactions on a timely basis.


                  Our board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See " - Recommendation of the Board of Directors; Reasons for the Financing Transactions."

CERTAIN ACCOUNTING MATTERS

                  Concurrently with the issuance of our series A convertible preferred stock and series B convertible preferred stock, we may record a beneficial conversion charge. The beneficial conversion charge would be calculated in accordance with the provisions of EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments" and is the difference between the aggregate purchase price paid for our series A convertible preferred stock and series B convertible preferred stock and the deemed fair market value of our common stock into which our series A convertible preferred stock and series B convertible preferred stock is convertible, limited to the total proceeds received by us from the sale of our series A convertible preferred stock and series B convertible preferred stock. Accordingly, a deemed preferred dividend, if any, as of the issuance date will not be determined until such date. Such amount would be recognized as a charge to accumulated deficit and net loss attributable to common stockholders, and as an increase to additional paid-in capital.

                  We have been informed by PricewaterhouseCoopers LLP, our independent accountants, that, in the event the financing transactions described in this proxy statement are not completed by the time the report of our independent accountants on our financial statements as of and for the year ended December 31, 2002 is issued, such report will likely include an explanatory paragraph. We anticipate that the explanatory paragraph would describe that our inability to meet scheduled 2003 debt maturities and comply with various debt covenants through 2003 raises substantial doubt about our ability to continue as a going concern.

                  Our plans for resolving our liquidity uncertainties are described more fully in "The Financing Transactions Proposal."

                  A representative of PricewaterhouseCoopers LLP will be present at the special meeting. The representative will have an opportunity to make a statement and will be available to respond to any questions.

                      TERMS OF THE FINANCING TRANSACTIONS

                  The following is a summary of the material terms of the financing transactions and the agreements relating to the financing transactions. The following summary is qualified in its entirety by reference to the applicable agreements, which we have filed with the SEC as exhibits to our Current Report on Form 8-K filed on December 20, 2002. That Current Report is incorporated by reference into this document. We encourage you to read the agreements relating to the financing transactions in their entirety.

GENERAL

                  In connection with the financing transactions:

        [ ] we and the Berkshire and Greenbriar investors entered into a stock purchase agreement and we will enter a stockholders agreement and a registration rights agreement with the Berkshire and Greenbriar investors at the closing of the financing transactions; and

        [ ] we and the Goldman Sachs investors entered into a stock purchase agreement and we will enter into an amendment and restatement of the governance agreement and the registration rights agreement that we entered into in 2000 with the Goldman Sachs investors at the closing of the financing transactions.


The aggregate purchase price of $125 million (before giving effect to certain transaction costs) for the preferred stock to be issued in the financing transactions represents a discount from the $149.5 million aggregate "stated value" of such preferred stock. The aggregate number of shares of common stock issuable upon conversion of the preferred stock will be determined based on the aggregate stated value of the preferred stock and not the aggregate purchase price of the preferred stock. The stated value of the preferred stock was arrived at as a result of separate arm's-length negotiations with each of the equity investors. As part of these negotiations, each of the equity investors separately agreed with us that the preferred stock would have a fixed conversion rate based on stated value (rather than have the conversion rate increase over time as preferred dividends accrue), and further agreed that our series A convertible preferred stock would not pay or accrue preferred dividends for the first three years following issuance and that our series B convertible preferred stock would not pay or accrue preferred dividends at any time.

                  Upon the closing of the financing transactions, the total number of outstanding shares of our common stock, including shares issuable upon conversion of the new convertible preferred stock, is expected to increase from approximately 38.5 million shares to approximately 88.2 million shares.


THE STOCK PURCHASE AGREEMENTS

                  In the financing transactions, we will issue and sell shares of our series A convertible preferred stock, without par value, and shares of our series B convertible preferred stock, without par value, to the Berkshire and Greenbriar investors and to the Goldman Sachs investors pursuant to the terms and subject to the conditions contained in separate stock purchase agreements.

Investment by the Berkshire and Greenbriar Investors

                  On December 18, 2002, we entered into a stock purchase agreement with the Berkshire and Greenbriar investors. Pursuant to the terms and conditions of the Berkshire and Greenbriar stock purchase agreement, we agreed to sell shares of our preferred stock to the Berkshire and Greenbriar investors for an aggregate purchase price of approximately $77.9 million (before giving effect to the payment of certain transaction costs). The sale will be comprised of 77,875 shares of our series A convertible preferred stock and 77,875 shares of our series B convertible preferred stock. The terms and relative rights and preferences of our series A convertible preferred stock and our series B convertible preferred stock are set forth in the Certificates of Designations that were filed as exhibits to our Current Report on Form 8-K dated December 20, 2002 and are described below under the heading " - Terms of Preferred Stock."

                  Upon the closing of the financing transactions, the shares of our series A convertible preferred stock and series B convertible preferred stock held by the Berkshire and Greenbriar investors will be convertible into approximately 31 million shares of our common stock, which will represent approximately 35.2% of our outstanding voting securities.

                  Berkshire Partners LLC is an active investor in the private equity market managing approximately $3.5 billion of equity capital, with a primary focus on building solid, growth-oriented companies in conjunction with strong, equity-oriented management teams. Berkshire invests in a broad range of industries, including manufacturing, retailing and related services, telecommunications, business services and transportation. Greenbriar Equity Group LLC is focused exclusively on making private equity investments in the global transportation industry, including companies in freight and passenger transport, commercial aerospace, automotive, logistics, and related sectors. Greenbriar and Berkshire have entered into a strategic joint venture and co-investment agreement to address transportation and related investment activities. Greenbriar manages $700 million of committed limited partner capital and co-investment commitments and, together with Berkshire, has access to more than $1 billion for investment in privately negotiated equity investments within the transportation industry.

Investment by Goldman Sachs Investors

                  On December 18, 2002, we entered into a stock purchase agreement with the Goldman Sachs investors. Pursuant to the terms and conditions of the Goldman Sachs stock purchase agreement, we agreed to sell shares of our preferred stock for an aggregate purchase price of approximately $47.1 million to the Goldman Sachs investors (before giving effect to the payment of certain transaction costs). The sale will be comprised of 47,125 shares of our series A convertible preferred stock and 47,125 shares of our series B convertible preferred stock. Affiliates of Goldman Sachs currently own approximately 37.8% of the outstanding shares of our common stock, which they purchased in December 2000 and which excludes options granted to certain directors of Hexcel designated by the Goldman Sachs investors and held for the benefit of The Goldman Sachs Group, Inc. For a more detailed summary of our common stock beneficially owned by the Goldman Sachs investors, you should refer to "Security Ownership of Certain Beneficial Owners and Management." The investment pursuant to the Goldman Sachs stock purchase agreement will enable affiliates of Goldman Sachs to maintain their current ownership percentage of our voting securities, consistent with their rights under the governance agreement entered into in December 2000.

                  Upon the closing of the financing transactions, the shares of our series A convertible preferred stock and series B convertible preferred stock held by the Goldman Sachs investors will be convertible into approximately 18.8 million shares of our common stock, which, when added to the shares of our common stock currently held by affiliates of Goldman Sachs, will represent approximately 37.8% of our outstanding voting securities.

                  GS Capital Partners 2000, L.P. is the current primary investment vehicle of Goldman Sachs for making privately negotiated equity investments. The current GS Capital Partners 2000, L.P. fund was formed in July 2000 with total committed capital of $5.25 billion, $1.5 billion of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors.

Conditions to Financing Transactions

                        The obligations of the parties to close the financing transactions under each of the stock purchase agreements are subject to:

        [ ] the absence of laws, regulations or orders which prohibit the financing transactions;

        [ ] the approval by our stockholders of the financing transactions proposal and charter amendment proposal;

        [ ] the completion of the senior debt refinancing as described under the heading " - Senior Debt Refinancing";

        [ ] the receipt of all required material foreign governmental approvals;

        [ ] the approval for listing on the New York Stock Exchange, or NYSE, and the Pacific Exchange, or PCX, of the shares of our common stock issuable upon conversion of our preferred stock, subject to official notice of issuance; and

        [ ] our receipt of not less than $47,125,000 in gross proceeds from the sale of our preferred stock to investors other than the Berkshire and Greenbriar investors (in the case of the Berkshire and Greenbriar stock purchase agreement) or our receipt of not less than $77,875,0000 in gross proceeds from the sale of our preferred stock to investors other than the Goldman Sachs investors (in the case of the Goldman Sachs stock purchase agreement), as the case may be.

                  The obligations of the Berkshire and Greenbriar investors and the Goldman Sachs investors to close the financing transactions are also subject to:

        [ ] the accuracy of our representations and warranties as of the date of the stock purchase agreements and as of the closing date;

        [ ] the performance by us in all material respects of our obligations required to be performed by us under the stock purchase agreements at or prior to the closing;

        [ ] the resignation of one of our current directors effective as of the closing;

        [ ] the absence of any change, event or development which has had or would reasonably be expected to have a material adverse effect on us since June 30, 2002;

        [ ] our execution and delivery of the stockholders agreement and registration rights agreement (in the case of the Berkshire and Greenbriar stock purchase agreement) or the amended and restated governance agreement and the amended and restated registration rights agreement (in the case of the Goldman Sachs stock purchase agreement);

        [ ] the receipt by the Berkshire and Greenbriar investors of a resolution of our board of directors affirmatively determining that, under the New York Stock Exchange's proposed corporate governance rules, no relationship will have been created between us and either Joel S. Beckman or Robert J. Small, the proposed nominees to our board of directors of the Berkshire and Greenbriar investors, solely by the execution of the Berkshire and Greenbriar stock purchase agreement, the stockholders agreement and the registration rights agreement, that would preclude our board of directors from determining that either Mr. Beckman or Mr. Small is an "independent director";

        [ ] the receipt by the Berkshire and Greenbriar investors and the Goldman Sachs investors of a certificate of our Chief Executive Officer and Chief Financial Officer certifying that the financing transactions do not violate the terms of the senior debt refinancing, and, to their good faith belief, based on projections prepared by us using assumptions believed to be reasonable in good faith, that we will be able to satisfy the financial covenants contained in the senior debt refinancing;

        [ ] the filing and effectiveness of the Certificates of Designations relating to our preferred stock;

        [ ] the receipt by the Berkshire and Greenbriar investors and the Goldman Sachs investors of a legal opinion from Skadden Arps; and

        [ ] the absence of any amendment, waiver, termination, modification or other alteration in any material respect of the provisions of any agreement with respect to an investment in our convertible preferred stock.

                  Our obligation to close the financing transactions under the stock purchase agreements is also subject to:

        [ ] the accuracy in all material respects of the representations and warranties of the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, as of the date of the stock purchase agreements and as of the closing date;

        [ ] the performance by the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, in all material respects of the obligations required to be performed by them under their respective stock purchase agreements at or prior to the closing;

        [ ] the execution and delivery of the stockholders agreement and registration rights agreement (in the case of the Berkshire and Greenbriar investors) and the execution and delivery of the amended and restated governance agreement and the amended and restated registration rights agreement (in the case of the Goldman Sachs investors); and

        [ ] our receipt of a legal opinion from Ropes & Gray (special counsel to the Berkshire and Greenbriar investors) and a legal opinion from Fried, Frank, Harris, Shriver & Jacobson (special counsel to the Goldman Sachs investors).

Representations and Warranties

                  Both stock purchase agreements contain customary representations and warranties made by us and by the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be. These representations and warranties are subject, in some cases, to specified exemptions and qualifications.

Conduct of Business Prior to the Closing

                  Prior to the closing or earlier termination of the stock purchase agreements, subject to specified exceptions, we agreed to conduct our business in the ordinary course of business and consistent with past practice, use reasonable best efforts to preserve our assets, goodwill and third party relationships, maintain our books and records in the ordinary manner and consistent with past practice and comply in all material respects with applicable laws.

                  In addition, subject to specified exceptions, we agreed not to:

        [ ] amend our organizational documents, except as contemplated by the stock purchase agreements;

        [ ] incur or guarantee any indebtedness other than in the normal course of business as permitted under our senior credit facility;

        [ ] declare or pay any dividend or distribution or redeem or repurchase any of our securities, except as required by the terms of such securities;

        [ ] take any action that is reasonably likely to cause our representations and warranties to be untrue or the closing conditions to not be satisfied;

        [ ] amend, waive or terminate in any material respect the provisions of any agreement with respect to an investment in our convertible preferred stock; or

        [ ] agree to take any of the above actions.

                  Prior to the closing of the financing transactions, we may, without the approval of the Berkshire and Greenbriar investors or the Goldman Sachs investors, (1) enter into mergers or other business combinations and sell or otherwise dispose of our assets if the value of such transaction together with the value of similar transactions in the previous twelve months is less than the greater of $75 million or 11% of our total consolidated assets and (2) issue our equity securities if the value of such transaction together with the value of similar transactions in the previous twelve months is less than $25 million.

Senior Debt Refinancing

                  Pursuant to the stock purchase agreements, we agreed to use our reasonable best efforts to complete the refinancing of our senior credit facility on substantially the terms contemplated by the stock purchase agreements. See " - Senior Debt Refinancing."

Commitment to Vote in Favor of Proposals

                  The Goldman Sachs investors hold approximately 37.8% of the shares of our outstanding common stock, which excludes options granted to certain of our directors designated by the Goldman Sachs investors and held for the benefit of The Goldman Sachs Group, Inc. For a more detailed summary of the Hexcel common stock beneficially owned by the Goldman Sachs investors, you should refer to "Security Ownership of Certain Beneficial Owners and Management." Subject to specified exemptions described below, under the Goldman Sachs stock purchase agreement, the Goldman Sachs investors have agreed to vote all of their shares of our outstanding common stock in favor of each of the proposals described in this proxy statement. The Goldman Sachs investors will not be required to vote these shares of our common stock in favor of the proposals if:

        [ ] our board of directors withdraws or adversely modifies its recommendations in favor of the proposals;

        [ ] we materially breach our obligations under the Goldman Sachs stock purchase agreement;

        [ ] we have experienced a material adverse effect since June 30, 2002;

        [ ] we have not either received an executed commitment letter or entered into definitive agreements for the senior debt refinancing on terms no less favorable to us than those described in the Goldman Sachs stock purchase agreement, or if the commitment letter or definitive agreements are adversely modified, withdrawn or otherwise terminated; or

        [ ] the Houlihan Lokey fairness opinions described elsewhere in this proxy statement are withdrawn or materially adversely modified.

No Solicitation

                  Prior to the closing of the financing transactions, without the consent of the Berkshire and Greenbriar investors and the Goldman Sachs investors, we and our representatives are not permitted to, directly or indirectly:

        [ ] solicit, initiate, encourage, or facilitate any third party proposal or indication of interest which would involve the direct or indirect acquisition of a business or assets representing 20% or more of our assets, net income or net revenues, 20% or more of our equity or any merger, other business combination, liquidation or similar transaction involving us, other than the financing transactions described in this proxy statement, any such proposal being referred to in this proxy statement as an "alternate proposal";

        [ ] in connection with such an alternate proposal, engage in discussions or negotiations with any person; or

        [ ] in connection with such an alternate proposal, disclose any nonpublic information concerning us or provide access to our books, records or facilities to any person that has made or, to our knowledge, is considering making an alternate proposal.

                  However, at any time prior to the closing, in the event we receive an unsolicited alternate proposal, we may (1) make such inquiries or conduct such discussions with respect to such alternate proposal as our board of directors, after consulting with outside legal counsel, may deem necessary to inform itself for the purposes of exercising its fiduciary duties and (2) may conduct such additional discussions or provide such information as our board of directors may determine if:

        [ ] our board of directors determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation) that such alternate proposal is reasonably likely to result in a superior proposal (as defined below);

        [ ] prior to such additional discussions or provision of information, our board of directors determines in good faith (after consulting with outside legal counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law; and

        [ ] prior to providing any information, the recipient of such information enters into a confidentiality agreement.

                  A "superior proposal" is defined as a bona fide alternate proposal, which does not contain a due diligence condition, that our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to our stockholders than the financing transactions, taking into account any changes to the financing transactions that have been proposed by the Berkshire and Greenbriar investors or the Goldman Sachs investors, as applicable, in response to such proposal.

                  We agreed to promptly (and in no event later than two business days after receipt of any alternate proposal) notify the Berkshire and Greenbriar investors and the Goldman Sachs investors upon our receipt of any unsolicited alternate proposal (or any amendment to a previously submitted alternate proposal) or any inquiry that could reasonably be expected to lead to an alternate proposal and of the identity of the person making such alternate proposal or inquiry and the material terms and conditions of such alternate proposal or inquiry.

                  Prior to the closing of the financing transactions, our board of directors may withdraw its recommendation of the financing transactions or approve or recommend, or cause us to enter into an agreement with respect to, a superior proposal under certain circumstances. These are:

        [ ] if our board of directors determines in good faith (after consulting with outside legal counsel) that such withdrawal or approval or recommendation of, or entering into of an agreement with respect to, a superior proposal may reasonably be expected to be required to satisfy its fiduciary duties;

        [ ] if we provide written notice to the Berkshire and Greenbriar investors and the Goldman Sachs investors specifying the material terms and conditions of the superior proposal and identifying the person making such superior proposal;

        [ ] if the Berkshire and Greenbriar investors or the Goldman Sachs investors, as applicable, do not, within five business days of receipt of notice of the superior proposal, make an offer which our board of directors determines in good faith (based upon the advice of a financial advisor of nationally recognized reputation) to be as favorable to our stockholders as such superior proposal; and

        [ ] if the applicable stock purchase agreement has been or is concurrently terminated and, in the case of the Berkshire and Greenbriar stock purchase agreement, we have paid the required termination fees to the Berkshire and Greenbriar investors.

Certain Payments and Reimbursement of Expenses

                  Pursuant to the Berkshire and Greenbriar stock purchase agreement, we will pay Berkshire Partners LLC and Greenbriar Equity Group LLC at the closing of the financing transactions or upon termination of the stock purchase agreement a transaction fee equal to $1,500,000 in the aggregate, subject to reduction as provided below.

                  The transaction fee payable to Berkshire Partners LLC and Greenbriar Equity Group LLC will be reduced to $750,000 if the Berkshire and Greenbriar stock purchase agreement is terminated:

        [ ] either by us or by the Berkshire and Greenbriar investors if either the financing transactions proposal or the charter amendment proposal is not approved by our stockholders at the special meeting; or

        [ ] either by us or by the Berkshire and Greenbriar investors because of the failure to satisfy the conditions relating to the absence of legal restraints prohibiting the financing transactions, the completion of the senior debt refinancing, the receipt of material foreign governmental approvals or the approval for listing on the NYSE and the PCX of the shares of our common stock issuable upon the conversion of the convertible preferred stock to be issued in the financing transactions (provided that the failure of the Berkshire and Greenbriar investors to fulfill any obligation under the agreement did not result in the failure of such condition).

                  However, no transaction fee is payable to Berkshire Partners LLC and Greenbriar Equity Group LLC if the Berkshire and Greenbriar stock purchase agreement is terminated:

        [ ] by the Berkshire and Greenbriar investors because of the occurrence of a material adverse effect on us since June 30, 2002, or because of any inaccuracy of a representation or warranty due to an event occurring after the date of the agreement which constitutes a material adverse effect on us; or

        [ ] by us because of the inaccuracy of the representations and warranties of the Berkshire and Greenbriar investors as of the date of the agreement or as of the closing date or the breach in any material respect by the Berkshire and Greenbriar investors of their material obligations under the agreement, which inaccuracy or breach is incapable of being cured by May 30, 2003.

                  As required by the terms of the Berkshire and Greenbriar stock purchase agreement, upon execution of the Berkshire and Greenbriar stock purchase agreement, we paid Berkshire Partners LLC and Greenbriar Equity Group LLC $550,000 (an amount intended to approximate the expenses incurred by the Berkshire and Greenbriar investors in connection with the financing transactions through September 11, 2002) plus $197,390 (an amount equal to 50% of all reasonable, documented, out-of-pocket legal, travel and accounting expenses incurred by them in connection with the financing transactions from September 11, 2002 to the date of the agreement).

                  Upon the earlier to occur of the closing of the financing transactions and two business days following the termination of the Berkshire and Greenbriar stock purchase agreement, we will pay Berkshire Partners LLC and Greenbriar Equity Group LLC 50% of all reasonable, documented, out-of-pocket legal, travel and accounting expenses incurred by the Berkshire and Greenbriar investors in connection with the financing transactions from September 11, 2002 to the date of the agreement, plus all reasonable, documented, out-of-pocket legal, travel and accounting expenses incurred by the Berkshire and Greenbriar investors in connection with the financing transactions from the date of the Berkshire and Greenbriar stock purchase agreement until the earlier to occur of the closing of the financing transactions and the date of termination of the Berkshire and Greenbriar stock purchase agreement. However, in the event we terminate the agreement because the Berkshire and Greenbriar investors breach any of their representations, warranties or covenants under the agreement (which breach is incapable of being cured by May 30, 2003), we will not be required to pay the expenses incurred by the Berkshire and Greenbriar investors after the date of the agreement.

                  Pursuant to the Goldman Sachs stock purchase agreement, at the closing of the financing transactions we will make certain payments to the Goldman Sachs investors equal to $907,705 in the aggregate.

                  As required by the terms of the Goldman Sachs stock purchase agreement, upon execution of the Goldman Sachs stock purchase agreement, we paid the Goldman Sachs investors $320,907.92 (an amount equal to 50% of all reasonable, documented, out-of-pocket legal, travel and accounting expenses incurred by them in connection with the financing transactions through the date of the Goldman Sachs stock purchase agreement).

                  Upon the earlier to occur of the closing of the financing transactions and two business days following the termination of the Goldman Sachs stock purchase agreement, we will pay the Goldman Sachs investors 50% of all reasonable, documented, out-of-pocket legal, travel and accounting expenses incurred by them in connection with the financing transactions, plus all reasonable, documented, out-of-pocket legal, travel and accounting expenses incurred by them in connection with the financing transactions from the date of the Goldman Sachs stock purchase agreement until the earlier to occur of the closing of the financing transactions and the date of termination of the Goldman Sachs stock purchase agreement, subject to an aggregate cap of $500,000. However, in the event we terminate the agreement because the Goldman Sachs investors breach any of their representations, warranties or covenants under the agreement (which breach is incapable of being cured by May 30, 2003), we will not be required to pay the expenses incurred by the Goldman Sachs investors after the date of the agreement.

Termination

                  Each stock purchase agreement may be terminated by mutual consent of the parties to such agreement.

                  The stock purchase agreements may be terminated by either us or the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, under the following circumstances:

        [ ] if the closing of the financing transactions has not occurred on or before May 30, 2003 (provided that this right to terminate will not be available to any party whose failure to fulfill any obligation under the applicable stock purchase agreement was the cause of, or resulted in, the failure of the closing to occur on or before such date);

        [ ] if any governmental entity issues an injunction permanently restraining the financing transactions that has become final and non-appealable (provided that this right to terminate will not be available to any party whose breach resulted in the issuance of the injunction); or

        [ ] if the approval of the financing transactions proposal and the charter amendment proposal by our stockholders is not obtained at the special meeting (provided that this right to terminate will not be available to any party whose breach resulted in the failure to obtain the approval).

                  In addition, we may terminate either stock purchase agreement if:

        [ ] we receive a superior proposal and our board of directors has complied with the provisions of the agreement described above under " - No Solicitation"; or

        [ ] the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, breach any of their representations, warranties or covenants under the applicable stock purchase agreement, and such breach is incapable of being cured prior to May 30, 2003.

                  In addition, the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, may terminate the applicable stock purchase agreement if:

        [ ] our board of directors (or any committee of our board of directors) withdraws or adversely modifies its approval or recommendation of the financing transactions;

        [ ] we breach any of our representations, warranties or covenants under the applicable stock purchase agreement, and such breach is incapable of being cured prior to May 30, 2003; or

        [ ] any material adverse effect on us occurs subsequent to the date of the applicable stock purchase agreement which is incapable of being cured prior to May 30, 2003.

                  We will pay Berkshire Partners LLC and Greenbriar Equity Group LLC a termination payment equal to $3,115,000, less (1) any transaction fee paid or payable by us and (2) 50% of the amount of expenses of the Berkshire and Greenbriar investors paid or payable by us if:

        [ ] the Berkshire and Greenbriar investors terminate the stock purchase agreement because our board of directors (or any committee of our board of directors) withdraws or adversely modifies its approval or recommendation of the financing transactions;

        [ ] we terminate the stock purchase agreement because we receive a superior proposal and our board of directors has complied with the provisions of the agreement described above under " - No Solicitation"; or

        [ ] the Berkshire and Greenbriar investors terminate the stock purchase agreement as a result of the failure to satisfy the condition relating to our receipt of not less than $47,125,000 in proceeds from the sale of our preferred stock to investors other than the Berkshire and Greenbriar investors;

and, in any such case, we complete a transaction that constitutes an alternate proposal within nine months after the date the agreement is terminated.

                  No termination fee is payable to the Goldman Sachs investors under the Goldman Sachs stock purchase agreement.

Survival of Representations and Warranties; Indemnification

                  Under the stock purchase agreements, the representations and warranties of each party survive for 12 months after the closing, except for
(1) the representations and warranties relating to our organization, the due authorization of the financing transactions, the related documentation and the convertible preferred stock and our capitalization, which expire 60 days after the expiration of the applicable statute of limitations and (2) the representations and warranties relating to our compliance with laws, which expire 18 months after the closing of the financing transactions.

                  Under the stock purchase agreements, we will indemnify the Berkshire and Greenbriar investors and related parties and the Goldman Sachs investors and related parties for any losses they incur arising from (1) a breach of any representations, warranties or covenants made by us or (2) any actual or threatened litigation against them in connection with the financing transactions.

                  The Berkshire and Greenbriar investors and the Goldman Sachs investors will each indemnify us for any losses we incur arising from a breach of any of their respective representations, warranties or covenants.

                  With respect to any indemnification claims made by any party for breaches of representations and warranties, the party providing indemnification will only be responsible for amounts in excess of $2,000,000. The maximum amount payable by a party providing indemnification will be $20,000,000, in the case of the Berkshire and Greenbriar stock purchase agreement, and $10,000,000, in the case of the Goldman Sachs stock purchase agreement; provided, the maximum amount payable by us for losses incurred due to our breach of the representations and warranties relating to our SEC filings will equal the applicable purchase price provided for in the applicable agreement.

                  Except in cases of fraud, the right to indemnification provided in the stock purchase agreements is the sole post-closing remedy for breaches of representations and warranties under the stock purchase agreements.

THE STOCKHOLDERS AGREEMENT AND THE AMENDED AND RESTATED GOVERNANCE AGREEMENT

                  The Berkshire and Greenbriar investment will be subject to the terms and conditions of the stockholders agreement we will enter into with the Berkshire and Greenbriar investors at the closing of the financing transactions. The Goldman Sachs investment will be subject to the terms and conditions of the amended and restated governance agreement we will enter into with the Goldman Sachs investors at the closing of the financing transactions.

Board Representation

                  The stockholders agreement provides that our board of directors will consist of ten directors and that:

        [ ] for so long as the Berkshire and Greenbriar investors beneficially own 15% or more of the total "voting power" (as defined below) of our voting securities and have not sold or otherwise disposed of shares representing 66 2/3% or more of the voting power of our securities that they will acquire in the financing transactions, any slate of nominees for election to our board of directors will consist of two nominees nominated by the Berkshire and Greenbriar investors and eight nominees not nominated by the Berkshire and Greenbriar investors, and at least five of these eight nominees must be "independent" nominees (as defined below);

        [ ] in the event (1) the Berkshire and Greenbriar investors beneficially own 15% or more of the total voting power of our voting securities and have sold or otherwise disposed of shares representing 66 2/3% or more of the voting power of our securities that they will acquire in the financing transactions or (2) the Berkshire and Greenbriar investors beneficially own less than 15% but at least 10% of the total voting power of our voting securities, any slate of nominees for election to our board of directors will consist of one nominee of the Berkshire and Greenbriar investors and nine nominees not nominated by the Berkshire and Greenbriar investors, and at least six of these nine nominees must be independent nominees; and

        [ ] in the event the total voting power of our voting securities beneficially owned by the Berkshire and Greenbriar investors at any time is below 10%, the stockholders agreement will terminate and the Berkshire and Greenbriar investors will have no further right to nominate any of our directors.

                  Under the stockholders agreement, "voting power" means the portion of all of our common stock, our convertible preferred stock and any other of our voting securities outstanding held by the Berkshire and Greenbriar investors. "Voting power" would also include all of our voting securities that could be issued to the Berkshire and Greenbriar investors upon the exercise or conversion of any outstanding securities, such as options, beneficially owned by the Berkshire and Greenbriar investors.

                  For purposes of the stockholders agreement and the amended and restated governance agreement and the description of such agreements in this proxy statement, the terms "independent nominee" and "independent director" refer to a nominee or director who is not and has never been an officer, employee or director of any of the Berkshire and Greenbriar investors or the Goldman Sachs investors and has no affiliation or relationship with any of the Berkshire and Greenbriar investors or the Goldman Sachs investors that would cause a reasonable person to regard the person as likely to be unduly influenced by any of the Berkshire and Greenbriar investors or the Goldman Sachs investors.

                  The Berkshire and Greenbriar investors will initially nominate Robert J. Small and Joel S. Beckman to our board of directors. Upon the closing of the financing transactions, a sufficient number of our independent directors will resign in order to permit the appointment of these nominees.

                  The amended and restated governance agreement with the Goldman Sachs investors provides that our board of directors will consist of ten directors and that:

        [ ] for so long as the Goldman Sachs investors beneficially own 20% or more of the total "voting power" (as defined below) of our voting securities and have not sold or otherwise disposed of shares representing 33 1/3% or more of the voting power of our securities that they will hold upon the closing of the financing transactions, any slate of nominees for election to our board of directors will consist of three nominees of the Goldman Sachs investors and seven nominees not nominated by the Goldman Sachs investors, and at least five of these seven nominees must be independent nominees;

        [ ] in the event (1) the Goldman Sachs investors beneficially own 20% or more of the total voting power of our securities but sell or otherwise dispose of shares of our common stock or our convertible preferred stock (other than to other Goldman Sachs investors) together representing 33 1/3% or more of the voting power of our securities that they hold upon the closing of the financing transactions or (2) the Goldman Sachs investors beneficially own less than 20% but at least 15% of the total voting power of our voting securities and have not sold or otherwise disposed of shares representing 66 2/3% or more of the voting power of our securities that they will hold upon the closing of the financing transactions, any slate of nominees for election to our board of directors will consist of two nominees of the Goldman Sachs investors and eight nominees not nominated by the Goldman Sachs investors, and at least six of these eight nominees must be independent nominees;

        [ ] in the event (1) the Goldman Sachs investors beneficially own less than 20% but at least 15% of the total voting power of our voting securities and have sold or otherwise disposed of shares representing 66 2/3% or more of the voting power of our securities that they will hold upon the closing of the financing transactions or (2) the Goldman Sachs investors beneficially own less than 15% but at least 10% of the total voting power of our voting securities, any slate of nominees for election to our board of directors will consist of one nominee of the Goldman Sachs investors and nine nominees not nominated by the Goldman Sachs investors, and at least seven of these nine nominees must be independent nominees; and

        [ ] in the event the total voting power of our voting securities beneficially owned by the Goldman Sachs investors at any time is below 10%, the amended and restated governance agreement will terminate and the Goldman Sachs investors will have no further right to nominate any of our directors.

                  Under the amended and restated governance agreement, "voting power" means the portion of all of our common stock, our convertible preferred stock and any other of our voting securities outstanding held by the Goldman Sachs investors. "Voting power" would also include all of our voting securities that could be issued to the Goldman Sachs investors upon the exercise or conversion of any outstanding securities, such as options, beneficially owned by the Goldman Sachs investors.

                  The Berkshire and Greenbriar investors and the Goldman Sachs investors are required to vote their shares of our voting securities in favor of the nominees for director determined in accordance with the stockholders agreement or the amended and restated governance agreement, as the case may be. Notwithstanding the foregoing, we may increase the size of our board of directors through the appointment of one or more independent directors in order to comply with any law, regulation or NYSE rule. In such an event, we will use our commercially reasonable best efforts to give the Berkshire and Greenbriar investors and the Goldman Sachs investors the right to nominate, as nearly as possible, the proportion of directors as permitted by the board representation provisions described above.

                  Under the stockholders agreement, for so long as the Berkshire and Greenbriar investors are entitled to designate two or more nominees for election to our board of directors, each committee of our board of directors will consist of at least one director nominated by the Berkshire and Greenbriar investors. Under the amended and restated governance agreement, for so long as the Goldman Sachs investors are entitled to designate two or more nominees for election to our board of directors, each committee of our board of directors will consist of at least one director nominated by the Goldman Sachs investors.

                  If at any time the number of directors the Berkshire and Greenbriar investors or the Goldman Sachs investors are entitled to nominate would decrease, then the Berkshire and Greenbriar investors or the Goldman Sachs investors, as the case may be, must cause a sufficient number of directors nominated by them to resign from our board of directors. Any vacancies created by these resignations will be filled by the independent directors with additional independent directors.

Approvals

                  Pursuant to the stockholders agreement and the amended and restated governance agreement, for so long as the Berkshire and Greenbriar investors (in the case of the stockholders agreement) or the Goldman Sachs investors (in the case of the amended and restated governance agreement) beneficially own at least 15% of the total voting power of our voting securities, our board of directors may not approve any of the following actions without the approval of a majority of the directors nominated by the Berkshire and Greenbriar investors and a majority of the directors nominated by the Goldman Sachs investors:

        [ ] any merger or other business combination involving us or any of our subsidiaries, other than a "buyout transaction" (as defined below under " - Buyout Transactions"), if the value of the consideration to be paid or received by us and/or our stockholders, when added together with the value of the consideration to be paid or received by us in all similar transactions during the previous 12 months, exceeds the greater of $75 million and 11% of our total consolidated assets;

        [ ] any sale, transfer, conveyance, lease or other disposition or series of related dispositions of any of our assets, businesses or operations, other than a buyout transaction, if the value of the assets, business or operations disposed of in this manner during the prior 12 months exceeds the greater of $75 million and 11% of our total consolidated assets; or

        [ ] any issuance by us or any of our significant subsidiaries of equity securities, with exceptions for employee and director benefit plans, intercompany issuances, conversion or exercise of outstanding securities and issuances in connection with any mergers or other business combinations involving us or any of our subsidiaries which are approved by our board of directors, if the consideration received by us for similar transactions, including the proposed transaction, during the prior 12 months exceeds $25 million.

                  For so long as any directors nominated by the Berkshire and Greenbriar investors or the Goldman Sachs investors are serving on our board of directors, any board action will require approval of at least six directors, at least two of which must be independent directors.

                  The Berkshire and Greenbriar investors have agreed with us and the Goldman Sachs investors have agreed with us that, in any election of directors or at any meeting of our stockholders called for the removal of directors, so long as our board of directors includes, and will include after the removal, any director nominated by such investors, they will be present for purposes of establishing a quorum and will vote their shares of our voting securities (1) in favor of any nominee for director placed by Hexcel on the slate presented to stockholders for election to the board of directors and selected in accordance with the terms of any applicable stockholders or governance agreement and (2) against the removal of any director placed by Hexcel on the slate presented to stockholders for election to the board of directors and designated in accordance with the terms of any applicable stockholders or governance agreement.

                  Other than voting for the election of directors and as provided below under " - Standstill," the Berkshire and Greenbriar investors and the Goldman Sachs investors are free to vote their shares of our voting securities as they wish except:

        [ ] in connection with an offer for a buyout transaction, in which case other restrictions apply, which are described below under " - Buyout Transactions"; and

        [ ] the Berkshire and Greenbriar investors and the Goldman Sachs investors must vote against any amendment to our certificate of incorporation that would adversely affect the rights of the persons who are entitled to indemnification under the applicable provisions of our certificate of incorporation.

                  We agreed to amend our bylaws to reflect the board and committee representation and approval provisions described above and such other matters as we may reasonably agree.

Standstill

                  The Berkshire and Greenbriar investors have agreed under the stockholders agreement and the Goldman Sachs investors have agreed under the amended and restated governance agreement, subject to specified exceptions, that without the approval of a majority of all of the directors, other than those nominated by the Berkshire and Greenbriar investors and the Goldman Sachs investors, including at least two independent directors, they will not:

        [ ] purchase or otherwise acquire any beneficial ownership of our voting securities, except for (1) the shares to be purchased by such investors in the financing transactions, (2) shares of our common stock issuable upon conversion of our convertible preferred stock, (3) shares of our common stock the beneficial ownership of which is acquired through options granted to directors nominated by such investors, (4) in the case of the Goldman Sachs investors, a limited number of shares of our common stock the beneficial ownership of which is acquired inadvertently in connection with broker dealer activities and (5) in the case of the Berkshire and Greenbriar investors, any additional shares of voting securities, provided that under no circumstances may the Berkshire and Greenbriar investors own more than 39.5% of the total voting power of our voting securities;

        [ ] enter into, solicit or support any merger or business combination involving us or purchase, acquire, or solicit or support the purchase or acquisition of any portion of our business or assets, except in the ordinary course of business, or in nonmaterial amounts or in accordance with the provisions regarding buyout transactions described below;

        [ ] initiate or propose any stockholder proposal without the approval of our board of directors or make, or in any way participate in, any solicitation of proxies (as these terms are used in Section 14 of the Securities Exchange Act of 1934) to vote or seek to advise or influence any person or entity with respect to the voting of any of our securities or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which the investors may vote in their sole discretion under the stockholders agreement or the amended and restated governance agreement, as the case may be;

        [ ] form or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to the voting securities held by such investors (other than, in the case of Berkshire and Greenbriar investors, a group made up of only other Berkshire and Greenbriar investors, and in the case of Goldman Sachs investors, a group made up of only other Goldman Sachs investors) that would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on
            Schedule 13D with the SEC;

        [ ] deposit any of our voting securities in a voting trust or enter into any voting agreement other than the stockholders agreement or the amended and restated governance agreement, as the case may be;

        [ ] seek representation on our board of directors, remove a director or seek a change in the size or composition of our board of directors, except as provided by the stockholders agreement or the amended and restated governance agreement, as the case may be;

        [ ] make any request to amend or waive any of these standstill provisions, which would require public disclosure under applicable law, rule or regulation;

        [ ] disclose any intent, purpose, plan, arrangement or proposal inconsistent with the actions listed above, or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;

        [ ] take any action challenging the validity or enforceability of the actions listed above; or

        [ ] assist, advise, encourage or negotiate with respect to or seek to do any of the actions listed above.

                  Notwithstanding the foregoing, (1) neither the Berkshire and Greenbriar investors nor the Goldman Sachs investors may acquire, sell, transfer or otherwise dispose of beneficial ownership of any of our voting securities if such acquisition, sale, transfer or other disposition would result in a default, or acceleration of amounts outstanding, under our senior credit facility or the indenture governing our outstanding 9-3/4% senior subordinated notes due 2009, unless, prior to such acquisition, sale, transfer or other disposition, any required consents under these debt instruments are obtained and (2) the Berkshire and Greenbriar investors and the Goldman Sachs investors may propose "buyout transactions" (as defined below) after the date that is 18 months from the closing of the financing transactions and may participate in buyout transactions proposed by third parties, provided that their participation is consistent with the provisions below. See " - Buyout Transactions."

Buyout Transactions

                  Pursuant to each of the stockholders agreement and the amended and restated governance agreement, the Berkshire and Greenbriar investors and the Goldman Sachs investors, as the case may be, may not propose or participate in a "buyout transaction" (as defined below) for a period of eighteen months after the closing of the financing transactions, except as described below in this section.

                  Pursuant to each of the stockholders agreement and the amended and restated governance agreement, if we become the subject of a buyout transaction proposed by a third party that is made during the term of such agreement, and the buyout transaction is approved by a majority of our board of directors and a majority of our "disinterested directors" (as defined below), including two of the independent directors, the Berkshire and Greenbriar investors and the Goldman Sachs investors, as the case may be, may act in their sole discretion with respect to the buyout transaction.

                  Pursuant to each of the stockholders agreement and the amended and restated governance agreement, if we become the subject of a buyout transaction proposal made prior to the date that is 18 months from the closing date of the financing transactions, and such third party offer is either not approved by a majority of our board of directors or is approved by a majority of our board of directors but not by a majority of our disinterested directors, including two of our independent directors, the Berkshire and Greenbriar investors may not, and the Goldman Sachs investors, with respect to the shares they acquire in the financing transactions, may not:

        [ ] support the third party offer;

        [ ] vote in favor of the third party offer; or

        [ ] tender or sell their shares of our voting securities to the person making the third party offer.

                  With respect to the shares of our common stock owned by the Goldman Sachs investors prior to the closing of the financing transactions, the restrictions described in the immediately preceding paragraph will be applicable from the date of execution of the amended and restated governance agreement until December 19, 2003.

                  Pursuant to each of the stockholders agreement and the amended and restated governance agreement, if we become the subject of a buyout transaction proposed by a third party, the Berkshire and Greenbriar investors or the Goldman Sachs investors that is made after the date that is 18 months from the closing date of the financing transactions, and the offer is either not approved by a majority of our board of directors or is approved by a majority of our board of directors but not by a majority of our disinterested directors, including two of our independent directors, then the Berkshire and Greenbriar investors must, and the Goldman Sachs investors, with respect to the shares they acquire in the financing transactions, must:

        [ ] vote their shares of our voting securities against the buyout transaction in proportion to the votes cast by our other stockholders against the buyout transaction; and

        [ ] not tender or sell their shares of our voting securities to the person proposing the buyout transaction in a proportion greater than the tenders or sales made by our other stockholders to the person proposing the buyout transaction.

                  With respect to the shares of our common stock owned by the Goldman Sachs investors prior to the closing of the financing transactions, the restrictions described in the immediately preceding paragraph will be applicable after December 19, 2003.

                  A "buyout transaction" is defined as (1) a tender offer, merger or any similar transaction that offers holders the opportunity to dispose of their shares of our voting securities or otherwise contemplates the acquisition by any person or group of our voting securities that would result in such person or group beneficially owning a majority of our outstanding voting securities or (2) a sale of all or substantially all of our assets.

                  A "disinterested director" is defined with respect to any buyout transaction as any of our directors who is not an interested director within the meaning of Section 144 of the Delaware General Corporation Law with respect to such buyout transaction, it being understood that no directors nominated by the Berkshire and Greenbriar investors or the Goldman Sachs investors will be deemed to be not interested with respect to such buyout transaction.

Issuance of Additional Securities

                  For so long as the Berkshire and Greenbriar investors and the Goldman Sachs investors are entitled to each designate one or more nominees for election to our board of directors, if we issue any additional voting securities for cash, the Berkshire and Greenbriar investors and the Goldman Sachs investors will each have the option to purchase an amount of securities that would allow them to maintain their respective percentage ownership of the total voting power of our voting securities after the issuance for the same price and otherwise on the same terms as those governing the additional issuance. However, this right will not apply to any issuance of our voting securities upon conversion of any of our convertible securities, or pursuant to our stock option, incentive compensation or similar plans.

Transfer Restrictions

                  Under the stockholders agreement and the amended and restated governance agreement, the Berkshire and Greenbriar investors and the Goldman Sachs investors, as the case may be, may not sell or transfer their shares of our voting securities acquired in the financing transactions for a period of 18 months following the closing of the financing transactions, except for sales or transfers:

        [ ] pursuant to the Certificates of Designations governing our convertible preferred stock;

        [ ] to affiliates of Berkshire Partners LLC or Greenbriar Equity LLC
            (in the case of transfers from the Berkshire and Greenbriar investors) or to affiliates of The Goldman Sachs Group, Inc. (in the case of transfers from the Goldman Sachs investors), provided the transferee agrees to be bound by the terms of the stockholders agreement or amended and restated governance agreement, as the case may be;

        [ ] of shares of our common stock the beneficial ownership of which is acquired through options granted to the directors nominated by the investors; and

        [ ] in the case of the Berkshire and Greenbriar investors, of shares of our voting securities registered pursuant to their piggyback rights under the registration rights agreement (provided such registration includes shares of our voting securities beneficially owned by the Goldman Sachs investors prior to the closing of the financing transactions).

                  In addition to the foregoing exceptions to the prohibition on transfers and sales, from and after the date that is 18 months following the closing of the financing transactions, the Berkshire and Greenbriar investors and the Goldman Sachs investors, as the case may be, may sell or transfer their shares of our voting securities acquired in the financing transactions if such sales or transfers are:

        [ ] in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, and otherwise subject to compliance with the Securities Act of 1933;

        [ ] in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act of 1933, in a manner calculated to achieve a broad distribution (generally meaning a distribution of our voting securities that, to the knowledge, after due inquiry, of the person on whose behalf such distribution is being made, does not result in the acquisition by any other person of beneficial ownership of more than 5% of our voting securities after giving effect to such acquisition); or

        [ ] in a buyout transaction proposed by a third party, but only if otherwise permitted by the stockholders agreement or the amended and restated governance agreement, as the case may be, as described above under " - Buyout Transactions."

                  Additionally, the Goldman Sachs investors will be prohibited from selling or transferring the shares of our common stock beneficially owned by them prior to the closing of the financing transactions, subject to certain exceptions, including each of the exceptions described in this section.

Term

                  Each of the stockholders agreement and the amended and restated governance agreement will terminate upon the earlier of (1) the tenth anniversary of the closing date of the financing transactions and (2) any event that causes the percentage of our voting securities beneficially owned by the applicable investors to be less than 10% or equal to or more than 90%. In addition, either party may terminate the stockholders agreement or the amended and restated governance agreement, as applicable, if the other party to that agreement breaches a material obligation under the stockholders agreement or the amended and restated governance agreement, as the case may be, and fails to cure the breach within 60 days of written notice of the breach from the other party to that agreement.

THE REGISTRATION RIGHTS AGREEMENTS

                  Upon the closing of the financing transactions, we will enter into a registration rights agreement with the Berkshire and Greenbriar investors and an amendment and restatement of the registration rights agreement that we entered into with affiliates of Goldman Sachs in 2000. Each of the registration rights agreements will grant the Berkshire and Greenbriar investors and the Goldman Sachs investors, as the case may be, three "demand" registration rights, pursuant to which such investors may require us to use our commercially reasonable efforts to register under the Securities Act of 1933 the shares of our common stock (or, after the third anniversary of the original issuance date, the shares of our series A convertible preferred stock) held by them. The applicable investors' demand must be for a number of shares that represents at least 20% of the total voting power of the then outstanding securities eligible for registration under the applicable registration rights agreement owned by such investors and must have an aggregate anticipated offering price of at least $25,000,000. In addition, no shares of our common stock issued or issuable, directly or indirectly, upon conversion of shares of our convertible preferred stock may be included in any such demand request prior to the date that is 18 months from the closing of the financing transactions.

                  Each of the registration rights agreements will also grant the Berkshire and Greenbriar investors and the Goldman Sachs investors, as the case may be, "piggyback" registration rights, pursuant to which, subject to specified restrictions, such investors may include their shares of our common stock (or, after the third anniversary of the original issuance date, the shares of our series A convertible preferred stock) in any other registration by us to sell shares of our common stock under the Securities Act of 1933.

                  The registration rights agreements will provide for blackout periods during which we will be relieved from registering the shares of our common stock otherwise eligible for registration under the registration rights agreements. The registration rights agreements will also contain provisions relating to the priority for inclusion of shares in an underwritten offering in the event that the underwriters determine that the number of shares requested to be included in the offering must be reduced.

                  We will generally be required to pay for all expenses in connection with such registrations, except for underwriting discounts and commissions relating to the shares of our common stock sold by the investors.

TERMS OF PREFERRED STOCK

                  Our board of directors has approved the Certificates of Designations which set forth the designations, voting powers, preferences and relative participating, optional and other special rights of, and the qualifications, limitations or restrictions of our series A convertible preferred stock and our series B convertible preferred stock. The Certificates of Designations designate 125,000 shares each of our series A convertible preferred stock and our series B convertible preferred stock. Shares of both the series A convertible preferred stock and the series B convertible preferred stock are without par value. The following is a summary of the material terms of the preferred stock and other rights of the investors, which is qualified is its entirety by reference to the Certificates of Designations that were filed with the SEC as exhibits to our Current Report on Form 8-K dated December 20, 2002.

Ranking

                  Our preferred stock is senior to our common stock, and our series A convertible preferred stock ranks on parity with our series B convertible preferred stock, with respect to rights upon our liquidation, winding up or dissolution. Our series A convertible preferred stock ranks senior to our common stock and our series B convertible preferred stock with respect to dividends. In this regard, unless and until full cumulative dividends on our series A convertible preferred stock in respect of all past quarterly dividends have been paid, we may not pay any cash dividends on shares of our common stock. Our series B convertible preferred stock ranks on parity with our common stock with respect to the dividends declared on our common stock to which the holders of our series B convertible preferred stock are entitled. See " - Dividends - Series B Convertible Preferred Stock."

Dividends

                  Series A Convertible Preferred Stock. Commencing on the third anniversary of the original issuance date, holders of our series A convertible preferred stock will be entitled to receive dividends at an annual rate of 6% of the "accrued value," which is equal to the sum of $1,195.618 and an amount equal to the aggregate of all accrued but unpaid dividends, whether or not declared, that have been added to the accrued value pursuant to the terms of the certificate of designations for our series A convertible preferred stock, as described below. Dividends are payable on the 15th of each January, April, July and October, commencing on the third anniversary of the original issuance date, are cumulative whether or not they are earned or declared and compound quarterly in arrears. We may pay the dividends on our series A convertible preferred stock either entirely in cash or, at our option, by allowing them to accrue and compound and become payable upon liquidation, redemption and conversion. Such dividends will cease to accrue at such time as our series A convertible preferred stock becomes automatically convertible. See " - Conversion of Preferred Stock into Common Stock." In addition, in the event that dividends (other than dividends consisting, in whole or in part, of our common stock or securities convertible into our common stock) are paid on our common stock, the holders of our series A convertible preferred stock are entitled to receive such dividends on an "as-converted" basis (disregarding, for this purpose, the conversion limitations described below under " - Conversion of Preferred Stock into Common Stock").

                  Series B Convertible Preferred Stock. In the event that dividends (other than dividends consisting, in whole or in part, of our common stock or securities convertible into our common stock) are paid on our common stock, the holders of our series B convertible preferred stock are entitled to receive such dividends on an "as converted" basis (disregarding, for this purpose, the conversion limitations described below under " - Conversion of Preferred Stock into Common Stock"). No other dividends accrue or are payable on our series B convertible preferred stock.

Conversion of Preferred Stock into Common Stock.

                  Series A Convertible Preferred Stock. Each share of our series A convertible preferred stock is convertible, at the option of the holder, into a number of shares of our common stock equal to $1,000 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series A convertible preferred stock) divided by a conversion price, initially set at $3.00 per share, subject to anti-dilution adjustment (as adjusted, the "conversion price"). The conversion price is adjustable in connection with:

        [ ] any dividends paid on our common stock in shares of our common stock or securities convertible into our common stock and any subdivisions, combinations, consolidations or reclassifications of the shares of our common stock into a greater or lesser number of shares of our common stock; and

        [ ] issuances of shares of our common stock or securities convertible into our common stock at a price per share (or having a conversion price per share) less than the conversion price then in effect, other than issuances of:

              [ ] shares of our common stock, options or other securities issued under any employee or director benefit plan approved by our board of directors (or any duly authorized committee) or shares of our common stock issued upon the exercise thereof;

              [ ] shares of our common stock issuable upon the conversion of our convertible preferred stock, our 7% convertible subordinated notes due 2003 or our 7% convertible subordinated debentures due 2011; or

              [ ] shares of our common stock issued by us in connection with a mandatory redemption of our series A convertible preferred stock, an offer to purchase our convertible preferred stock in connection with a change of control or payment of the conversion payment described below.

                  Holders of our series A convertible preferred stock may convert their shares into our common stock at any time, except:

        [ ] to the extent that any conversion of our preferred stock would cause the holder (together with its affiliates) to have beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but broadened to include the right to acquire securities, whether or not immediately exercisable) of more than 39.9% of the voting power of our outstanding voting stock; and

        [ ] if our 9-3/4% senior subordinated notes due 2009 are outstanding and beneficial ownership by any holder or group of holders of at least 40% of the voting power of our outstanding voting stock would constitute a "change of control" under the terms of such notes).

In this proxy statement, we refer to the above restrictions on conversion as the "conversion limitations." For the purpose of the conversion limitations, any securities beneficially owned by any of the Berkshire and Greenbriar investors will be deemed to be beneficially owned by all of the Berkshire and Greenbriar investors.

                  Upon conversion of a share of our series A convertible preferred stock, the holder will be entitled to receive, in addition to the number of shares of common stock described above, an amount equal to such share's "conversion payment," payable by us either entirely in cash or entirely in shares of our common stock valued at either 90% of the closing trading price on the conversion date (if we are paying in shares of our common stock at our option) or 95% of the closing trading price on the conversion date (if we are paying in shares of our common stock because we do not have sufficient capital, surplus or other funds available or because we are restricted by our debt instruments from making the conversion payment in cash).

                  The "conversion payment" with respect to each share is equal to the amount of dividends that have accrued and not been paid on such share since the dividend commencement date and prior to the occurrence of the "dividend accrual event" (as defined below).

                  The "dividend accrual event" occurs if and when the closing trading price of our common stock for any period of 60 consecutive trading days ending after the third anniversary of the original issuance date of the convertible preferred stock exceeds $6.00 (subject to adjustment for any split, subdivision, combination, consolidation or reclassification of our common stock).

                  Subject to the conversion limitations described above, our series A convertible preferred stock will automatically convert into our common stock (on the conversion terms described above) if the closing trading price of our common stock for any period of 60 consecutive trading days ending after the third anniversary of the original issuance date of the convertible preferred stock exceeds $9.00 (subject to adjustment for any split, subdivision, combination, consolidation or reclassification of our common stock).

                  Series B Convertible Preferred Stock. Each share of our series B convertible preferred stock is convertible, at the option of the holder, into a number of shares of our common stock equal to $195.618 divided by a conversion price initially set at $3.00 per share, subject to adjustment for any split, subdivision, combination, consolidation or reclassification of our common stock.

                  Upon conversion of a share of our series B convertible preferred stock, the holder will not be entitled to receive any conversion payment.

                  Subject to the conversion limitations described above, our series B convertible preferred stock will automatically convert into our common stock (on the conversion terms described above) if the closing trading price of our common stock for any period of 60 consecutive trading days ending after the third anniversary of the original issuance date of the convertible preferred stock exceeds $9.00 (subject to adjustment for any split, subdivision, combination, consolidation or reclassification of our common stock).

Mandatory Redemption.

                  Series A Convertible Preferred Stock. We must redeem all outstanding shares of our series A convertible preferred stock on January 22, 2010 at a mandatory redemption price equal to the liquidation preference (as defined below under " - Liquidation Preference"). Generally we must redeem the shares for cash; however we shall be entitled to pay the redemption price using shares of our common stock if the redemption price is equal to the "participating preference amount" (as defined below under " - Liquidation Preference") and the holder does not elect instead to receive a lower value, the "adjusted accrued value" (as defined below under " - Liquidation Preference"), in cash. Any shares of our common stock used as payment in a mandatory redemption will be valued based upon the closing trading price of our common stock on the business day immediately preceding January 22, 2010. In the event we are unable to pay the mandatory redemption price on January 22, 2010, we must redeem as many shares as possible on a pro rata basis (both as among holders of our series A convertible preferred stock and as between the holders of our series A and series B convertible preferred stock, respectively in the aggregate), and the remaining outstanding shares will accrue dividends at an annual rate of 10% of their accrued value, compounded quarterly in arrears, until the remaining outstanding shares are redeemed.

                  Series B Convertible Preferred Stock. We must redeem all outstanding shares of our series B convertible preferred stock on January 22, 2010. The redemption will be at a mandatory redemption price equal to the greater of $195.618 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series B convertible preferred stock) and the participating redemption amount (as defined below), which greater amount is referred to as the "redemption amount." Generally we must redeem the shares for cash; however we must use shares of our common stock in such redemption if the redemption amount is equal to the participating redemption amount and the holder does not elect to receive cash in connection with the mandatory redemption of our series A convertible preferred stock. If we redeem shares of our series B convertible preferred stock for shares of our common stock, a holder of shares of our series B convertible preferred stock will be entitled to a number of shares of our common stock equal to $195.618 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series B convertible preferred stock) divided by the conversion price then in effect for each share of our series B convertible preferred stock such holder owns. The "participating redemption amount" is defined as the amount that would be payable to a holder of our series B convertible preferred stock if all outstanding shares of our series B convertible preferred stock were converted into common stock immediately prior to a redemption in accordance with the certificate of designations for our series B convertible preferred stock.

Offer To Purchase Upon Change of Control

                  Series A Convertible Preferred Stock. In the event a change of control (as defined in the indenture governing our 9-3/4% senior subordinated notes due 2009) occurs, we must offer to redeem all outstanding shares of our series A convertible preferred stock for cash or, under the circumstances described below, our common stock, within 10 business days following the change of control, at a redemption price per share equal to the greater of (1) 101% of the adjusted accrued value and (2) the participating preference amount. We shall be entitled to use shares of our common stock in such redemption if the redemption price is equal to the participating preference amount and the holder does not elect to receive a lower value, the adjusted accrued value, in cash. Any shares of our common stock used in any redemption upon a change of control will be valued based upon the closing trading price of our common stock on the business day immediately preceding the redemption date. In the event we are unable to pay the redemption price at the redemption date, we must redeem as many shares as possible on a pro rata basis (both as among holders of our series A convertible preferred stock and as between the holders of our series A and series B convertible preferred stock, respectively in the aggregate) and the remaining outstanding shares will accrue dividends at an annual rate of 10% of their accrued value, compounded quarterly in arrears, until the remaining outstanding shares are redeemed.

                  Series B Convertible Preferred Stock. In the event a change of control occurs, we must offer to redeem from each holder that number of outstanding shares of our series B convertible preferred stock held by such holder equal to the number of shares of our series A convertible preferred stock that we redeem from such holder in connection with such change of control, within 10 business days following the change of control, at a redemption price equal to the redemption amount (as defined under " - Mandatory Redemption - Series B Convertible Preferred Stock"). Generally we must redeem the shares for cash; however we must use shares of our common stock in such redemption if the redemption amount is equal to the participating redemption amount and the holder does not elect to receive cash in connection with the redemption of our series A convertible preferred stock upon a change of control. If the redemption amount equals $195.618 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series B convertible preferred stock) or if the holder elects to receive cash in connection with the redemption of our series A convertible preferred stock upon a change of control, the redemption amount will be paid by (1) paying the holder an amount of cash equal to the "adjusted value" (as defined below) and (2) issuing a number of shares of our common stock equal to the quotient obtained by dividing (x) the excess of $195.618 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series B convertible preferred stock) over the adjusted value by (y) the conversion price then in effect for our series B convertible preferred stock. The "adjusted value" is defined as $195.618 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series B convertible preferred stock) multiplied by the lesser of (1) 1.00 and (2) the quotient obtained by dividing the number of days elapsed between the original issuance date and the date of liquidation or redemption, as applicable, by 1096.

Reorganization; Consolidation; Merger; Asset Sale

                  In the event of:

        [ ] any capital reorganization or reclassification of our common stock
            (other than a reclassification subject to the anti-dilution adjustment described above under " - Conversion of Preferred Stock into Common Stock");

        [ ] any consolidation or merger of us with or into another entity; or

        [ ] any sale or conveyance to another person or entity of our property as an entirety or substantially as an entirety;

each then-outstanding share of our series A convertible preferred stock and each then-outstanding share of our series B convertible preferred stock will thereafter be convertible into (upon receipt of any requisite governmental approvals) the same consideration receivable in such transaction as such holder would have been entitled to receive in the transaction had such share of convertible preferred stock been converted into our common stock immediately prior to such transaction. In any such case, we will make appropriate provision, as determined in good faith by our board of directors, to ensure that the terms relating to dividends, voting rights, offer to purchase upon a change of control, liquidation and dissolution and conversion (other than mandatory conversion) will continue to be applicable to our convertible preferred stock. We may not effect any such transaction unless the surviving person or entity in the transaction assumes the obligation to deliver this consideration to the holders of our preferred stock.

Voting Rights

                  Series A Convertible Preferred Stock. The holders of shares of our series A convertible preferred stock will be entitled to vote on all matters put to a vote or consent of our stockholders, voting together with the holders of our common stock and the holders of our series B convertible preferred stock as a single class. Each holder of shares of our series A convertible preferred stock will have the number of votes equal to the number of shares of our common stock into which such shares could be converted as of the applicable record date. In addition, without the prior consent of holders of at least 70% of the outstanding shares of our series A convertible preferred stock, we may not (1) amend, repeal or restate our restated certificate of incorporation or bylaws or the Certificate of Designations for the series A convertible preferred stock in a manner that adversely affects the rights of our series A convertible preferred stock or (2) authorize, issue or otherwise create any shares of capital stock ranking on parity with or senior to our series A convertible preferred stock or any additional shares of our series A convertible preferred stock.

                  Series B Convertible Preferred Stock. The holders of shares of our series B convertible preferred stock will be entitled to vote on all matters put to a vote or consent of our stockholders, voting together will the holders of our common stock and the holders of our series A convertible preferred stock as a single class. Each holder of shares of our series B convertible preferred stock will have the number of votes equal to the number of shares of our common stock into which such shares could be converted as of the applicable record date. In addition, without the prior consent of holders of at least 70% of the outstanding shares of our series B convertible preferred stock, we may not amend, repeal or restate our restated certificate of incorporation or bylaws or the certificate of designations for the series B convertible preferred stock in a manner that adversely affects the rights of our series B convertible preferred stock.

                  Dilutive Effects of our Convertible Preferred Stock. Because the holders of both series of our convertible preferred stock are entitled to vote together with the holders of our common stock on an as-converted basis, our issuance of the convertible preferred stock will have a dilutive effect on the voting power of the current holders of our common stock (other than the Goldman Sachs investors).

Liquidation Preference

                  Series A Convertible Preferred Stock. Upon our liquidation, winding up or dissolution, or the occurrence of specified bankruptcy events, each share of our series A convertible preferred stock is entitled to a cash payment equal to its "liquidation preference," which is defined as an amount equal to the greater of (1) $1,000 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series A convertible preferred stock), if measured prior to the third anniversary of the original issuance date of the convertible preferred stock, or the "adjusted accrued value" (as defined below) of such share, if measured on or after the third anniversary of the original issuance date of the convertible preferred stock, and (2) the "participating preference amount" (as defined below). In the event our liquidation occurs due to a voluntary case under the federal bankruptcy laws or any other applicable similar state or federal law, if the liquidation preference with respect to a share of our series A convertible preferred stock is equal to the participating preference amount, then each holder of shares of our series A convertible preferred stock will receive out of assets available for distribution to our stockholders a liquidation preference that is (1) in preference to any distribution to holders of our common stock or any other stock that ranks junior to our series A convertible preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, an amount of cash with respect to each share of our series A convertible preferred stock equal to the adjusted accrued value and (y) thereafter, the holders of such shares will be entitled to share in all of our remaining assets pari passu, with the holders of our common stock (with the holders of our series A convertible preferred stock deemed to hold the number of shares of our common stock into which such shares, if their liquidation preference were equal to the amount by which the participating preference amount exceeds the adjusted accrued value, would be convertible) until the holders of our series A convertible preferred stock have received an amount equal to the amount by which the participating preference amount exceeds the adjusted accrued value. The payment of the liquidation preference must be made to holders of our series A convertible preferred stock before any payment or distribution may be made to holders of our common stock.

                  The "adjusted accrued value" is defined as $1,000 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series A convertible preferred stock) plus the aggregate amount of accrued but unpaid dividends which have been added to the accrued value of such share plus the aggregate amount of accrued but unpaid dividends which have not been added to the accrued value of such share. The "participating preference amount" is defined as the amount that would be payable to the holder of such share in respect of the number of shares of our common stock issuable upon conversion of such share if all shares of our series A convertible preferred stock were converted into shares of our common stock immediately prior to liquidation (disregarding the conversion limitations described above under " - Conversion of Preferred Stock into Common Stock").

                  Series B Convertible Preferred Stock. Upon our liquidation, winding up or dissolution, or the occurrence of specified bankruptcy events, each share of our series B convertible preferred stock is entitled to the "liquidation preference," which is defined as an amount equal to the greater of (1) the adjusted value (as defined under " - Offer to Purchase Upon Change of Control - Series B Convertible Preferred Stock") of such share plus the amount of proceeds that would be distributed in such liquidation to a holder of the number of shares of our common stock equal to the quotient obtained by dividing the difference between $195.618 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to our series B convertible preferred stock) and the adjusted value by $3.00 (as adjusted for any split, subdivision, combination, consolidation or reclassification of our common stock) and (2) the participating preference amount. The payment of the liquidation preference must be made to holders of our series B convertible preferred stock before any payment or distribution may be made to holders of our common stock.

Preemptive Rights

                  Our series A convertible preferred stock and our series B convertible preferred stock do not carry preemptive rights, although the Goldman Sachs investors and the Berkshire and Greenbriar investors do have certain preemptive rights pursuant to contractual arrangements with us. See "Terms of the Financing Transactions - The Stockholders Agreement and the Amended and Restated Governance Agreement - Issuance of Additional Securities."

SENIOR DEBT REFINANCING

                  We will seek to complete a refinancing of our existing senior credit facility as of the closing of the financing transactions. The closing of this refinancing is a condition to the closing of the financing transactions.

                  The senior debt refinancing will be comprised of some combination of revolving credit and overdraft facilities, term loans and/or senior notes, subject to certain maturity requirements. The agreements evidencing the new senior financing will contain representations and warranties, events of default, financial, affirmative and negative covenants (subject to certain threshold requirements) and other terms to be negotiated.

                  The senior debt refinancing will refinance the then-outstanding advances under our existing senior credit facility and the payment of all fees and expenses associated with the refinancing.

                  We cannot assure you that we will be able to complete the senior debt refinancing in accordance with the terms described in this proxy statement or otherwise. Our failure to complete the senior debt refinancing will not affect the vote to approve the financing transactions proposal and the charter amendment proposal.

                        THE CHARTER AMENDMENT PROPOSAL

         Our restated certificate of incorporation authorizes the issuance of a total of 120,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, without par value. In connection with its approval of the financing transactions, our board of directors has unanimously (with the three directors affiliated with the Goldman Sachs investors abstaining from the vote) declared the advisability of and approved an amendment to our restated certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue from 120,000,000 to 220,000,000 by increasing the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000, and has resolved to submit the proposed amendment to our stockholders. To effect the charter amendment, we propose that Article 4 of our restated certificate of incorporation be amended to provide as follows:

            "4.  CAPITALIZATION.

            The total number of shares which the Corporation is authorized to issue is 220,000,000, consisting of 20,000,000 shares of Preferred Stock, without par value (hereinafter in this Certificate of Incorporation called the "Preferred Stock"), and 200,000,000 shares of Common Stock with a par value of $0.01 per share (hereinafter in this Certificate called the "Common Stock")."

         The purpose of the charter amendment is to create a sufficient reserve of shares of our common stock for issuance (1) upon conversion (or, under certain circumstances, redemption) of shares of our series A convertible preferred stock and shares of our series B convertible preferred stock, (2) in connection with equity based incentive awards pursuant to our compensation programs, (3) upon conversion of our outstanding convertible debt securities and (4) for our future needs in connection with future financing transactions, acquisitions or otherwise. The approval of the charter amendment proposal is a condition to the closing of the financing transactions.

         The increase in authorized shares of our common stock will provide us with financial flexibility as we continue to seek to de-leverage our balance sheet and improve our capital structure. It will provide a potential source of financial liquidity to us through sales of our common stock or securities convertible into our common stock. The additional authorized shares also could be used to increase the number of shares available for issuance to our employees under employee benefit plans. If our board of directors deems it to be in our best interests and the best interests of our stockholders to issue additional shares of our common stock in the future, our board generally will not seek further authorization from our stockholders, unless such authorization is otherwise required by applicable law or regulations. Any future issuances of our common stock or securities convertible into our common stock could further dilute your ownership or voting interest in the company.

         The proposed charter amendment to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of an unsolicited attempt by a third party to acquire control over Hexcel, an issuance of our common stock, may have the effect of diluting the voting power of the other outstanding shares and increasing the potential costs to acquire control of us. The charter amendment, therefore, may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares in connection with an unsolicited takeover offer.

         On December 12, 2002, our board of directors determined that the charter amendment is advisable and in our best interests and the best interests of our stockholders, and approved the charter amendment. Accordingly, our board of directors recommends that our stockholders vote FOR the charter amendment proposal.


                     THE EQUITY INCENTIVE PLANS PROPOSALS

THE 2003 INCENTIVE STOCK PLAN

General


         We previously adopted the 1998 Broad Based Incentive Stock Plan and the Incentive Stock Plan. On May 11, 2000, our stockholders approved the Incentive Stock Plan, which was subsequently amended as of December 19, 2000 and January 10, 2002. On December 12, 2002, our board of directors approved, subject to adoption by our stockholders, the combination, amendment and restatement of those two plans, which we refer to as the combined plans, as the 2003 Incentive Stock Plan. Upon adoption by our stockholders, the 2003 Incentive Stock Plan will replace the combined plans. Any awards previously granted under the combined plans as of the date of stockholder approval of the 2003 Incentive Stock Plan will remain outstanding pursuant to their respective terms but will be deemed to have been granted under the 2003 Incentive Stock Plan. In addition, however, the number of shares available for new awards under the 2003 Incentive Stock Plan will be 5,000,000 shares greater than were available under the combined plans immediately prior to the date of stockholder approval of the 2003 Incentive Stock Plan.

         We are submitting the 2003 Incentive Stock Plan to our stockholders, as required by the proposed rules of the NYSE, which we anticipate will become final shortly, and to meet the stockholder approval requirement of Section 162(m) of the Internal Revenue Code of 1986, as amended, to maximize the deductibility of compensation paid by us under the 2003 Incentive Stock Plan to named executive officers.


         The following description of the 2003 Incentive Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2003 Incentive Stock Plan, a copy of which is included as Appendix C to this proxy statement.


Description of The Principal Features of the Plan


         Authorized Shares. Subject to adjustment as provided in the 2003 Incentive Stock Plan, the 2003 Incentive Stock Plan will authorize 14,355,348 shares for awards (subject to the last sentence of this paragraph). Of this number, as of December 31, 2002, 7,400,479 shares were subject to existing awards outstanding under the combined plans, which will become awards outstanding under the 2003 Incentive Stock Plan, and 1,954,869 shares were available for new awards under the combined plans, which will become available for awards under the 2003 Incentive Stock Plan. Five million additional shares of common stock will become available for new awards upon stockholder approval of this plan. The precise number of shares that will be available for future issuance of awards and subject to outstanding awards under the 2003 Incentive Stock Plan will not be able to be determined until immediately prior to the time the plan becomes effective, and will depend upon the extent to which the shares currently authorized and subject to outstanding awards under the combined plans cease to be subject to, or become available for re-grant under, the terms of the combined plans (for example, upon the exercise of options, the vesting of restricted shares, the cancellation of awards, etc.).


         Purpose. The purpose of the 2003 Incentive Stock Plan is to benefit our stockholders by enabling us and our subsidiaries to attract, retain and provide incentives to our most highly qualified employees, officers, directors and consultants.


         Administration. The plan will be administered by the compensation committee of our board of directors, or such other committee of our board of directors as our board of directors may designate. The committee has the authority to make determinations with respect to the participation of employees, officers and consultants in the 2003 Incentive Stock Plan and the terms of awards made to participants. The committee has the authority to establish, among other things, vesting schedules, performance criteria, post-termination exercise provisions and all other material terms and conditions of awards and has the authority to accelerate the time at which any award becomes vested or exercisable including upon the occurrence of a "change in control" as defined in the 2003 Incentive Stock Plan. The committee has the authority to interpret and construe the provisions of the 2003 Incentive Stock Plan.

         Eligibility. Upon selection by the committee, any employee, officer or consultant of Hexcel or its subsidiaries or director of Hexcel is eligible to receive discretionary awards under the 2003 Incentive Stock Plan. Additionally, directors are eligible to receive formula awards under the 2003 Incentive Stock Plan. It is currently estimated that up to approximately 150 of our employees (including officers) and all of our directors will be eligible to participate in the 2003 Incentive Stock Plan. The number of eligible consultants cannot be estimated.

         Discretionary Awards. The 2003 Incentive Stock Plan provides for grants of a variety of awards, including stock options, stock options in lieu of compensation elections, stock appreciation rights, restricted shares, and other stock-based awards. Stock options may be either "incentive stock options," or ISOs, which qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or "nonqualified stock options," or NQSOs, which do not qualify under Section 422. To the extent that the aggregate fair market value of our common stock underlying options which are intended to be ISOs and are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as NQSOs. The market value of a share of our common stock as of January 23, 2003 was $3.11.

         Formula Awards. Any person who becomes a director of Hexcel for the first time and who is not a full-time employee of Hexcel or any subsidiary is automatically granted (as of the date of his or her election or appointment as a director) a nonqualified stock option to acquire 10,000 shares of our common stock. In addition, immediately after each annual meeting of our stockholders, each director who is not a full-time employee of Hexcel or any subsidiary and who is re-elected at such meeting will be granted a nonqualified stock option to acquire 2,000 shares of our common stock. All options described in this paragraph will be granted automatically with an exercise price equal to the fair market value of a share of our common stock on the date of grant and with a term of ten years. Such options will be exercisable as to one-third of the shares subject thereto upon grant and as to an additional one-third of the shares on the first and second anniversaries of the date of grant. Upon the occurrence of a "change in control" of Hexcel (as defined in the 2003 Incentive Stock Plan), each option described in this paragraph will become fully exercisable.

         Amendment and Termination. The committee has the authority to terminate the 2003 Incentive Stock Plan or make such modifications or amendments to the 2003 Incentive Stock Plan as it may deem advisable. No amendment to the 2003 Incentive Stock Plan which requires stockholder approval under applicable law, rule or regulation will become effective without the approval of our stockholders. In addition, no termination or amendment of the 2003 Incentive Stock Plan may adversely affect the rights of a participant under an outstanding award without the consent of such participant.

Certain Federal Income Tax Consequences

         The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to awards under the 2003 Incentive Stock Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. ACCORDINGLY, PARTICIPANTS IN THE 2003 INCENTIVE STOCK PLAN SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF SUCH PARTICIPATION.

         Nonqualified Stock Options. An optionee will not recognize any taxable income upon the grant of an NQSO, and we will not be entitled to a tax deduction with respect to such grant.

         Upon exercise of an NQSO, the excess of the fair market value of the acquired shares of our common stock on the exercise date over the exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at that time in the amount of such compensation income. The optionee's tax basis for the shares of our common stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

         In the event of a sale or other disposition of shares of our common stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares of our common stock (which begins upon such exercise) is more than one year.

         Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and we will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income to the optionee, and a corresponding tax deduction to us, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by us or one of our subsidiaries or within 90 days after termination of employment) or if the optionee engages in a "disqualifying disposition" as described below. The exercise of an ISO or the disqualifying disposition of shares acquired upon the exercise of an ISO should not be subject to federal income tax withholding. In addition, the Internal Revenue Service has announced that employment taxes will not apply to the exercise of an ISO that occurs before January 1 of the year that follows the second anniversary of the publication of final guidance by the IRS. The difference between (a) the fair market value of the shares of our common stock on the date of exercise of an ISO and (b) the exercise price constitutes an item of tax preference for purposes of the federal alternative minimum tax.

         A sale or exchange by an optionee of shares of our common stock acquired upon the exercise of an ISO more than one year after the transfer of such shares of our common stock to such optionee and more than two years after the date of grant of the ISO generally will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of shares of our common stock to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares of our common stock that will have the following results: any excess of
(1) the lesser of (a) the fair market value of the shares of our common stock at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares of our common stock over (2) the exercise price of such ISO will be taxable as compensation income to the optionee, and we will be entitled to a tax deduction in the amount of such compensation income. Any gain in excess of the amount required to be recognized by the optionee as taxable compensation income will generally qualify as capital gain and will not result in any deduction by us. If the amount realized on a disqualifying disposition of the shares of our common stock is less than the exercise price of such ISO, the difference will generally constitute a capital loss to the optionee.

         Stock Appreciation Rights. The amount of any cash received upon the exercise of a stock appreciation right, or SAR, will be includible in the grantee's compensation income, will be deductible by us, and will be subject to applicable withholding taxes.

         Restricted Shares. If restricted shares are awarded to a participant in accordance with the terms of the 2003 Incentive Stock Plan, generally no income will be recognized by such participant at the time the award is made. Generally, such participant will be required to include as compensation income, subject to applicable withholding taxes, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, less any amount paid therefor. The participant may, however, elect within 30 days after the award is made, to be taxed immediately upon receipt of such shares rather than when the forfeiture provisions lapse. If such an election is made, the participant will recognize compensation income, subject to applicable withholding taxes, in the taxable year of his or her award in an amount equal to the fair market value of such restricted shares (determined without regard to the restrictions which by their terms will lapse) at the time of receipt, less any amount paid therefor. Absent the making of the election described in the preceding sentences, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restrictions will be includible in the participant's ordinary income as compensation at the time of receipt. In each case, we will be entitled to a deduction in the same amount as the compensation income realized by the participant.

Plan Benefits

         Awards under the 2003 Incentive Stock Plan will be granted at the sole discretion of the committee and performance criteria may vary from year to year and from participant to participant. Therefore, benefits under the 2003 Incentive Stock Plan are not determinable. Compensation paid and other benefits granted to certain of our executive officers for the 2002 fiscal year are set forth below in the section entitled "Executive Compensation."

         Upon the closing of the financing transactions, David E. Berges, our CEO, will receive an option to purchase 200,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the date of grant.

THE MANAGEMENT STOCK PURCHASE PLAN

General

         On May 22, 1997, our stockholders approved the Management Stock Purchase Plan, and on May 11, 2000 they approved certain amendments to the Management Stock Purchase Plan. On December 12, 2002, our board of directors approved certain additional amendments, subject to adoption by our stockholders, and, upon the adoption by our stockholders, the Management Stock Purchase Plan will be amended and restated and will replace the currently existing plan. Any awards previously granted under the currently existing plan will remain outstanding pursuant to its terms.

         The Management Stock Purchase Plan is being submitted to our stockholders in view of the proposed increase in the number of shares of our common stock subject to the provisions of the Management Stock Purchase Plan and pursuant to the rules of the New York Stock Exchange.

         The following description of the Management Stock Purchase Plan is not intended to be complete and is qualified in its entirety by the complete text of the Management Stock Purchase Plan, a copy of which is included as Appendix D to this proxy statement.


Description of the Principal Features of the Plan


         Authorized Shares. As amended and restated, the Management Stock Purchase Plan authorizes an additional 200,000 shares of our common stock to the number of shares currently authorized. There were 127,712 shares remaining available for new awards as of December 31, 2002. Upon adoption by our stockholders, the aggregate number of shares authorized under the Management Stock Purchase Plan will be 550,000, subject to adjustment as provided in the Management Stock Purchase Plan. Of these 550,000 shares, 327,712 will be available for issuances not covered by outstanding awards (subject to adjustment as provided in the following sentence). The precise number of shares that will be available for issuance of future awards under the amended and restated Management Stock Purchase Plan will not be able to be determined until immediately prior to the time the amendment is effective, and will depend upon the extent to which the shares currently authorized under the plan cease to be subject to the terms of the plan and the extent to which shares subject to outstanding awards become available for re-grant under the plan.

         Purposes. The purposes of the Management Stock Purchase Plan are to
(1) attract and retain highly qualified executives, (2) align executive and stockholder long-term interests and (3) enable executives to purchase stock by using a portion of their annual incentive compensation so that they can develop and maintain a substantial stock ownership position in Hexcel.

         Administration. The plan will be administered by the compensation committee of the board of directors or such other committee of the board as may be designated by the board. The committee has the authority to grant Restricted Stock Units (as such term is defined in Section 5 of the Management Stock Purchase Plan). The committee has the authority to interpret the Management Stock Purchase Plan, to exercise all the powers and authorities necessary or advisable in the administration of the Management Stock Purchase Plan, and to establish, among other things, the time at which Restricted Stock Units will be granted and the number of Restricted Stock Units to be covered by each grant.

         Eligibility. Any officer or employee of Hexcel or its subsidiaries participating in our Management Incentive Compensation Plan and designated by the committee as a participant in the Management Stock Purchase Plan can participate in the Management Stock Purchase Plan. It is currently estimated that up to approximately 7 executives will be eligible to participate in the Management Stock Purchase Plan.

         Grant Of Restricted Stock Units. Eligible employees can elect to receive up to fifty (50%) percent of their annual bonuses under our Management Incentive Compensation Plan as Restricted Stock Units. The Restricted Stock Units are deemed to be acquired on the date on which the annual bonus is payable. The deemed price of each Restricted Stock Unit will be eighty (80%) percent of the average closing price of a share of our common stock over the five trading days preceding the date of acquisition. The market value of a share of our common stock as of January 23, 2003 was $3.11.

         Vesting. One-third (1/3) of the Restricted Stock Units acquired on a given date will generally vest on each of the first three anniversaries of the date of acquisition; however, all Restricted Stock Units will immediately become completely vested upon the occurrence of a "change in control" or certain employment termination events (as such terms are defined and discussed in the Management Stock Purchase Plan). The committee also has discretion to vest Restricted Stock Units at any time.

         Payment With Respect To Restricted Stock Units. Payment with respect to a participant's Restricted Stock Units will generally be made in an equal number of shares of our common stock on the third anniversary of their grant. Earlier payments with respect to a participant's Restricted Stock Units will be made in the event of a "change in control" of Hexcel or certain employment termination events (as such terms and events are defined in the Management Stock Purchase Plan) or a discretionary decision of the committee. Payments in cash equal to the acquisition price with respect to unvested Restricted Stock Units will be made under certain circumstances.

         Amendment And Termination. Our board of directors has the authority to terminate the Management Stock Purchase Plan or make such modifications or amendments to the Management Stock Purchase Plan as it may deem advisable. No amendment to the Management Stock Purchase Plan for which our board of directors determines stockholder approval is necessary or appropriate will become effective without the approval of our stockholders. In addition, no termination or amendment of the Management Stock Purchase Plan may adversely affect the rights of a participant under an outstanding grant without the consent of such participant.

Certain Federal Income Tax Consequences

         The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to awards under the Management Stock Purchase Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. ACCORDINGLY, PARTICIPANTS IN THE MANAGEMENT STOCK PURCHASE PLAN SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF SUCH PARTICIPATION (INCLUDING, WITHOUT LIMITATION, ANY FEDERAL EMPLOYMENT TAX CONSEQUENCES OF THE VESTING OF RESTRICTED STOCK UNITS).

         Generally, no income will be recognized for federal income tax purposes at the time Restricted Stock Units are granted to a participant in accordance with the terms of the Management Stock Purchase Plan and no income will be recognized for federal income tax purposes at the times the Restricted Stock Units vest. However, at the time payment is made with respect to such Restricted Stock Units, the participant will generally be required to recognize compensation income, subject to applicable withholding taxes, in an amount equal to the cash received as payment or the fair market value of the shares of our common stock received as payment.

Plan Benefits

         Grants under the Management Stock Purchase Plan vary depending on the decision of a participant to elect to receive Restricted Stock Units and the amount of the participant's annual bonus award. Therefore, benefits under the Management Stock Purchase Plan are not determinable. Compensation paid and other benefits granted to certain of our executive officers for the 2002 fiscal year are set forth below in the section entitled "Executive Compensation."

THE EMPLOYEE STOCK PURCHASE PLAN

General

         We previously adopted the 1997 Employee Stock Purchase Plan, which was amended as of March 19, 2002. On December 12, 2002, our board of directors approved certain additional amendments to the plan, subject to adoption by our stockholders, and, upon the adoption by our stockholders, the Employee Stock Purchase Plan, as so amended and restated, will replace the currently existing plan. Any options previously granted under the currently existing plan will remain outstanding pursuant to its terms. The Employee Stock Purchase Plan is not intended to qualify for the tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended.

         The Employee Stock Purchase Plan is being submitted to our stockholders in view of the proposed increase in the number of share of our common stock subject to the provisions of the Employee Stock Purchase Plan.

         The following description of the Employee Stock Purchase Plan is not intended to be complete and is qualified in its entirety by the complete text of the Employee Stock Purchase Plan, a copy of which is included as Appendix E to this proxy statement.


Description of the Principal Features of the Plan


         Authorized Shares. As amended and restated, the Employee Stock Purchase Plan will authorize an additional 150,000 shares of our common stock to the number of shares authorized under the currently existing plan. There were 145,566 shares remaining available for purchase under the currently existing plan on December 31, 2002. Upon adoption by our stockholders, the aggregate number of shares authorized under the Employee Stock Purchase Plan, subject to adjustment as provided in the Employee Stock Purchase Plan, will be 604,574. Of these 604,574 shares, 296,566 will be available for purchase (subject to adjustment as provided in the following sentence). The precise number of shares that will be available for purchase under the amended and restated Employee Stock Purchase Plan will not be able to be determined until immediately prior to the time the amendment is effective, and will depend upon the extent to which the shares currently authorized under the plan are purchased under the terms of the plan.

         Purpose. The Employee Stock Purchase Plan is designed to encourage the purchase by our employees of shares of our common stock at a 15% discount.

         Administration. The Employee Stock Purchase Plan will be administered by a committee designated by our board of directors. The committee may interpret and construe the Employee Stock Purchase Plan, may make such rules and regulations and establish such procedures for the administration of the Employee Stock Purchase Plan as it deems appropriate, and has the authority to exercise all the powers and authorities necessary or advisable in the administration of the Employee Stock Purchase Plan.

         Eligibility. Generally, all employees of Hexcel or its designated subsidiaries who have been employed at least six months, have reached the age of majority in the state of the employee's residence, and work at least 30 hours per week and more than 1,000 hours in a calendar year, will be eligible to participate in the Employee Stock Purchase Plan.


         Purchase of Shares. Each eligible employee who elects to participate in an offering period will be granted options to purchase our common stock through regular payroll deductions during the offering period in an amount equal to either (a) 1% to 10% of the employee's cash compensation for each payroll period, or (b) a dollar amount that is not less than $5.00 and not more than 10% of the employee's cash compensation for each payroll period. The offering periods are the successive calendar quarters beginning January 1, March 1, July 1 and October 1. The purchases are made at the end of the offering period. The purchase price of a share of our common stock will be equal to 85% of the fair market value of a share of our common stock on the last business day in the calendar quarter. The market value of a share of our common stock as of January 23, 2003 was $3.11.

         Amendment and Termination. The Employee Stock Purchase Plan will automatically terminate on May 22, 2007, unless it is terminated earlier by action of our board of directors or by the purchase of all shares of our common stock which are subject to the plan. Our board of directors may from time to time amend or terminate the Employee Stock Purchase Plan, but no such amendment or termination may adversely affect the rights of any participant, and no amendment to the Employee Stock Purchase Plan which requires stockholder approval under applicable law, rule or regulation shall become effective unless the same shall be approved by the requisite vote of our stockholders. Additionally, the committee may make such amendments as it deems necessary to comply with applicable laws and regulations.


Certain Federal Income Tax Consequences

         The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to awards under the Employee Stock Purchase Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. ACCORDINGLY, PARTICIPANTS IN THE EMPLOYEE STOCK PURCHASE PLAN SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF SUCH PARTICIPATION.

Nonqualified Stock Options

         The options granted under the Employee Stock Purchase Plan are nonqualified stock options, or NQSOs, which do not qualify under Section 423 of the Code. An optionee will not recognize any taxable income upon the grant of an NQSO and we will not be entitled to tax deduction with respect to such grant.

         Upon exercise of an NQSO, the excess of the fair market value of the acquired shares of our common stock on the exercise date over the exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at that time in the amount of such compensation income. The optionee's tax basis for the shares of our common stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

         In the event of a sale or other disposition of shares of our common stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares of our common stock (which begins upon such exercise) is more than one year.

Plan Benefits

         Since the amount of benefits to be received by each participant in the Employee Stock Purchase Plan is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable. Compensation paid and other benefits granted to certain of our executive officers for the 2002 fiscal year are set forth below in the section entitled "Executive Compensation."

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         Our board of directors recommends a vote FOR each of the proposals to adopt (a) the Hexcel Corporation 2003 Incentive Stock Plan, (b) an amendment to our Management Stock Purchase Plan to increase by 200,000 the number of shares reserved for the grant of restricted stock units under the Management Stock Purchase Plan and (c) an amendment to our Employee Stock Purchase Plan to increase by 150,000 the number of shares available for sale under the Employee Stock Purchase Plan.


EQUITY COMPENSATION PLAN INFORMATION (1)

----------------------------- --------------------------------- -----------------------------------------------------
                                NUMBER OF SECURITIES       WEIGHTED-AVERAGE        NUMBER OF SECURITIES REMAINING
                                   TO BE ISSUED             EXERCISE PRICE        AVAILABLE FOR FUTURE ISSUANCE
                                 UPON EXERCISE OF           OF OUTSTANDING        UNDER EQUITY COMPENSATION PLANS
                                OUTSTANDING OPTIONS,       OPTIONS, WARRANTS     (EXCLUDING SECURITIES REFLECTED
    PLAN CATEGORY               WARRANTS AND RIGHTS (2)      AND RIGHTS (3)            IN COLUMN (A)) (2)
---------------------------------------------------------------------------------------------------------------------
                                         (A)                     (B)                       (C)
---------------------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by
security holders                   5,720,624 (4)               $10.31                 1,369,713 (5)
---------------------------------------------------------------------------------------------------------------------
Equity compensation
plans not approved by
security holders                   2,558,166 (6)                $7.09                   858,434 (7)
---------------------------------------------------------------------------------------------------------------------
            Total                  8,278,790                    $9.33                 2,228,147
---------------------------------------------------------------------------------------------------------------------

(1)   All information is as of December 31, 2002.
(2)   All numbers in this column refer to shares of Hexcel common stock.
(3)   Excludes the restricted stock units referred to in notes 4 and 6 below.
(4) Includes 242,486 shares of common stock issuable upon the vesting and conversion of restricted stock units.
(5) Includes 1,242,001 shares of common stock available for future issuance under the Hexcel Corporation Incentive Stock Plan in connection with awards, other than options, warrants or rights, that could be granted in the future.
(6) Includes 154,600 shares of common stock issuable upon the vesting and conversion of restricted stock units.
(7) Includes (i) 19,846 shares of common stock subject to options as of December 31, 2002 under, and to be purchased in January 2003 pursuant to, the terms of the Hexcel Corporation 1997 Employee Stock Purchase
      Plan, and (ii) 125,720 shares of common stock that could in the future become subject to options under, and therefore purchased under, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan. Also includes 712,868 shares of common stock available for future issuance under the Hexcel Corporation 1998 Broad Based Incentive Stock Plan in connection with awards, other than options, warrants or rights, that could be granted in the future.

         We have two compensation plans, and two individual equity compensation arrangements, in which equity securities were authorized for issuance without the approval of security holders. These include the 1997 Employee Stock Purchase Plan, the 1998 Broad Based Incentive Stock Plan, and two individual option agreements with our Chief Executive Officer, David E. Berges. The 1997 Employee Stock Purchase Plan is described under the heading "The Equity Incentive Plans Proposals - The Employee Stock Purchase Plan." The 1998 Broad Based Incentive Stock Plan is substantially similar to the 2003 Incentive Stock Plan, the approval of which is being proposed to Hexcel's stockholders under this proxy statement. Pursuant to this proposal, you are being asked to approve the combination, amendment and restatement of the 1998 Broad Based Incentive Stock Plan and another equity compensation plan, the Incentive Stock Plan, into the 2003 Incentive Stock Plan. Please see the more detailed description under the heading "The Equity Incentive Plans Proposals - The 2003 Incentive Stock Plan." We entered into the two individual option agreements with Mr. Berges in connection with his employment agreement, as described under the heading "Executive Compensation - Employment and Other Agreements - Employment Agreement with Mr. Berges."

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the total annual compensation paid or accrued by us to each person who served as our Chief Executive Officer during any part of 2002 and our next four most highly compensated executive officers who were employed by us as of December 31, 2002. We refer to these individuals as the named executive officers.


                                                     ANNUAL COMPENSATION(1)                   LONG-TERM COMPENSATION AWARDS
                                             ---------------------------------------   ------------------------------------------
                                                                                                      SECURITIES
                                                                        OTHER                         UNDERLYING
                                                                       ANNUAL          RESTRICTED      OPTIONS/       ALL OTHER
                                             SALARY     BONUSES     COMPENSATION     STOCK AWARD(S)     SARS        COMPENSATION
NAME & PRINCIPAL POSITION           YEAR      ($)       ($)(3)          $(4)            ($)(5)(6)      (#)(6)         ($)(7)
-------------------------           ----     ------     -------     ------------     --------------   -----------   ------------
David E. Berges(2)|_||_|            2002     572,000    599,914         --              447,991         250,000        18,738
    Chairman; Chief Executive       2001     229,167    429,167       81,182            706,500         825,000        16,628
    Officer; President

Stephen C. Forsyth..............    2002     335,000    217,513         --              117,820         133,000        17,071
    Executive Vice President;       2001     320,000    105,600         --               10,932            --          50,017
    Chief Financial Officer         2000     309,000    199,467         --              124,800          88,400        27,848

Ira J. Krakower.................    2002     273,000    166,046         --               95,900         108,400        16,506
    Senior Vice President;          2001     265,000     72,875         --                --               --          41,394
    General Counsel; Secretary      2000     254,000    164,643         --              103,350          82,413        22,734

William Hunt.....................   2002     240,495    143,874       7,213              49,046          55,600        11,687
    President, Composites           2001     250,000     68,750       6,981               --               --          13,904
    Materials Business Unit         2000     242,000    123,867       7,178              54,600          67,326        18,562

Joseph H. Shaulson...............   2002     247,500    144,874         --               67,678          76,400        14,320
    President, Hexcel-Schwebel      2001     240,000     72,000         --                --               --          27,143
    Business Unit                   2000     225,000    116,089         --               85,547          52,586        18,104

----------------------
(1)   Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2)   Mr. Berges' employment with us commenced on July 30, 2001.

(3) Amounts shown include deferred amounts used to purchase restricted stock units ("MSPP RSUs") under the Management Stock Purchase Plan ("MSPP");
      see footnote 5 below. Bonuses shown for fiscal years 2000, 2001 and 2002 were earned in fiscal years 2000, 2001 and 2002, and paid in 2001, 2002 and 2003. The 2001 amount shown for Mr. Berges includes a $200,000 sign-on bonus and a guaranteed pro-rated bonus payment of $229,167 for 2001 in accordance with the terms of his employment agreement.

(4) This column includes, among other things, perquisites and other benefits in excess of reporting thresholds. The amount for Mr. Berges in 2001 includes $76,182 of attorneys' fees incurred by Mr. Berges in connection with entering into employment with us. The amounts for Mr. Hunt represent payments to cover tax liabilities related to reimbursement for housing expenses.

(5)   This column includes the value of (i) Performance Accelerated Restricted
      Stock Units ("PARS"), (ii) Restricted Stock Units ("RSUs") under the
      Incentive Stock Plan and Broad Based Incentive Stock Plan, (iii) MSPP
      RSUs (net of purchase price paid), and (iv) restricted shares of Hexcel common stock, awarded to the named executive officers. In each case, the value was determined at the closing market price of Hexcel common stock on the date of grant without taking into account any restrictions on vesting or transfer.

      (A) PARS. PARS generally vest after a period of seven years following the grant date. However, the PARS will vest and be converted into an equivalent number of shares of Hexcel common stock earlier than the fixed vesting date, if our performance equals or exceeds certain performance target levels, or, in certain circumstances, upon the executive's termination of employment.

      (B) RSUs. RSUs generally vest in equal increments on each of the first three anniversaries of the grant and the vested RSUs are concurrently converted into an equivalent number of shares of Hexcel common stock.

      (C) MSPP RSUs. MSPP RSUs were issued under the MSPP to the extent the executive elected to purchase MSPP RSUs with up to 50% of his bonus for 2000, 2001 and 2002. The purchase price of an MSPP RSU was 80% of the average closing price of Hexcel common stock for the five trading days preceding the date on which the bonus was payable. MSPP RSUs generally vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel common stock. The MSPP RSUs with respect to the bonus for 2000 were issued on February 1, 2001 at a purchase price of $8.59 per MSPP
      RSU. The MSPP RSUs with respect to the bonus for 2001 were issued on January 10, 2002 at a purchase price of $2.27 per MSPP RSU. The MSPP
      RSUs with respect to the bonus for 2002 were issued on January 21, 2003 at a purchase price of $2.53 per MSPP RSU.

      (D) Restricted Shares Granted to Mr. Berges. Pursuant to his employment agreement, upon commencing employment in July 2001, Mr. Berges was granted 90,000 restricted shares of Hexcel common stock. Eighteen thousand shares vested, and the restrictions as to these shares lapsed, on March 31, 2002. The remainder of these shares will vest, and the restrictions thereon will lapse, on March 31, 2003.

      (E) Aggregate Restricted Stock Information. The aggregate number of shares underlying PARS, RSUs, MSPP RSUs and restricted shares held by each named executive officer at the end of 2002, and the aggregate value of the PARS, RSUs, MSPP RSUs (net of purchase price paid) and restricted shares based on the closing price of Hexcel common stock at December 31, 2002 ($3.00), are as follows: Mr. Berges 293,136 and $699,434; Mr.
      Forsyth 75,059 and $184,379; Mr. Krakower 45,600 and $136,800; Mr. Hunt
      23,500 and $70,500; and Mr. Shaulson 35,878 and $77,717. These amounts include PARS, RSUs, MSPP RSUs and restricted shares that were not vested as of December 31, 2002. No dividends are payable on any PARS, RSUs or MSPP RSUs until the shares represented by the PARS, RSUs or MSPP RSUs are delivered to the employee provided that, if dividends are paid on Hexcel common stock subsequent to vesting of PARS, but while conversion to Hexcel common stock is restricted by Hexcel because of the application of Section 162(m) of the Internal Revenue Code, the executive will be granted additional PARS (as if each of such PARS were a share of Hexcel common stock) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel common stock. Dividends are payable on the restricted shares held by Mr.
      Berges.

(6) The compensation committee authorized the annual award of stock incentives for 2001 in December 2000, and for 2002 on January 10, 2002.
      Therefore, no stock incentive awards granted to any named executive officer in 2001 are reflected in the summary compensation table except as to Mr. Berges whose awards were granted in July 2001 under his employment agreement and as to Mr. Forsyth, who had elected to purchase
      MSPP RSUs with 50% of his 2001 bonus. An aggregate of 193,524 restricted stock units and options to purchase an aggregate of 707,236 shares of Hexcel common stock were granted to the incumbent named executive officers on January 6, 2003.

(7)   The amounts in the "All Other Compensation" column for fiscal years
      2000, 2001 and 2002 for all named executive officers except for Mr. Hunt include the following:



                                            HEXCEL                             PREMIUMS FOR
                                       CONTRIBUTIONS TO         HEXCEL             LIFE       PREMIUMS FOR
                                            401(K)         CONTRIBUTIONS TO    INSURANCE IN     LONG-TERM
                                          RETIREMENT            401(K)          EXCESS OF      DISABILITY
      NAME                    YEAR       SAVINGS PLAN      RESTORATION PLAN      $50,000        INSURANCE
      ----                    ----     -----------------   ----------------    -------------  ------------
      David E. Berges         2002          $15,579               $0              $2,823          $336
                              2001            --               $15,886             $547           $195
      Stephen C. Forsyth      2002          $15,130               $0              $1,605          $336
                              2001          $10,338            $36,849            $1,840          $990
                              2000          $10,200            $14,922            $1,772          $954
      Ira J. Krakower         2002          $14,890               $0              $1,280          $336
                              2001           $9,942            $29,465            $1,497          $990
                              2000          $10,200            $10,145            $1,435          $954
      Joseph H. Shaulson      2002          $12,833               $0              $1,151          $336
                              2001          $13,880            $10,931            $1,342          $990
                              2000           $8,843             $7,053            $1,242          $954


         As a non-US based executive, Mr. Hunt does not participate in the same plans as the other named executive officers. For Mr. Hunt, the amounts in the "All Other Compensation" column for fiscal years 2000, 2001 and 2002 consist of life insurance premiums of $7,227, $6,584 and $4,152 and disability insurance premiums of $11,335, $7,320 and $7,535.


STOCK OPTIONS



                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED ANNUAL
                                                                                                          RATES OF
                                                                                                  STOCK PRICE APPRECIATION
                                                     INDIVIDUAL GRANTS                              FOR OPTION TERM (1)
                                                     -----------------                            -------------------------
                                  NUMBER OF    % OF TOTAL    EXER-
                                  SECURITIES  OPTIONS/SARS  CISE OR  MARKET
                                  UNDERLYING   GRANTED TO    BASE   PRICE ON
                                 OPTIONS/SARS EMPLOYEES IN   PRICE   GRANT        EXPIRATION
NAME                             GRANTED (#)  FISCAL YEAR    ($/SH)   DATE           DATE           5%($)       10%($)

David E. Berges.............       250,000       21.9%       $2.74   $2.74     January 10, 2012    $430,793   $1,091,714
Stephen C. Forsyth..........       133,000       11.6%        2.74    2.74     January 10, 2012    229,182      580,792
Ira J. Krakower.............       108,400        9.5%        2.74    2.74     January 10, 2012    186,792      473,367
William Hunt................        55,600        4.9%        2.74    2.74     January 10, 2012     95,808      242,797
Joseph H. Shaulson..........        76,400        6.7%        2.74    2.74     January 10, 2012    131,650      333,628

-----------------------
(1) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the Commission and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel common stock.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT           IN THE MONEY
                                     SHARES                     FISCAL YEAR END (#)(1)       OPTIONS/SARS AT
                                  ACQUIRED ON       VALUE            (EXERCISABLE/       FISCAL YEAR END ($)(2)
               NAME               EXERCISE (#)   REALIZED ($)       UNEXERCISABLE)      (EXERCISABLE/UNEXERCISABLE)
------------------------------    ------------   ------------   ----------------------  ---------------------------
  David E. Berges..............        --             --            171,875/903,125             0/65,000
  Stephen C. Forsyth...........        --             --            391,093/162,466             0/34,580
  Ira J. Krakower..............        --             --            374,682/135,871             0/28,184
  William Hunt.................        --             --            180,805/79,141              0/14,456
  Joseph H. Shaulson...........        --             --            218,058/93,928              0/19,864

-------------------
(1) Includes (i) 825,000 shares underlying options granted to Mr. Berges under his employment agreement; (ii) options granted pursuant to the Incentive Stock Plan and Broad Based Incentive Stock Plan as follows:
        Mr. Berges 250,000; Mr. Forsyth 552,059; Mr. Krakower 510,553; Mr. Hunt 259,946 and Mr. Shaulson 311,986; and (iii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows: Mr. Forsyth 1,500.

(2) Based on the closing price of $3.00 per share of Hexcel common stock as reported on the New York Stock Exchange Composite Tape on December 31, 2002.


DEFERRED COMPENSATION

Pension Plan - U.S. Employees

         Messrs. Forsyth, Krakower and Shaulson participated in the Hexcel Corporation Pension Plan, a tax-qualified defined benefit plan. On December 31, 2000, the benefits under the Pension Plan were frozen and no additional benefits will be earned after that date. The benefit vests in its entirety after five years of employment; even though the benefit is frozen, employees continue to earn service credit towards vesting after December 31, 2000. As of the end of the 2002 fiscal year, the monthly benefit earned and the percentage of such benefit vested for each of the participating named executive officers was as follows: Mr. Forsyth $667 and 100%; Mr. Krakower $442 and 100% and Mr. Shaulson $498 and 100%. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Benefits under the Pension Plan are credited against the supplemental executive retirement agreement benefits of Messrs. Forsyth and Krakower; see "EXECUTIVE COMPENSATION, Employment and Other Agreements, "Supplemental Executive Retirement Agreements with Messrs. Forsyth and Krakower." Mr. Hunt does not participate in this Pension Plan but Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme as described in "EXECUTIVE COMPENSATION, Employment and Other Agreements, Additional Pension Agreement with Mr. Hunt."

EMPLOYMENT AND OTHER AGREEMENTS

Employment Agreement with Mr. Berges

         We entered into an employment agreement with Mr. Berges when he began his employment with us on July 30, 2001. The employment agreement provides for Mr. Berges to be employed as our Chairman and Chief Executive Officer for four years commencing July 30, 2001. After the end of the initial four-year term, the employment agreement will automatically be extended for successive one-year terms unless either Mr. Berges or Hexcel gives at least one year's prior notice to the other that the employment agreement shall not be renewed. Mr. Berges may terminate the employment agreement for good reason or upon 30 days' notice to us. The employment agreement provides for, among other things:

     |_|    a sign-on award of $200,000;

     |_| an annual base salary of not less than $550,000, subject to annual review by the compensation committee;

     |_| a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary, including a guaranteed pro-rated bonus of not less than $229,167 for 2001; and

            participation in all other employee benefit plans available to senior executives, except that Mr. Berges' participation in our annual equity award program during the initial four-year term of the employment agreement is at the discretion of the compensation committee.

         Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares becomes exercisable over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, subject to earlier vesting, in part or in whole, if the price of Hexcel common stock reaches defined thresholds. If Mr. Berges' employment with us terminates, the options, to the extent not vested, are forfeited.

         In addition, on July 30, 2001 Mr. Berges received 90,000 restricted shares of Hexcel common stock. The restricted shares may not be sold or transferred until they vest and the restrictions lapse. On March 31, 2002, 18,000 restricted shares vested and the restrictions on those shares lapsed. On March 31, 2003, the remaining 72,000 restricted shares will vest, and the restrictions on those shares will lapse. However, if before March 31, 2003 we terminate Mr. Berges' employment without cause, or Mr. Berges terminates his employment for good reason, or if Mr. Berges' employment terminates by reason of death or disability, the 72,000 restricted shares will vest and the restrictions on those shares will lapse. If prior to March 31, 2003 Mr. Berges terminates his employment other than for good reason, or we terminate his employment for cause, then he forfeits the 72,000 restricted shares.

         In the event of a change of control of Hexcel, any unvested options immediately vest and become exercisable and any unvested restricted shares immediately vest and the restrictions on those shares lapse.

         Upon termination of employment under certain circumstances we will make payments to Mr. Berges, and continue his participation in our benefit plans for a limited period of time. The amounts payable to Mr. Berges vary depending upon the circumstances of termination of employment:

     |_| for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, Mr. Berges will be entitled to receive a payment equal to two times the sum of his base salary at that time and average bonus over the last three years;

     |_| for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, in each case during a period which qualifies as a potential change in control or within two years after a change in control, Mr. Berges receives three times the sum of his base salary at that time and average bonus over the last three years; and

     |_| for termination due to death or disability, Mr. Berges will be entitled to receive his salary through the date of termination plus an annual bonus prorated for the portion of the year he was employed.

         We will continue Mr. Berges' participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate Mr. Berges for cause or Mr. Berges terminates employment without good reason, Mr. Berges will be entitled to receive only unpaid amounts owed to him through the date of termination. In the event payments to Mr. Berges would result in the imposition of any excise tax on "excess parachute payments," the payments and benefits to which Mr. Berges is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by him. However, if Mr. Berges receives payments from us as a result of termination of employment before December 19, 2002, then we will hold him harmless from the effect of any excise tax imposed on "excess parachute payments."

         Mr. Berges has agreed not to compete with us for two years or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above.

Supplemental Executive Retirement Agreement with Mr. Berges

         We also entered into a supplemental executive retirement agreement with Mr. Berges upon his commencing employment with us on July 30, 2001. This agreement provides a benefit intended to supplement Mr. Berges' retirement income from our other retirement programs. The normal retirement benefit under the agreement for retirement at age 65 is a monthly payment equal to the product of Mr. Berges' final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is Mr. Berges' monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of Mr. Berges' final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us up to 156 months. The vesting percentage is 100% if Mr. Berges has completed at least 60 months of continuous service with us, otherwise it is 0%. Qualified pension benefits are the actuarially determined monthly value of the vested contributions made by us under our defined contribution retirement plans deemed increased at a 6% per annum rate of return.

         If Mr. Berges' employment terminates, we will pay the normal retirement benefit to him starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after his death shall be made to his surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by Mr. Berges for good reason, we will pay Mr. Berges a lump sum equal to the actuarial present value of a monthly benefit starting in the month after his employment terminates, computed using a vesting percentage of 100% and continuous service equal to Mr. Berges' actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by Mr. Berges for good reason, 12 months, with the benefit reduced by 3% per year for each year by which his termination precedes his attaining age 65. If Mr. Berges' employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of his final average pay and benefit percentage, less his qualified pension benefits. No benefits are payable if Mr. Berges is terminated for cause. In addition, Mr. Berges may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to Mr. Berges shall be reduced to reflect the actuarial equivalence of the survivorship benefit elected. Mr. Berges may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

         If Mr. Berges had retired at December 31, 2002, assuming a vesting percentage of 100%, his normal retirement benefit under his supplemental executive retirement commencing at age 65 would equal approximately $7,787 per month.

Severance Agreements with Messrs. Forsyth, Krakower and Shaulson

         In February 1999, we entered into severance agreements with Messrs. Forsyth, Krakower and Shaulson. These severance agreements provide that we will make a termination payment to the executive, and continue his participation in our benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to the executive vary depending upon the circumstances of termination of employment:

     |_| for termination by us other than for disability and other than for cause, or by the executive for good reason, the executive receives a payment equal to one year's salary plus average bonus over the last three years; and

     |_| for termination by us other than for disability and other than for cause, or by the executive for good reason, during a period of a potential change in control or within two years after a change in control, the executive receives three times the payment described in the bullet point above.

         If payments to the executive would result in the imposition of any excise tax on "excess parachute payments," the payments may be reduced to maximize the after-tax amount received by the executive. The executive agrees not to compete with us for one year or three years after termination of employment depending on whether termination occurs under circumstances described in the first or second bullet point above.

Supplemental Executive Retirement Agreements with Messrs. Forsyth and Krakower

         In May 2000, we agreed to provide each of Messrs. Forsyth and Krakower with a benefit intended to supplement the executive's retirement income from our other retirement programs and social security. The normal retirement benefit under the supplemental executive retirement agreement for retirement at age 65 is a monthly payment equal to the product of the executive's final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is the executive's monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of the executive's final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us. The vesting percentage for Mr. Krakower is 100% if Mr. Krakower has completed at least 60 months of continuous service with us, and otherwise it is 0%. The vesting percentage for Mr. Forsyth is 100% if Mr. Forsyth has completed 24 months of continuous service with us after the date of the agreement, and otherwise it is 0%. Both Mr. Krakower and Mr. Forsyth now have vesting percentages of 100%. Qualified pension benefits are the actuarially determined monthly value of the vested benefits under the pension plan, and the vested contributions made by us under our defined contribution plans deemed increased at a 6% per annum rate of return. In addition, for Mr. Forsyth, qualified pension benefits include any other similar benefits Mr. Forsyth is entitled to as a result of his employment with any of our current or former affiliates.

         If the executive's employment terminates, we will pay the normal retirement benefit to the executive starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after death shall be made to the executive's surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by the executive for good reason, the executive will be paid a lump sum equal to the actuarial present value of the normal retirement benefit, computed using a vesting percentage of 100% and continuous service equal to the executive's actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by the executive for good reason, 12 months. If the executive's employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of the executive's final average pay and benefit percentage, less the executive's qualified pension benefits. No benefits are payable if the executive is terminated for cause. In addition, the executive may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to the executive will be reduced to reflect the actuarial equivalence of the survivorship benefit elected. The executive may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

         If Mr. Forsyth had retired at December 31, 2002, his normal retirement benefit under his supplemental executive retirement agreement payable commencing at age 65 would equal approximately $15,143 per month. For Mr. Krakower the amount would be $8,122 per month.

Additional Pension Agreement with Mr. Hunt

         Mr. Hunt participates in the Hexcel Composites Limited Pension Scheme, a United Kingdom pension plan, which includes limitations on the earnings which can be included for determination of a pension. We have agreed to provide Mr. Hunt with an additional pension which is designed to provide, when combined with the pension scheme and other benefits, a pension Mr. Hunt would receive if there were no earnings limitation under the pension scheme. The amount of Mr. Hunt's pension is equal to approximately 69% of his salary for the year prior to retirement. Mr. Hunt may also choose to receive all or part of his benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the retail price index. If Mr. Hunt continues to be employed by us at his current base salary until age 65, Mr. Hunt would receive an annual benefit of $166,743. If Mr. Hunt's base salary during the year prior to his retirement at age 65 increased to 120% of his current base salary, he would receive an annual benefit of $200,092.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following directors were members of the compensation committee during 2002: Sandra L. Derickson, Marshall S. Geller, Sanjeev K. Mehra and Martin L. Solomon. For information regarding our relationship with Goldman Sachs, of which Mr. Mehra is a Managing Director, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Relationship with the Goldman Sachs Investor Group" contained elsewhere in this Proxy Statement.

COMPENSATION OF DIRECTORS

         Nonemployee directors are compensated for services as directors with an annual retainer of $30,000 payable quarterly. Nonemployee directors are also paid $1,200 for each Board of Directors meeting and $600 for each committee meeting attended. Committee chairmen are paid an additional $3,000 annually and receive a grant of 1,000 nonqualified stock options per year. Mr. Berges does not receive any additional compensation as a member of the Board of Directors.

         In January 2003, the Board of Directors offered each nonemployee director other than Messrs. Mehra and Sacerdote the opportunity to receive his or her 2003 retainer compensation in the form of discounted nonqualified stock options. The director may, in lieu of a portion (between 25% and 100%) of his or her annual retainer (including any retainer paid to the director as a committee chairman), elect to receive that number of stock options determined by dividing the dollar amount of such portion by the exercise price of the stock option. The exercise price of each stock option is 50% of the fair market value of a share of Hexcel common stock on the grant date. The options vest ratably over the first year after grant and expire ten years from the date of grant. In accordance with elections made by participating directors, the following nonqualified options were granted on January 6, 2003 at an exercise price of $1.565 per share to each of the named directors: Mr. Solomon
- 21,086; Ms. Derickson--14,377; Mr. Geller--10,543; Messrs. Gaffney and Bellows - 9,585.

         Pursuant to the Incentive Stock Plan, each non-employee director is granted, upon election or appointment as a director, a nonqualified option to purchase 10,000 shares of Hexcel common stock with an exercise price equal to the fair market value of Hexcel common stock on the date of grant. The Incentive Stock Plan further provides that immediately after each annual meeting of stockholders, each non-employee director will be granted a nonqualified option to purchase an additional 2,000 shares of Hexcel common stock with an exercise price equal to the fair market value of Hexcel common stock on the date of grant.

         Based on information provided to us, The Goldman Sachs Group, Inc. is the beneficial owner of all cash and equity-based compensation received by Messrs. Mehra and Sacerdote for their services as directors of Hexcel.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of December 31, 2002 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock.


                                            NUMBER OF
                                            SHARES OF               PERCENT
NAME AND ADDRESS                            COMMON STOCK            OF CLASS(1)
----------------                            ------------            --------

The Goldman Sachs Group, Inc. (2)              14,557,002             37.8%
85 Broad Street
New York, NY 10004

Ingalls & Snyder LLC (3)                       4,252,688              10.9%
61 Broadway
New York, NY 10006

Dimensional Fund Advisors, Inc. (4)            2,805,800              7.3%
1299 Ocean Avenue
Santa Monica, CA 90401

Estate of John J. Lee (5)                      2,805,636              6.9%
c/o Stewart J. McMillan
McMillan Constabile LLP,
2180 Boston Post Road
Larchmont, NY 10538-0300

Ciba Specialty Chemicals Holding Inc. (6)      2,290,448              5.9%
Klybeckstrasse 141
CH 4002
Basel, Switzerland

AXA Financial, Inc. (7)                        2,025,577              5.3%
1290 Avenue of the Americas
New York, NY 10104

------------------------
(1)     Based on 38,507,780 shares outstanding as of December 31, 2002.

(2) Based on information contained in a Statement on Schedule 13D/A filed with the SEC on December 20, 2002 by The Goldman Sachs Group, Inc. and several of its affiliates. Based on information included in the
        Schedule 13D/A, options to purchase 36,000 shares of Hexcel common stock granted to each of Messrs. Mehra and Sacerdote pursuant to the Hexcel Corporation Incentive Stock Plan are held for the benefit of The Goldman Sachs Group, Inc. Options to purchase 32,002 of the 36,000 shares are currently exercisable and, accordingly, are included in the shares beneficially owned by The Goldman Sachs Group, Inc. The shares of our common stock beneficially owned by The Goldman Sachs Group, Inc. are subject to the terms of the governance agreement entered into in 2000.

(3) Based on information contained in a Statement on Schedule 13G/A filed with the SEC on November 8, 2002. Assumes conversion of $8,048,000 principal amount of our 7% convertible subordinated notes due 2003.

(4) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 12, 2002.

(5) Based on information contained in a Statement on Schedule 13D filed with the SEC on November 26, 2001, and includes 2,007,920 shares issuable upon the exercise of options that are currently exercisable.

(6)     Based on information provided by Ciba to Hexcel on December 10, 2002.

(7) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 11, 2002. The Schedule 13G is also filed on behalf of the following entities: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA and Alliance Capital Management L.P.



STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

         The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of December 31, 2002 by our directors, the executive officers listed in the summary compensation table below, and by all directors and executive officers as a group. The information in the table is based upon information supplied to us by the persons listed in the table.


                                                               SHARES OF HEXCEL           PERCENT
    NAME                                                       COMMON OWNED (1)         OF CLASS (2)(3)
    ----                                                       ----------------         ------------


    David E. Berges                                                469,584                  1.2%
    H. Arthur Bellows, Jr.                                          27,521                   *
    Sandra L. Derickson                                             21,616                   *
    James J. Gaffney (4)                                            32,093                   *
    Marshall S. Geller                                             158,774                   *
    Sanjeev K. Mehra (4)(5)                                     14,557,002                 37.8%
    Lewis Rubin                                                     56,856                   *
    Peter M. Sacerdote (4)(5)                                   14,557,002                 37.8%
    Martin L. Solomon                                              162,983                   *
    Stephen C. Forsyth                                             535,168                  1.4%
    Ira J. Krakower                                                637,59                   1.6%
    William Hunt                                                   318,704                   *
    Joseph H. Shaulson                                             290,840                   *
    All executive officers and directors
    as a group (17 persons) (5)(6)                              17,472,595                 12.6%

----------------------------
(1)     Except as noted in footnote 5 below, includes shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Such shares are held as follows:
        Mr. Berges 339,584; Mr. Bellows 27,521; Ms. Derickson 21,616; Mr.
        Gaffney 32,093; Mr. Geller 98,774; Mr. Rubin 56,856; Mr. Solomon
        147,983; Mr. Forsyth 456,014; Mr. Krakower 556,153; Mr. Hunt 282,346;
        Mr. Shaulson 254,011; all other executive officers and directors as a group 179,070.

(2)     Based on 38,507,780 shares outstanding as of December 31, 2002

(3)     An asterisk represents ownership of less than 1%.

(4) Messrs. Gaffney, Mehra and Sacerdote serve on our board of directors at the request of the Goldman Sachs investors pursuant to the governance agreement.

(5)     Includes 14,525,000 shares of our common stock held by the Goldman
        Sachs investors, and 20,001 and 12,001 shares of our common stock underlying currently exercisable options granted to Messrs. Mehra and Sacerdote, respectively, which options are held for the benefit of the Goldman Sachs Group, Inc. Messrs. Mehra and Sacerdote disclaim beneficial ownership of all of these shares.

(6) Includes 2,484,023 shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. If the 14,557,002 shares referred to in footnote 5 above were excluded, the number of shares and percentage would decrease to 2,915,593 and 7.1% respectively.




           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made statements in this document and the documents referenced herein that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain, and are subject to changing assumptions.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing and cost levels; changes in political, social and economic conditions and local regulations, particularly in Asia and Europe; foreign currency fluctuations; changes in aerospace production or delivery rates; reductions in sales to any significant customers, particularly Airbus or Boeing; changes in sales mix; changes in government defense procurement budgets; changes in military aerospace programs or technology; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital. Additional information regarding these factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-K for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

         If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community's expectations, as well as broader market trends, can have an adverse impact on our stock price. We do not undertake an obligation to update our forward-looking statements or risk factors to reflect future events or circumstances.

                               OTHER INFORMATION

2003 ANNUAL MEETING OF STOCKHOLDERS

         Any proposal that any of our stockholders intends to present at our 2003 annual meeting of stockholders (other than those submitted for inclusion in our proxy materials) must be submitted to the Secretary of Hexcel at our offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no earlier than February 7, 2003 and no later than March 9, 2003 in order to be presented at that meeting. Any proposal that any of our stockholders intends to present at our 2003 annual meeting of stockholders must have been submitted to the Secretary of Hexcel at our offices no later than December 2, 2002 in order to have been considered for inclusion in the proxy statement and proxy relating to that meeting.

WHERE YOU CAN FIND MORE INFORMATION

         As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

   Public Reference Room
   450 Fifth Street, N.W.                      Northeast Regional Office
   Room 1024                                   233 Broadway
   Washington, D.C.  20549                     New York, New York  10279

         For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

HEXCEL SEC FILINGS                         PERIOD OR DATE FILED

Annual Report on Form 10-K                 Year Ended December 31, 2001

Quarterly Reports on Form 10-Q             Quarter Ended September 30, 2002
                                           Quarter Ended June 30, 2002
                                           Quarter Ended March 31, 2002

Current Reports on Form 8-K                January 27, 2003
                                           December 20, 2002
                                           October 23, 2002
                                           July 24, 2002
                                           May 17, 2002
                                           April 26, 2002
                                           February 26, 2002
                                           January 28, 2002
                                           January 10, 2002


         You may also access copies of these filings at our website at "http://www.Hexcel.com." However, our website and any information it contains are not a part of this proxy statement. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:


                              Hexcel Corporation
                              Two Stamford Plaza
                             281 Tresser Boulevard
                       Stamford, Connecticut 06901-3238
             Attention: Michael Bacal, Investor Relations Manager
                           Telephone: (203) 969-0666

         If you would like to request documents from us, please do so by March 4, 2003 to receive them before the special meeting.


         You should rely only on the information contained in this proxy statement or other documents to which we refer. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 14, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date hereof, and the mailing of the proxy statement to stockholders will not create any implication to the contrary.


         Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope or follow the instructions on your voting card to vote by telephone. Please call our investor relations department at (203) 969-0666 if you have questions or need assistance with the voting procedures.

                                                                    APPENDIX A

         FORM OF CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE
                    OF INCORPORATION OF HEXCEL CORPORATION

                         ----------------------------
                            Pursuant to Section 242
                        of the General Corporation Law
                           of the State of Delaware
                         ----------------------------

Hexcel Corporation, a Delaware Corporation (the "Corporation") does hereby certify as follows:

FIRST: Article 4 of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

            4.  CAPITALIZATION.

            The total number of shares which the Corporation is authorized to issue is 220,000,000, consisting of 20,000,000 shares of Preferred Stock, without par value (hereinafter in this Certificate of Incorporation called the "Preferred Stock"), and 200,000,000 shares of Common Stock with a par value of $0.01 per share (hereinafter in this Certificate called the "Common Stock").

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Hexcel Corporation has caused this Certificate to be duly executed in its corporate name this ___ day of ___, 2003.


                                               HEXCEL CORPORATION


                                               By:
                                                   ----------------------
                                                   Name:
                                                   Title

                                                                    APPENDIX B

       OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.



                                                             December 18, 2002


The Board of Directors of
Hexcel Corporation


Ladies and Gentlemen:


We understand that Hexcel Corporation (the "Company") is proposing to enter into agreements for the sale of a total of approximately $125.0 million of newly issued Series A convertible preferred stock and Series B convertible preferred stock to several private investors (the "Investors"). Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders on Form 10-K for the three fiscal years ended December 31, 2001 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2002;

     2.  reviewed copies of the following agreements:

         a. Stock Purchase Agreement (the "Purchase Agreement") by and among Berkshire Investors LLC, Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Greenbriar Equity Fund, L.P. and Greenbriar Co-Investment Partners, L.P. and the Company dated December 18, 2002;

         b. Form of Stockholders Agreement among Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Fund V Investment Corp., Berkshire Fund VI Investment Corp., Berkshire Investors LLC, Greenbriar Co-Investment Partners, L.P., Greenbriar Equity Fund, L.P., and the Company;

         c. Form of Registration Rights Agreement among the Company, Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Investors LLC, Greenbriar Co-Investment Partners, L.P., and Greenbriar Equity Fund, L.P.;

         d. Stock Purchase Agreement by and among the Company, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P. dated December 18, 2002;

         e. Form of Amended and Restated Governance Agreement among LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P. and the Company;

         f. Form of Amended and Restated Registration Rights Agreement among the Company, LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P.;

         g. Form of Certificate of Designations of Series A Convertible Preferred Stock of the Company;

         h. Form of Certificate of Designations of Series B Convertible Preferred Stock of the Company;

         i. Letter with respect to registration rights dated December 18, 2002 from the Company to Greenbriar Equity Group LLC and Berkshire Partners LLC;

         j. Letter with respect to registration rights dated December 18, 2002 from the Company to LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P.;

         k. Letter dated December 18, 2002 with respect to rights to purchase Company securities pursuant to Section 3.02 of the Governance Agreement from the Company to LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG and Stone Street Fund 2000, L.P.;

         l. Form of Certificate of Amendment of the Restated Certificate of Incorporation of the Company;

         m.    Form of Amended and Restated Bylaws of the Company;

     3.  reviewed the terms of the Company's existing debt outstanding;

     4. reviewed a series of memoranda prepared by Company management regarding capital structure alternatives, process and timing;

     5. met with certain members of the senior management of the Company to discuss operations, financial condition, future prospects, projected operations and performance of the Company and strategic alternatives;

     6.  visited the Company's headquarters in Stamford, CT;

     7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2002 through December 31, 2007;

     8. reviewed the historical market prices and trading volume for the Company's publicly traded securities; and

     9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair, from a financial point of view, to the Company and its public stockholders other than the Investors.

This Opinion is furnished solely for the benefit of the Board of Directors of the Company and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter dated November 25, 2002, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                                                    APPENDIX C


             FORM OF HEXCEL CORPORATION 2003 INCENTIVE STOCK PLAN

                                    Purpose

         This Hexcel Corporation 2003 Incentive Stock Plan (this "Plan") is an amendment and restatement of the Current Incentive Stock Plan and the Current Broad Based Plan (the Current Incentive Stock Plan together with the Current Broad Based Plan to be collectively referred to as the "Amended and Restated Plans"). This Plan combines the Amended and Restated Plans into one plan and increases the number of shares available under the Amended and Restated Plans. Upon the Effective Date, each Award (as defined in the Amended and Restated Plans) outstanding under either of the Amended and Restated Plans shall become an Award outstanding under this Plan, and shall continue to be subject to the same terms and conditions to which such Award was subject prior to the adoption of this Plan.

         This Plan is intended to attract, retain and provide incentives to Employees, officers, Directors and consultants of the Corporation, and to thereby increase overall stockholders' value. This Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares, other stock-based awards or any combination of the foregoing to the eligible participants.

                                  Definitions

         "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. The term "Control" shall have the meaning specified in Rule 12b-2 under the Exchange Act.

         "Award" includes, without limitation, stock options (including Director Options and incentive stock options within the meaning of Section 422(b) of the Code) with or without stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock ("other Common Stock-based Awards"), all on a stand-alone, combination or tandem basis, as described in or granted under this Plan.

         "Award Agreement" means a written agreement setting forth the terms and conditions of each Award made under this Plan.

         "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

         "Board" means the Board of Directors of the Corporation.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Committee" means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan.

         "Common Stock" means the $.01 par value common stock of the Corporation.

         "Corporation" means Hexcel Corporation, a Delaware corporation.

         "Current Broad Based Plan" means the Hexcel Corporation 1998 Broad Based Incentive Stock Plan, dated as of February 5, 1998, as amended on February 3, 2000, February 1, 2001 and January 10, 2002

         "Current Incentive Stock Plan" means the Hexcel Corporation Incentive Stock Plan, dated as of February 21, 1996, which Plan was amended and restated January 30, 1997, further amended on December 10, 1997, further amended on March 25, 1999, further amended on December 2, 1999, amended and restated on February 3, 2000, amended and restated on December 19, 2000, and further amended on January 10, 2002

         "Director" means a member of the Board.

         "Director Option" means a stock option granted pursuant to Section VII hereof to a Director.

         "Director Optionee" means a recipient of an Award of a Director
Option.

         "Effective Date" means the date on which the stockholders of the Corporation approve this Plan.

         "Employee" means an employee of the Corporation or a Subsidiary.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Fair Market Value" means the closing price for the Common Stock as reported in publications of general circulation from the New York Stock Exchange Consolidated Transactions Tape on such date, or, if there were no sales on the valuation date, on the next preceding date on which such closing price was recorded; provided, however, that the Committee may specify some other definition of Fair Market Value in good faith with respect to any particular Award.

         "Participant" means an Employee, officer, Director or consultant who has been granted an Award under this Plan.

         "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act.

         "Plan Year" means a calendar year.

         "Stockholders Agreement" means any stockholders agreement, governance agreement or other similar agreement between the Corporation and a holder or holders of Voting Securities.

         "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

         "Voting Securities" means Common Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation.

                                  Eligibility

         Any Employee, officer, Director or consultant of the Corporation or a Subsidiary selected by the Committee is eligible to receive an Award pursuant to Section VI hereof. Additionally, Directors described in Section VII(a) hereof are eligible to receive Awards of Director Options pursuant to Section VII.

                              Plan Administration

         Except as otherwise determined by the Board, this Plan shall be administered by the Committee. The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, Directors and consultants in this Plan and, except as otherwise required by law or this Plan, the grant terms of Awards, including vesting schedules, price, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.

         The Committee shall have authority to interpret and construe the provisions of this Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Certificate of Incorporation, as it may be amended from time to time.

         The Committee shall have the authority at the time of the grant of any Award to provide for the conditions and circumstances under which such Award shall be forfeited. The Committee shall have the authority to accelerate the vesting of any Award and the time at which any Award becomes exercisable. The Committee shall have the authority to cancel an Award (with the consent of the Participant holding such Award) on such terms and conditions as the Committee shall determine.

         Capital Stock Subject to the Provisions of this Plan

         The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of
Section XI, and subject to Section V(c) below, the maximum number of shares of Common Stock that shall be available for grants of Awards under this Plan shall be [14,355,348], which, as of the Effective Date, includes (i) [7,400,479] shares of Common Stock subject to outstanding grants of Awards under this Plan, and (ii) [6,954,869] shares of Common Stock available for future grants of Awards under this Plan.(1)

--------------
1 All numbers in this paragraph are as of December 31, 2002, and will be adjusted as of the date this plan is approved by shareholders, as described in this paragraph. The 14,355,348 number equals the sum of (1) the number of shares subject to existing equity grants (7,400,479), (2) the number of shares currently available for future equity grants (1,954,869), and (3) the new shares to be added subject to shareholder approval (5,000,000). The 6,954,869 number equals the sum of (1) the number of shares available for future equity grants (1,954,869), plus (2) the 5,000,000 new shares to be submitted to shareholders for approval.

Over the life of the two currently existing plans, 11,954,221 shares have been authorized. Of these 11,954,221 shares, 7,400,479 shares are subject to existing equity grants, and 2,598,873 shares have been issued upon the exercise or conversion of equity incentives - leaving a total of 1,954,869 shares available for future equity grants prior to any increase. The 7,400,479 and 6,954,869 numbers will be adjusted as appropriate when the plan becomes effective upon shareholder approval, to reflect any changes in the number of shares available for future grants and subject to existing equity grants (for example, if an employee with one or more options quits or is terminated and the shares then again become available for grant, the 7,400,479 number would decrease and the 6,954,869 number would increase). The 14,355,348 number and the 7,400,479 number will decrease by the same amount if and to the extent that shares are issued (for example, upon the exercise of stock options or the conversion of restricted stock) under the two currently existing plans.



         The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under this Plan.

         There shall be carried forward and be available for Awards under this Plan, in addition to shares available for grant under paragraph (a) of this
Section V, all of the following: (i) shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised; and (ii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

                     Discretionary Awards Under This Plan

         As the Board or Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand-alone, combination or tandem basis:

         Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine.

         Incentive Stock Option. An Award which may be granted only to Employees in the form of a stock option which shall comply with the requirements of Code Section 422 or any successor section as it may be amended from time to time. The exercise price of any incentive stock option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the incentive stock option Award. Subject to adjustment in accordance with the provisions of Section XI, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed the maximum number of shares provided in paragraph (a) of Section V above. To the extent that the aggregate Fair Market Value of Common Stock with respect to which options intended to be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options.

         Stock Option in lieu of Compensation Election. A right given with respect to a year to a Director, officer or key Employee to elect to exchange annual retainers, fees or compensation for stock options.

         Stock Appreciation Right. A right which may or may not be contained in the grant of a stock option or incentive stock option to receive the excess of the Fair Market Value of a share of Common Stock on the date the option is surrendered over the option exercise price or other specified amount contained in the Award Agreement.

         Restricted Shares. A transfer of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

         Dividend or Equivalent. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

         Stock Award. An unrestricted transfer of ownership of Common Stock.

         Other Stock-Based Awards. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this
Section VI.

                        Formula Awards Under This Plan

         In addition to discretionary Awards (including, without limitation, options) that may be granted to Directors pursuant to Section VI hereof, Director Options shall be granted as provided below:

    Grants of Director Options.

         With respect to any individual who becomes a Director and who is not also a full-time employee of the Corporation or any Subsidiary (provided such individual has not previously received a grant pursuant to this Section VII(a)(i)), such individual shall be granted, as of the date of election or appointment as a Director, a Director Option to acquire 10,000 shares of Common Stock upon the terms and subject to the conditions set forth in this Plan and this Section VII.

         Immediately after each annual meeting of stockholders of the Corporation each Director who is not on such date also a full-time employee of the Corporation or any Subsidiary shall be granted a Director Option to acquire 2,000 shares of Common Stock upon the terms and subject to the conditions set forth in this Plan and this Section VII.

         If on any date when Options are to be granted pursuant to Section VII(a)(i) or (ii) the total number of shares of Common Stock as to which Director Options are to be granted exceeds the number of shares of Common Stock remaining available under this Plan, there shall be a pro rata reduction in the number of shares of Common Stock as to which each Director Option is granted on such day.

    Terms of Director Options.

         The terms of each Director Option granted under this Section VII shall be determined by the Board consistent with the provisions of this Plan, including the following:

         The purchase price of the shares of Common Stock subject to each Director Option shall be equal to the Fair Market Value of such shares on the date such option is granted.

         Each Director Option shall be exercisable as to one-third of the shares subject thereto immediately upon the grant of the option and as to an additional one-third of such shares on the first and second anniversaries of the date of such grant.

         Each Director Option shall expire ten years after the granting thereof. Each Director Option shall be subject to earlier expiration as expressly provided in Section VII(c) hereof.

    Disability, Death or Termination of Director Status; Change in Control.

         If a Director Optionee ceases to be a Director for any reason other than his disability or death, each Director Option held by him to the extent exercisable on the effective date of his ceasing to be a Director shall remain exercisable until the earlier to occur of (i) the first anniversary of such effective date and (ii) the expiration of the stated term of the Director Option; provided, however, that if the Director Optionee is removed, withdraws or otherwise ceases to be a Director due to his fraud, dishonesty or intentional misrepresentation in connection with his duties as a Director or his embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any Subsidiary, all unexercised Director Options held by the Director Optionee shall expire forthwith. Each Director Option held by the Director Optionee to the extent not exercisable on the effective date of his ceasing to be a Director for any reason other than his disability or death shall expire forthwith.

         If a Director Optionee ceases to be a Director as a result of his disability or death, each Director Option held by him to the extent that the Director Option is exercisable on the effective date of his ceasing to be a Director shall remain exercisable by the Director Optionee or the Director Optionee's executor, administrator, legal representative or beneficiary, as the case may be, until the earlier to occur of (x) the third anniversary of such effective date and (y) the expiration of the stated term of the Director Option. Each Director Option held by the Director Optionee to the extent not exercisable on the effective date of his ceasing to be a Director as a result of his disability or death shall expire forthwith.

         In the event of a Change in Control (as hereinafter defined) while a Director Optionee is a Director, each Director Option held by the Director Optionee to the extent not then exercisable shall thereupon become exercisable. If a Change in Control occurs on or before the effective date of a Director Optionee's ceasing to be a Director, the provisions of this subsection (iii) shall govern with respect to the exercisability of the Director Options held by him as of the date on which the Director Optionee ceases to be a Director and the provisions of subsection (i) or (ii) of this
Section VII(c) shall govern with respect to the period of time during which such Director Options shall remain exercisable. For purposes of this subsection (iii), "Change in Control" shall mean any of the following events:

     (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of 40% or more of either (A) the then outstanding Common Stock of the Corporation (the "Outstanding Common Stock") or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Corporation (the "Total Voting Power"); excluding, however, the following: (I) any acquisition by the Corporation or any of its Controlled Affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Controlled Affiliates and (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (3) below; or

     (2) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such date whose election, or nomination for election by the Corporation's stockholders, was made or approved pursuant to the terms of each then existing Stockholders Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

     (3) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding, however, such a Corporate Transaction
(A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries); or

     (4) the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     Award Agreements

         Each Award under this Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award and executed by the Corporation and Participant.

     Other Terms and Conditions

         Assignability. Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will, by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant. No Award granted under this Plan shall be subject to execution, attachment or process.

         Termination of Employment or Other Relationship. The Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant's employment or other relationship with the Corporation or a Subsidiary.

         Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

         No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

         Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a "cashless exercise" program if established by the Corporation; (iv) by a combination of the methods described in (i) through
(iii) above; or (v) by such other methods as the Committee may deem appropriate.

         Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

         Maximum Awards. The maximum number of shares of Common Stock that may be issued to any single Participant pursuant to options under this Plan is equal to the maximum number of shares provided for in paragraph (a) of Section V.

     Termination, Modification and Amendments

         The Committee may at any time terminate this Plan or from time to time make such modifications or amendments of this Plan as it may deem advisable; provided, however, that no amendments to this Plan which require stockholder approval under applicable law, rule or regulation shall become effective unless the same shall be approved by the requisite vote of the Corporation's stockholders.

         No termination, modification or amendment of this Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

     Recapitalization

         The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award, and the per share price thereof set forth in each outstanding Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities or other consideration available, to the extent it is deemed necessary or desirable to preserve the intended benefits of this Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

     No Right to Employment

         Except as provided in Section VII with respect to Director Options, no person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under this Plan, except as provided herein or in any Award Agreement issued hereunder or in any other agreement applicable between a Participant and the Corporation or a Subsidiary.

     Governing Law

         To the extent that federal laws do not otherwise control, this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

     Savings Clause

         This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

     Effective Date and Term

         This Plan shall be effective as of the Effective Date.

         This Plan shall terminate on the tenth anniversary date of the Effective Date. No Awards shall be granted after the termination of this Plan.

                                                                    APPENDIX D

           FORM OF HEXCEL CORPORATION MANAGEMENT STOCK PURCHASE PLAN
                   AS AMENDED AND RESTATED _______ __, 2003

         1. Purposes

         This Hexcel Corporation Management Stock Purchase Plan, as approved by the stockholders of the Corporation on May 11, 2000, as amended and restated as of December 19, 2000, is hereby further amended and restated as of ________ __, 2003 as authorized by the Board on December 12, 2002 (as so amended and restated, the "Plan"). The purposes of the Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between annual incentive executive compensation and stockholder return and to enable executives to purchase stock by using a portion of their annual incentive compensation so that they can develop and maintain a substantial stock ownership position in the Corporation.

         2. Definitions

         As used in this Plan, the following words and phrases shall have the meanings indicated:

         "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. The term "Control" shall have the meaning specified in Rule 12b-2 under the Exchange Act.

         "Agreement" shall mean an agreement entered into between the Corporation and a Participant in connection with a grant under the Plan.

         "Annual Bonus" shall mean the bonus earned by a Participant for any Corporation fiscal year under the Annual Plan.

         "Annual Plan" shall mean the Hexcel Corporation Management Incentive Compensation Plan or any substitute plan, as amended from time to time.

         "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

         "Board" shall mean the Board of Directors of the Corporation.

         "Cause" shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Corporation (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Corporation, which demand specifically identifies the manner in which the Corporation believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Corporation or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and
(ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Corporation.

         "Change in Control" shall have the meaning given in Article 6 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Committee" shall mean the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board.

         "Corporation" shall mean Hexcel Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

         "Disability" shall mean that, as a result of the Participant's incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the Participant's usual duties as an employee for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         "Fair Market Value" per share of Stock shall be the average of the closing prices on the NYSE Consolidated Transactions Tape for the five trading days immediately preceding the relevant valuation date and "Fair Market Value" of a Restricted Stock Unit on any valuation date shall be deemed to be equal to the Fair Market Value of a share of Stock on such valuation date.

         "Participant" shall mean a person who receives a grant of Restricted Stock Units under the Plan; all such grants are sometimes referred to herein as "purchases".

         "Person", as used in Article 6 hereof, shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act.

         "Plan" means this Hexcel Corporation Management Stock Purchase Plan, as amended from time to time.

         "Restricted Period" shall have the meaning given in Sections 5(c) and 5(h) hereof.

         "Restricted Stock Unit" or "Restricted Stock Units" shall have the meaning given in Section 5 hereof.

         "Retirement" shall mean the termination of a Participant's employment (other than by reason of death or Cause) which occurs either (i) at or after age 65 or (ii) at or after age 55 after five (5) years of employment by the Corporation (or a Subsidiary thereof).

         "Stock" shall mean shares of the common stock of the Corporation, par value $.01 per share.

         "Stockholders Agreement" shall mean any stockholders agreement, governance agreement or other similar agreement between the Corporation and a holder or holders of Voting Securities.

         "Subsidiary" shall mean any subsidiary of the Corporation (whether or not a subsidiary at the date the Plan is adopted) which is designated by the Committee to participate in the Plan.

         "Term" shall have the meaning given in Article 14 hereof.

         "Voting Securities" shall mean Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation.

         3. Stock

         The maximum number of shares of Stock which shall be reserved for the grant of Restricted Stock Units under the Plan shall be 550,000, which number shall be subject to adjustment as provided in Article 7 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Corporation.

         If any outstanding grant of Restricted Stock Units under the Plan should, for any reason be cancelled or be forfeited before all its restrictions lapse, the shares of Stock allocable to the cancelled or terminated portion of such grant shall (unless the Plan shall have been terminated) become available for subsequent grants under the Plan.

         4. Eligibility

         During the Term of the Plan any Participant in the Annual Plan (who has been designated by the Committee as a Participant in this Plan) can elect to receive up to fifty (50%) percent of the Participant's Annual Bonus in Restricted Stock Units granted pursuant to, and subject to the terms and conditions of, this Plan. Except as otherwise provided by the Committee in its discretion with respect to the first fiscal year of the Corporation in which
(i) the Plan is in effect or (ii) a Participant participates in the Plan, any such election by a Participant must be made at least six months prior to the day the amount of the Participant's Annual Bonus is finally determined under the Annual Plan. Since the Restricted Stock Units are "purchased" with part or all of the Annual Bonus, all Restricted Stock Unit grants under this Plan are sometimes referred to herein as "purchases." For purposes of the Plan, the date of purchase of a Restricted Stock Unit shall be deemed to be the date the Annual Bonus (from which the purchase funds are derived) is payable.

         5. Restricted Stock Units

         Each grant of Restricted Stock Units under the Plan shall be evidenced by a written agreement between the Corporation and the Participant, in such form as the Committee shall from time to time approve, and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

               (a) NUMBER OF RESTRICTED STOCK UNITS. Each agreement shall state the number of Restricted Stock Units to be subject to a grant.

               (b) PRICE. The price of each Restricted Stock Unit purchased under the Plan shall be eighty (80%) percent of its Fair Market Value on the date of purchase. Notwithstanding any other provision of the Plan, in no event shall the price per Restricted Stock Unit be less than the par value per share of Stock.

               (c) NORMAL VESTING; NORMAL END OF RESTRICTED PERIOD. Subject to
         Section 5(d) hereof, one-third (1/3) of Restricted Stock Units purchased on a given date shall vest on each of the first three anniversaries of the date of purchase, but the Restricted Period of all Restricted Stock Units purchased on that date shall end on the third anniversary thereof.

               (d) ACCELERATION OF VESTING AND END OF RESTRICTED PERIOD. Notwithstanding Section 5(c) hereof, a Participant's Restricted Stock Units shall immediately become completely vested and their respective Restricted Periods shall end upon the first to occur of (x) a Change in Control, (y) the involuntary termination of the Participant's employment without Cause, or (z) the termination of a Participant's employment by reason of Retirement or the Participant's death or Disability. Additionally, the Committee shall have the authority to vest any or all of a Participant's Restricted Stock Units and to end their respective Restricted Periods at such earlier time or times and on such terms and conditions as the Committee shall deem appropriate.

               (e) PAYMENT AT END OF RESTRICTED PERIOD. Upon the end of the Restricted Period with respect to a Restricted Stock Unit, the Participant (or the Participant's estate, in the event of the Participant's death) will receive payment of all the Participant's Restricted Stock Units in the form of an equal number of unrestricted shares of Stock.

               (f) TERMINATION DURING THE RESTRICTED PERIOD AND VESTED RESTRICTED STOCK UNITS; PAYMENT. If the termination of the employment of a Participant occurs during the Restricted Period, the Participant (or the Participant's estate, in the event of the Participant's death) will receive unrestricted shares of Stock equal in number to the Participant's vested Restricted Stock Units.

               (g) TERMINATION DURING RESTRICTED PERIOD AND UNVESTED RESTRICTED STOCK UNITS; PAYMENT. If the termination of the employment of a Participant occurs during the Restricted Period, the Participant will receive a cash payment equal to eighty (80%) percent of the Fair Market Value of the Participant's unvested Restricted Stock Units on the date of their purchase.

               (h) RESTRICTIONS. Restricted Stock Units (whether or not vested) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Period. The Committee may also impose such other restrictions and conditions on the shares as it deems appropriate.

         6. Change in Control of the Corporation

         For purposes of the Plan, the term "Change in Control" shall mean any of the following events:

     (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of 40% or more of either (a) the then outstanding Stock of the Corporation (the "Outstanding Common Stock") or (b) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Corporation (the "Total Voting Power"); excluding, however, the following: (i) any acquisition by the Corporation or any of its Controlled Affiliates, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Controlled Affiliates and (iii) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph
(3) below; or


     (2) a change in the composition of the Board such that the individuals who, as of ________ __, 2003 constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such date whose election, or nomination for election by the Corporation's stockholders, was made or approved pursuant to the terms of each then existing Stockholders Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; orthereor there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding, however, such a Corporate Transaction (a) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (b) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries); or


     (3) the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

         7. Recapitalization

         The aggregate number of shares of Stock as to which Restricted Stock Units may be granted to Participants and the number of shares thereof covered by each outstanding Restricted Stock Unit, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

         8. Payment of Withholding Taxes

         Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of distributions in shares of Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such Stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the shared distributed.

         9. RIGHTS AS A STOCKHOLDER

         A Participant or a transferee of a grant shall have no rights as a stockholder with respect to any shares of Stock which may become issuable pursuant to the grant until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (whether ordinary or extraordinary, and whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 7 hereof.

         10. No Rights to Employment

         No person shall have any claim or right to be a Participant in the Plan, and the grant hereunder shall not be construed as giving a Participant the right to be retained in the employ of, or in the other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement issued hereunder or in any other agreement applicable between a Participant and the Corporation or a Subsidiary.

         11. Administration

         The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Restricted Stock Units; to determine the persons to whom, and the time or times at which grants shall be granted; to determine the number of Restricted Stock Units to be covered by each grant; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical) and to cancel or suspend grants, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

         The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. The Committee may appoint a chairperson and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. The Committee shall hold its meetings at such times and places (and its telephonic meetings at such times) as it shall deem advisable. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Corporation, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

         No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any grant hereunder.

         12. AMENDMENT AND TERMINATION OF THE PLAN

         The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that an amendment for which the Board determines stockholder approval is necessary or appropriate under the circumstances then prevailing shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Article 7 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any grant previously made to a Participant, unless the written consent of the Participant is obtained.

         13. GOVERNING LAW

         The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

         14. Effective Date and Term

         The Plan is hereby amended and restated herein as of ________ __, 2003. The Plan shall replace the Management Stock Purchase Plan in effect immediately prior thereto (the "Prior Plan"), but all Restricted Stock Units granted under the Prior Plan shall remain outstanding pursuant to the terms thereof.

         The Plan shall terminate on March 31, 2010. No Restricted Stock Units shall be granted after the termination of the Plan.

                                                                    APPENDIX E

           FORM OF HEXCEL CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                AS AMENDED AND RESTATED AS OF _______ __, 2003


1. Purpose. The Plan is intended to provide Employees (as defined herein) of the Company and its Designated Subsidiaries, with the opportunity to apply a portion of their compensation to the purchase of Common Stock of the Company in accordance with the terms of the Plan, to promote and increase the ownership of Common Stock by such employees and to better align the interests of the Company's employees and its stockholders and to thereby increase overall stockholder value.

2. Definitions.

         (a) "Board" means the Board of Directors of the Company.

         (b) "Brokerage Firm" means any brokerage firm selected by the Company, from time to time, to establish Investment Accounts for the Participants under the Plan.

         (c) "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Committee" means a committee formed or designated by the Board to administer the Plan.

         (e) "Common Stock" means the Common Stock, $0.01 par value, of the Company.

         (f) "Company" means Hexcel Corporation, a Delaware corporation.

         (g) "Compensation" means all cash compensation, to include regular straight time gross earnings, overtime, shift premium, cash bonuses and commissions.

         (h) "Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee other than ordinary vacation and short-term disability absences. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

         (i) "Contributions" means all amounts credited to the Plan Account of a Participant pursuant to the Plan.

         (j) "Designated Subsidiaries" means the Subsidiaries which have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

         (k) "Employee" means any person, excluding any officer or director or other person or group of persons excluded from the Plan as provided herein, who is a direct employee and on the payroll of the Company or one of its Designated Subsidiaries and who is employed for at least thirty
     (30) hours per week and more than 1,000 hours in a calendar year by the Company or one of its Designated Subsidiaries. The term Employee specifically excludes any person or group of persons who is classified by the Company or its Designated Subsidiary as a temporary employee, contract employee, reserve employee or similar non-direct or temporary designation. It is the intention of the Company that the definition of Employee in this Plan (as applied by the Committee in its sole discretion) shall be determinative for purposes of participation in the Plan, regardless of how a person may be characterized by the Company or its Designated Subsidiary for any other purpose.

         (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (m) "Exercise Date" means the last day of each Offering Period of the Plan.

         (n) "Investment Account" means an Employee Stock Purchase Plan account at the Brokerage Firm that is established for each Participant and in which all shares of Common Stock purchased by the Participant pursuant to the Plan are held.

         (o) "Offering Date" means the first business day of each Offering Period of the Plan.

         (p) "Offering Period" means a period of three (3) calendar months.

         (q) "Participant" means any Employee who is eligible to participate in the Plan who has delivered a Subscription Agreement to the Company, whose employment has not terminated and who has not delivered to the Company a Participation Termination Notice.

         (r) "Participation Termination Notice" has the meaning given thereto in Section 10 hereof.

         (s) "Plan" means this Employee Stock Purchase Plan.

         (t) "Plan Account" means, with respect to each Participant, an account established by the Company to record Contributions to the Plan made by such Participant and the use of such Contributions as they are either (i) applied by the Company for the purchase of Common Stock under the Plan for the account of such Participant or (ii) repaid to such Participant pursuant to the Plan.

         (u) "Subsidiary" shall mean a corporation, domestic or foreign, of which more than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility. Any person who has been continuously employed as an Employee for six (6) months as of the Offering Date of a given Offering Period and has reached the age of majority in the state of his or her residence shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a).

4. Offering Periods. The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on January 1 of each year (or at such other time or times as may be determined by the Committee), and subsequent Offering Periods will commence on the first day of each calendar quarter (i.e., April 1, July 1, October 1). The Plan shall continue until terminated in accordance with Section 22 hereof. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings if such change is announced at least fifteen (15) calendar days prior to the scheduled beginning of the first Offering Period to be affected.

5. Participation.

         (a) An Employee who is eligible to participate in the Plan pursuant to Section 3 hereof may become a participant in the Plan by completing a subscription agreement in the form provided by the Company (a "Subscription Agreement") and filing it with the appropriate representative of the Company or the Designated Subsidiary that employs such Employee in accordance with the terms of the Subscription Agreement at any time during the initial Offering Period of the Plan or, for subsequent Offering Periods, not later than fifteen (15) calendar days prior to any Offering Date, unless a later time for filing Subscription Agreements is established by the Committee for all eligible Employees with respect to a given Offering Period. Each eligible Employee's Subscription Agreement shall set forth either (1) the whole percentage of the Participant's Compensation (which shall be not less than 1% and not more than 10%) or (2) the whole dollar amount (that shall not be less than $5.00 and not more than an amount equal to 10% of such Participant's Compensation) to be deducted by the Company from the Participant's Compensation as Contributions to the Plan. Each Subscription Agreement shall constitute the Employee's (i) election to participate in the Plan for all subsequent Offering Periods until such time as (1) the Company has received notice of termination of participation from such Employee pursuant to Section 10, (2) a new Subscription Agreement designating a different level of participation is delivered to the Company by such Employee or (3) such Employee's termination of employment, and (ii) authorization for the Company to withhold (in the manner determined by the Company or the applicable Subsidiary) any taxes that are required to be withheld by the Company or the applicable Subsidiary due to the Employee's participation in the Plan or the exercise of any Option or purchase of any Common Stock under the Plan.

         (b) Payroll deductions with respect to each Participant shall commence on the first payday following the first Offering Date following the Company's receipt of the applicable Subscription Agreement and shall end on the last payday on or prior to the termination of such Employee's employment with the Company, unless sooner terminated by the Participant as provided in Section 10, provided that payroll deductions will begin on the first pay period commencing after the delivery of a Subscription Agreement for Participants who join the Plan during the initial Offering Period. To the extent that the Participant elects to have a percentage of his or her compensation deducted, payroll deductions shall automatically be increased or decreased to reflect changes in Compensation during such Offering Period, but a Participant shall not otherwise be entitled to increase or decrease his or her contribution rate during an Offering Period.

6. Method of Payment of Contributions.

         (a) The Participant shall elect to have payroll deductions made on each payday during the Offering Period either (1) in a whole percentage amount of between one percent (1%) and not more than ten percent (10%) of such Participant's Compensation on each such payday or (2) in a whole dollar amount (that shall be not less than $5.00 and not more than an amount equal to 10% of such Participant's Compensation) of such Participant's Compensation on each such payday, provided that the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the Participant's aggregate Compensation during said Offering Period. All payroll deductions made with respect to a Participant shall be credited to his or her Plan Account. A Participant may not make any additional payments into his or her Plan Account or Investment Account.

         (b) A Participant may discontinue his or her participation in the Plan as provided in Section 10. A Participant may increase or decrease the rate of his or her Contributions for future Offering Periods by completing and filing with the Company a new Subscription Agreement no later than fifteen (15) calendar days prior to the beginning of the Offering Period for which such change will become effective. Subject to the prior sentence, the change in rate shall be effective as of the first pay period ending in the first new Offering Period following the date of filing of the new Subscription Agreement.

7. Grant of Option. On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date during such Offering Period a number of shares of Common Stock determined by dividing such Employee's Contributions accumulated during such Offering Period prior to such Exercise Date and retained in the Participant's Plan Account as of the Exercise Date by eighty-five percent (85%) of the closing price of the Common Stock as determined from the New York Stock Exchange Consolidated Transaction Tape on the Exercise Date or, if there were no sales of Common Stock on such date, on the next preceding date on which such closing price was recorded.

8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10, each Participant's option for the purchase of shares for a particular Offering Period will be exercised automatically on the Exercise Date of such Offering Period, and the maximum number of whole and fractional shares subject to option will be purchased for the Participant at the price described in Section 7 with the Contributions which were made to the Participant's Plan Account during such Offering Period. The shares of Common Stock purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Exercise Date. A Participant's option to purchase shares of Common Stock hereunder will be exercised only during the Participant's lifetime.

9. Delivery. As promptly as reasonably practicable following each Exercise Date, the Company shall cause the shares purchased by each Participant to be credited to such Participant's Investment Account. The Company will deliver to the Brokerage Firm or its nominee a stock certificate or other evidence representing all of the full and fractional shares that are to be allocated to the Participant's Investment Accounts, rounded up to the nearest full share (and taking into account any excess shares or fractional shares which are then held by the Brokerage Firm from prior deliveries). Notwithstanding the prior sentence, in lieu of rounding the number of shares up to the nearest full share, the Company may round down to the nearest full share and pay to the Brokerage Firm an amount in cash equal to the value of the fractional share that would otherwise be delivered. Upon termination of the plan, the Brokerage Firm will redeliver to the Company all shares (including fractional shares) of Common Stock that are not allocated to Investment Accounts.

10. Withdrawal; Termination of Employment.

         (a) A Participant may withdraw all but not less than all the Contributions credited to his or her Plan Account, which have not been applied to the purchase of Common Stock, prior to the Exercise Date of the Offering Period, by giving written notice to the Company (a "Participation Termination Notice") not less than ten (10) calendar days prior to the Exercise Date of such Offering Period. Any Participation Termination Notice delivered subsequent to the tenth calendar day prior to any Exercise Date shall not be effective during the Offering Period during which it was delivered, but will be effective as of the first day of the immediately succeeding Offering Period. Upon the effectiveness of an Employee's Participation Termination Notice, all of the Participant's Contributions credited to his or her Plan Account, which have not been applied to the Purchase of Common Stock, and any taxes that the Company or a Designated Subsidiary withheld in connection therewith, will be paid promptly to the Participant, without interest, and his or her outstanding option will automatically terminate. An Employee who terminates his or her participation in the Plan will not be again eligible to participate in the Plan until the commencement of the first Offering Period following the expiration of the Offering Period during which the Participant's Participation Termination Notice becomes effective.

         (b) Upon termination of a Participant's Continuous Status as an Employee prior to the Exercise Date of the then current Offering Period for any reason, including retirement or death, the Contributions credited to his or her Plan Account, together with all taxes that the Company or a Designated Subsidiary has withheld in connection therewith, will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, without interest, and his or her outstanding option and future participation in the Plan will automatically terminate.

         (c) Other than as set forth in Section 10(a), a Participant's withdrawal from the Plan, whether voluntary or involuntary, will not affect his or her eligibility to participate in the Plan in the future should he or she again qualify for participation or in any similar plan which may hereafter be adopted by the Company.

11. Interest. No interest shall accrue on the Contributions of a Participant in the plan or any taxes withheld in connection therewith.

12. Stock.

         (a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 604,574 shares, subject, however, to adjustment upon changes in capitalization of the Company as provided in Section 18. Such shares shall be reserved from the Company's authorized but unissued shares and/or treasury shares that are not otherwise reserved for issuance under any other plan or with respect to any convertible security. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7 hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any amounts remaining in a Participant's Plan Account not applied to the purchase of Common Stock pursuant to this Section 12 shall be refunded on or promptly after the applicable Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall cease future withholdings and Contributions under the Plan. Only the number of shares that are issued pursuant to exercised options shall reduce the number of shares available under the Plan. Shares that become subject to options which are later terminated shall again be available under the Plan.

         (b) Participants will have no interest (including any interest in any ordinary or special dividends) or voting right in shares of Common Stock that are subject to any option until such option has been exercised.

         (c) Upon the written request of the Employee delivered to the Brokerage Firm, the Brokerage Firm will (i) have a share certificate issued for any number of whole shares held in the Employees Investment Account as of the date of such notice and, (ii) if the Employee is no longer participating in the Plan, pay to the Employee in cash an amount equal to the value of any fractional shares held in the Employee's Investment Account as of the date of such notice. Upon termination of an Employee's employment with the Company for any reason, the Company will
     (i) cause the Brokerage Firm to have a share certificate issued for the full number of whole shares held in the Employee's Investment Account as of the date of such termination, and (ii) pay to the Employee in cash an amount equal to the value of any fractional shares held in the Employee's Investment Account as of the date of such termination. All amounts to be paid to an Employee pursuant to this Section 12(c) with respect to fractional shares shall be determined by reference to the closing price of the Common Stock determined from the New York Stock Exchange Consolidated Transaction Tape on the date of the Employee's notice to the Company or termination, as applicable, or, if there were no sales of the Common Stock on such date, on the next preceding day on which such closing price was recorded. With respect to the certification and delivery to the Employee of the shares held in the Employee's Investment Account, the Company shall pay the fee charged by the Brokerage Firm for such service for the issuance of not more than four certificates per Participant in any calendar year.

13. Administration.

         (a) Except as otherwise determined by the Board, the Committee shall administer the Plan. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan and the determinations of the Board, to administer the Plan and to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to determine, from time to time, eligible Employees; to interpret and construe the Plan and the provisions of the Subscription Agreements; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Subscription Agreements (which need not be identical) and to cancel or suspend the participation of any Employee or group of Employees, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee or the Board may make any modification or amendment to the Plan that it deems necessary or advisable in order to implement the Plan in a manner consistent with any law or regulation applicable to the Company or any Designated Subsidiary. The Committee shall inform all Participants and Employees eligible to participate in the Plan, who would be affected thereby, of any such modification or amendment.

         (b) The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. The Committee may appoint a chairperson and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. The Committee shall hold its meetings at such times and places (and its telephonic meetings at such times) as it shall deem advisable. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Except to the extent otherwise determined by the Board, all decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including, without limitation, the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

         (c) No member of the Board or of the Committee shall be liable for any action or determination made in good faith, and the members of the Board or of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation, as it may be amended from time to time.

14. Designation of Beneficiary.

         (a) A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant's Plan Account or Investment Account in the event of such Participant's death by delivering notice of such beneficiary to the Company. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

         (b) The Participant (subject to spousal consent) may change such designation of beneficiary at any time by written notice delivered to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate or as may be required by law.

15. Transferability. Neither Contributions credited to a Participant's Plan Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10. No Contribution made under this Plan or amount representing a Participant's Plan Account balance shall be subject to execution, attachment or process.

16. Use of Funds. The Participants' rights with respect to Contributions made to the Plan and the balances, from time to time, in their respective Plan Accounts shall be those of general creditors of the Company or of the applicable Designated Subsidiary. All Contributions received or held by the Company or a Designated Subsidiary under the Plan may be used for any corporate purpose, and the Company or Designated Subsidiary, as applicable, shall not be obligated to segregate such Contributions.

17. Reports and Fees of Investment Accounts. Individual Investment Accounts will be maintained for each Participant. Statements of account will be given to Participants promptly following each Exercise Date, which statements will set forth the total amount of Contributions to the Plan Account during the most recently completed Offering Period, the per share purchase price and the number of shares purchased on the most recent Exercise Date, and the total number of shares and fractional shares held in such Participant's Investment Account. The Company shall pay the annual and any extraordinary maintenance fees for each Investment Account and the certification fees referenced in
Section 12 above. The Participant will be responsible for paying all transaction fees and any certification fee not paid by the Company pursuant to
Section 12 hereof.

18. Adjustments Upon Changes in Capitalization.

         (a) The number of shares of Common Stock covered by each unexercised option under the Plan and the number of shares of Common Stock which have been authorized for issuance under the Plan but which have not yet been issued and are not subject of an unexercised option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan for which the exercise price has been determined but which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

         (b) In the event of the proposed dissolution or liquidation of the Company, the then current Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).

         (c) The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination. The Board may at any time terminate or amend the Plan; provided, however, that no amendment to the Plan which requires stockholder approval under applicable law, rule or regulation shall become effective unless the same shall be approved by the requisite vote of the Company's stockholders. Except as provided in Section 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.

         (a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. If the issuance of any shares of Common Stock pursuant to the Plan is not so registered under the Securities Act, certificates for such shares shall bear a legend reciting the fact that such shares may only be transferred pursuant to an effective registration statement under the Securities Act or an opinion of counsel to the Company that such registration is not required. The Company may also issue "stop transfer" instructions with respect to such shares while they are subject to such restrictions.

         (c) The Company shall use its best efforts to have the shares issued under the Plan listed on each securities exchange on which the Common Stock is then listed as promptly as possible. The Company shall not be obligated to issue or sell any shares under the Plan until they have been listed on each securities exchange on which the Common Stock is then listed.

         (d) The Company will promptly file with the Securities and Exchange Commission a registration statement on Form S-8 covering the issuance of the shares of Common Stock pursuant to this Plan, cause such registration statement to become effective, and keep such registration statement effective for the period that this Plan is in effect.

22. Term of Plan. The Plan became effective upon its adoption by the Board on May 22, 1997 and shall continue in effect until the earliest to occur of (i) purchase of all shares of Common Stock subject to the Plan, (ii) May 22, 2007, and (iii) the date the Plan is terminated pursuant to Section 19.

23. Governing Law. To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

24. Savings Clause. This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulations, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

                             [FORM OF PROXY CARD]

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                              HEXCEL CORPORATION
                              Two Stamford Plaza
                             281 Tresser Boulevard
                          Stamford, Connecticut 06901

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS


                       To be held on March 18, 2003


    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HEXCEL CORPORATION


         The undersigned stockholder of Hexcel Corporation ("Hexcel") hereby appoints David E. Berges, Stephen C. Forsyth and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on February 12, 2003 at the Special Meeting of Stockholders (the "Special Meeting") to be held at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut on March 18, 2003 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated February 14, 2003, receipt of which is hereby acknowledged.


                              [SEE REVERSE SIDE]

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

 (Face of proxy card)

                             [FORM OF PROXY CARD]

Please date, sign and mail your
proxy card back as soon as possible

Special Meeting of Stockholders

HEXCEL CORPORATION


March 18, 2003


Please detach and mail in the envelope provided

[X] Please mark your votes as in this example

1.          Proposal to approve:

     |_| the issuance and sale of 77,875 shares of Hexcel's series A convertible preferred stock and 77,875 shares of Hexcel's series B convertible preferred stock (and the issuance of shares of Hexcel common stock issuable upon conversion of such shares of series A and series B convertible preferred stock) to affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC for approximately $77.9 million in cash (before giving effect to certain transaction costs); and

     |_| the issuance and sale of 47,125 shares of Hexcel's series A convertible preferred stock and 47,125 shares of Hexcel's series B convertible preferred stock (and the issuance of shares of Hexcel common stock issuable upon conversion of such shares of series A and series B convertible preferred stock) to investment partnerships affiliated with The Goldman Sachs Group, Inc. for approximately $47.1 million in cash (before giving effect to certain transaction costs);

            FOR                        AGAINST                 ABSTAIN
            [_]                         [_]                      [_]

            The board of directors of Hexcel recommends a vote FOR approval of the issuances and sales described above.

2. Proposal to approve an amendment to Hexcel's restated certificate of incorporation to increase the number of shares of common stock that Hexcel is authorized to issue from 100,000,000 to 200,000,000;

            FOR                     AGAINST                 ABSTAIN
            [_]                       [_]                    [_]

            The board of directors of Hexcel recommends a vote FOR the amendment to Hexcel's restated certificate of incorporation.

            THE ISSUANCES AND SALES OF SHARES REFERRED TO IN PROPOSAL #1 ABOVE ARE CONDITIONED ON THE APPROVAL OF BOTH PROPOSAL #1 AND PROPOSAL #2 ABOVE.

3.          Proposals to adopt:

            (a)     the Hexcel Corporation 2003 Incentive Stock Plan

                    FOR                 AGAINST                 ABSTAIN
                    [_]                  [_]                      [_]

            (b) an amendment to the Hexcel Corporation Management Stock Purchase Plan to increase by 200,000 the number of shares reserved for the grant of restricted stock units under the Management Stock Purchase Plan

                    FOR                 AGAINST                 ABSTAIN
                    [_]                   [_]                     [_]

            (c) an amendment to the Hexcel Corporation Employee Stock Purchase Plan to increase by 150,000 the number of shares available for sale under the Employee Stock Purchase Plan

                    FOR                 AGAINST                ABSTAIN
                    [_]                   [_]                    [_]

            The board of directors recommends a vote FOR each of the equity incentive plans proposals.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

            Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Signature(s)____________________                         DATED:______, 2003

Note: Please sign exactly as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation, partnership or as agent, attorney or fiduciary, please indicate the capacity in which you are signing.

(Reverse of proxy card)